SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE TORO COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF 2015

ANNUAL MEETING AND

PROXY STATEMENT

FOR MARCH 17, 2015

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The Toro Company 8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196 Telephone 952-888-8801

February  3, 2015

Dear Fellow Shareholders:

I am pleased to invite you to join us for The Toro Company 2015 Annual Meeting of Shareholders to be held on Tuesday, March 17, 2015, at 1:30 p.m., Central Daylight Time, at our corporate offices. A live, listen-only audio webcast of the meeting will be available at www.thetorocompany.com. Details about the annual meeting, nominees for election to the Board of Directors and other matters to be acted on at the annual meeting are presented in the notice and proxy statement that follow.

It is important that your shares be represented at the annual meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Accordingly, please exercise your right to vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the proxy statement.

On behalf of your Toro Board of Directors and Management, it is my pleasure to express our appreciation for your continued support.

Sincerely,

Michael J. Hoffman

Chairman and CEO

You can help us make a difference by eliminating paper proxy mailings. With your consent, we will provide all future proxy materials electronically. Instructions for consenting to electronic delivery can be found on your proxy card or at www.proxyvote.com. Your consent to receive shareholder materials electronically will remain in effect until canceled.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Toro Company 2015 Annual Meeting of Shareholders will be held on Tuesday, March 17, 2015, at 1:30 p.m., Central Daylight Time, at our corporate offices located at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196, for the following purposes:

1.	To elect as directors the three nominees named in the attached proxy statement, each to serve for a term of three years ending at the 2018 Annual Meeting of Shareholders;

2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2015;

3.	To approve, on an advisory basis, our executive compensation;

4.	To approve The Toro Company Amended and Restated 2010 Equity and Incentive Plan; and

5.	To transact any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

We currently are not aware of any other business to be brought before the annual meeting. Shareholders of record at the close of business on January 20, 2015, the record date, will be entitled to vote at the annual meeting or at any adjournment or postponement of the annual meeting.

A shareholder list will be available at our corporate offices beginning March 6, 2015, during normal business hours for examination by any shareholder registered on our stock ledger as of the record date for any purpose germane to the annual meeting.

Since a majority of the outstanding shares of our common stock must be represented either in person or by proxy to constitute a quorum for the conduct of business, please promptly vote your shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the proxy statement.

February 3, 2015

BY ORDER OF THE BOARD OF DIRECTORS

TIMOTHY P. DORDELL

Vice President, Secretary and

General Counsel

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THE TORO COMPANY

8111 Lyndale Avenue South

Bloomington, Minnesota 55420-1196

PROXY STATEMENT

2015 ANNUAL MEETING OF SHAREHOLDERS

TUESDAY, MARCH 17, 2015

1:30 p.m. Central Daylight Time

The Toro Company Board of Directors is using this proxy statement to solicit your proxy for use at The Toro Company 2015 Annual Meeting of Shareholders to be held at 1:30 p.m., Central Daylight Time, on Tuesday, March 17, 2015. We intend to send a Notice Regarding the Availability of Proxy Materials for the annual meeting and make proxy materials available to shareholders (or for certain shareholders and for those who request, a paper copy of this proxy statement and the form of proxy) on or about February 3, 2015. Please note that references in this proxy statement to “Toro,” our “Company,” “we,” “us,” “our” and similar terms refer to The Toro Company.

NOTE ABOUT FORWARD LOOKING STATEMENTS

Certain statements in this proxy statement are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are subject to the safe harbor created by those sections. Forward-looking statements are based on our current expectations of future events, and are generally identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” “can,” “seek,” and similar expressions or future dates. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. The most significant factors known to us that could materially adversely affect our business, operations, industry, financial position, or future financial performance are described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on December 22, 2014, in Part I, Item 1A, “Risk Factors.” You should not place undue reliance on any forward-looking statement, which speaks only as of the date made, and should recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described in our Annual Report on Form 10-K, including in Part I, Item 1A, “Risk Factors,” as well as others that we may consider immaterial or do not anticipate at this time. The risks and uncertainties described in our Annual Report on Form 10-K are not exclusive and further information concerning our company and our businesses, including factors that potentially could materially affect our operating results or financial condition, may emerge from time to time. We undertake no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we file with or furnish to the SEC.

GENERAL INFORMATION ABOUT THE 2015 ANNUAL MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on Tuesday, March 17, 2015.

This proxy statement and our 2014 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2014, are available at www.thetorocompany.com/proxy.

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to our shareholders of record and beneficial owners (other than those beneficial owners who hold shares of our common stock in The Toro Company Investment, Savings and Employee Stock Ownership Plan, or IS&ESOP, The Toro Company Profit Sharing Plan for Plymouth Union Employees, The Toro Company Deferred Compensation Plan for Officers, or the Deferred Plan for Officers, The Toro Company Deferred Compensation Plan for Non-Employee Directors, or the Deferred Plan for Directors, and those record and beneficial owners who previously have requested that they receive electronic or paper copies of our proxy materials). All shareholders have the ability to access our proxy materials on the website referred to in the Notice Regarding the Availability of Proxy Materials (www.proxyvote.com) or request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or request a printed copy of our proxy materials may be found in the Notice Regarding the Availability of Proxy Materials. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

When and Where Will the Annual Meeting Be Held?

The annual meeting will be held on Tuesday, March 17, 2015, at 1:30 p.m., Central Daylight Time, at our corporate offices located at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196.

What Are the Purposes of the Annual Meeting?

The purposes of the 2015 Annual Meeting of Shareholders are to vote on the following items:

1.	To elect as directors the three nominees named in this proxy statement, each to serve for a term of three years ending at the 2018 Annual Meeting of Shareholders;

2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2015;

3.	To approve, on an advisory basis, our executive compensation;

4.	To approve The Toro Company Amended and Restated 2010 Equity and Incentive Plan; and

5.	To transact any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

Who Is Entitled to Vote at the Annual Meeting?

Shareholders of record at the close of business on January 20, 2015, the record date, will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting. As of January 20, 2015, there were 55,997,094 outstanding shares of our common stock. Each share of our common stock is entitled to one vote on each matter to be voted on at the annual meeting. Shares of our common stock that are held by us in our treasury are not counted as outstanding shares and will not be voted.

What Does It Mean If I Receive More Than One Notice or Set of Proxy Materials?

If you hold shares in more than one account, you may receive multiple copies of the Notice Regarding the Availability of Proxy Materials and/or electronic or paper copies of our proxy materials. If you are a participant in our Dividend Reinvestment Plan, shares registered in your name are combined with shares you hold in that plan. Similarly, where possible, shares registered in your name are combined with shares you hold, if any, as a participant in certain Toro employee benefit plans. However, shares you hold in “street name” (through a broker, bank or other nominee) are not combined with shares registered in your name or held as a participant in Toro employee benefit plans. If you receive more than one Notice Regarding the Availability of Proxy Materials and/or electronic or paper copies of our proxy materials, you must vote separately for each notice, e-mail notification or proxy and/or voting instruction card having a unique control number to ensure that you vote all of your shares.

How Do I Vote My Shares?

Your vote is important. If your shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods:

•

Vote by Internet, by going to www.proxyvote.com and following the instructions for Internet voting shown on your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form.

•	Vote by Telephone, by dialing 800-690-6903 and following the instructions for telephone voting shown on your proxy card.

•

Vote by Proxy Card, by completing, signing, dating and mailing your proxy card in the envelope provided if you received a paper copy of these proxy materials. If you vote by Internet or telephone, please do not mail your proxy card.

If you hold shares as a participant in certain Toro employee benefit plans, you may vote your shares by one of the three methods noted above. If your shares are held in “street name,” you may receive a separate voting instruction form with this proxy statement or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or by telephone.

How Will My Shares Be Voted?

If you return your signed proxy card or use Internet or telephone voting before the annual meeting, the named proxies will vote your shares as you direct. If you hold shares as a participant in certain Toro employee benefit plans, the trustee for such plan will cause your shares to be voted confidentially in accordance with your instructions.

For Proposal One—Election of Directors, you may:

•	Vote FOR all three nominees;

•	WITHHOLD your vote from all three nominees; or

•	WITHHOLD your vote from one or more nominees you designate.

For Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm, Proposal Three—Advisory Approval of Executive Compensation and Proposal Four—Approval of The Toro Company Amended and Restated 2010 Equity and Incentive Plan, you may:

•	Vote FOR the proposal;

•	Vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

If your shares are registered in your name and you send in your proxy card or use Internet or telephone voting but you do not specify how you want to vote your shares, the proxies will vote your shares FOR all three nominees for election to the Board in Proposal One—Election of Directors, FOR Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm, FOR Proposal Three—Advisory Approval of Executive Compensation and FOR Proposal Four—Approval of The Toro Company Amended and Restated 2010 Equity and Incentive Plan. If you hold shares as a participant in certain Toro employee benefit plans and you do not provide voting instructions for such shares, in accordance with the terms of each respective plan, the trustee for such plan will vote your shares in the same proportion as the votes actually cast by participants.

If your shares are held in “street name” and you do not indicate how you wish to vote, under the New York Stock Exchange, or NYSE, rules, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters. Proposal One—Election of Directors, Proposal Three—Advisory Approval of Executive Compensation and Proposal Four—Approval of The Toro Company Amended and Restated 2010 Equity and Incentive Plan are not “routine” matters. Accordingly, if you do not direct your broker how to vote on those proposals, your broker may not exercise discretionary voting authority and may not vote your shares on such proposals. This is called a “broker non-vote” and although your shares will be considered to be represented by proxy at the annual meeting, as discussed below, they are not considered to be shares “entitled to vote” at the annual meeting and will not be counted as having been voted on the applicable proposal. Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm is a “routine” matter and, as such, your broker is permitted to exercise discretionary voting authority to vote your shares “for” or “against” the proposal in the absence of your instruction.

How Does the Board Recommend that I Vote?

The Board of Directors unanimously recommends that you vote:

•	FOR all three nominees for election to the Board in Proposal One—Election of Directors;

•	FOR Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm;

•	FOR Proposal Three—Advisory Approval of Executive Compensation; and

•	FOR Proposal Four—Approval of The Toro Company Amended and Restated 2010 Equity and Incentive Plan.

How Can I Revoke or Change My Vote?

If your shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

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Submitting another proper proxy with a more recent date than that of the proxy first given by following the Internet or telephone voting instructions or completing, signing, dating and returning a proxy card;

•	Sending written notice of revocation to our Vice President, Secretary and General Counsel; or

•	Attending the annual meeting and voting by ballot.

If you hold shares as a participant in certain Toro employee benefit plans, you may revoke or change your proxy by submitting another proper proxy with a more recent date than that of the proxy first given by following the Internet or telephone voting instructions or completing, signing, dating and returning a proxy card. If your shares are held in “street name,” you may revoke your proxy by following instructions provided by your broker, bank or other nominee.

How Many Shares Must Be Present to Hold the Annual Meeting?

The presence, in person or represented by proxy, at the annual meeting of a majority of the outstanding shares of our common stock as of the record date will constitute a quorum for the transaction of business at the annual meeting. Your shares will be counted toward the quorum if you submit a proxy or vote at the annual meeting. Shares represented by proxies marked “abstain” and “broker non-votes” also are counted in determining whether a quorum is present for the transaction of business at the annual meeting.

What Vote Is Required for Each Proposal?

Proposal One—Election of Directors will be decided by the affirmative vote of a plurality of the outstanding shares of our common stock, present in person or represented by proxy at the annual meeting, and entitled to vote at the annual meeting. A “plurality” for Proposal One means the individuals who receive the greatest number of votes cast “for” are elected as directors. However, under our Amended and Restated Bylaws, if a majority of the votes of the shares present in person or represented by proxy at the annual meeting are designated to be “withheld” from or are voted “against” a nominee for director in an uncontested election, that director must tender his or her resignation for consideration by the Nominating & Governance Committee. The Nominating & Governance Committee then must evaluate the best interests of our Company and its shareholders and recommend the action to be taken by the Board with respect to such tendered resignation.

Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm, Proposal Three—Advisory Approval of Executive Compensation and Proposal Four—Approval of The Toro Company Amended and Restated 2010 Equity and Incentive Plan each will be decided by the affirmative vote of a majority of the outstanding shares of our common stock, present in person or represented by proxy at the annual meeting, and entitled to vote at the annual meeting; provided, however, that for Proposal Four—Approval of The Toro Company Amended and Restated 2010 Equity and Incentive Plan, under NYSE rules, the proposal also must be approved by a majority of votes cast on the proposal. Proposal Three—Advisory Approval of Executive Compensation is an advisory vote; however, our Compensation & Human Resources Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

Proxies marked “withheld” on Proposal One—Election of Directors or “abstain” on Proposal Two—Ratification of Section of Independent Registered Public Accounting Firm, Proposal Three—Advisory Approval of Executive Compensation or Proposal Four—Approval of The Toro Company Amended and Restated 2010 Equity and Incentive Plan will be counted in determining the total number of shares “entitled to vote” or, with respect to Proposal Four—Approval of The Toro Company Amended and Restated 2010 Equity and Incentive Plan, “votes cast”, on such proposal and, as such, will have the effect of a vote “against” a director or a proposal. “Broker non-votes” are not considered to be shares “entitled to vote” at the annual meeting or, with respect to Proposal Four—Approval of The Toro Company Amended and Restated 2010 Equity and Incentive Plan “votes cast” and, as such, will not be counted as having been voted on the applicable proposal.

Who Will Count the Votes?

Broadridge Financial Solutions, Inc. has been engaged to tabulate shareholder votes and act as our independent inspector of elections for the annual meeting.

Are There Any Matters To Be Voted On at the Annual Meeting that Are Not Included in this Proxy Statement?

We currently are not aware of any business to be acted upon at the annual meeting other than that described in this proxy statement. If, however, other matters properly are brought before the annual meeting, or any adjournment or postponement of the annual meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment.

How Will Business Be Conducted at the Annual Meeting?

The presiding officer at the annual meeting will determine how business at the meeting will be conducted. Only nominations and other proposals brought before the annual meeting in accordance with the advance notice and information requirements of our Amended and Restated Bylaws will be considered, and no such nominations or other proposals were received. In order for a shareholder proposal to have been included in our proxy statement for the annual meeting, our Vice President, Secretary and General Counsel must have received such proposal not later than October 7, 2014. Under our Amended and Restated Bylaws, complete and timely written notice of a proposed nominee for election to our Board at the annual meeting or a proposal for any other business to be brought before the annual meeting must have been received by our Vice President, Secretary and General Counsel not later than December 18, 2014, nor earlier than November 18, 2014, and must have contained the specific information required by our Amended and Restated Bylaws.

STOCK OWNERSHIP

Significant Beneficial Owners

The following table sets forth information known to us as of January 20, 2015, as to entities that have reported to the SEC or have otherwise advised us that they are a beneficial owner, as defined by the SEC’s rules and regulations, of more than five percent of our outstanding common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,287,248	(2)	7.66%
Common Stock	BlackRock, Inc. 40 East 52nd St. New York, NY 10022	3,630,527	(3)	6.48%
Common Stock	T Rowe Price Associates Inc. 100 East Pratt St. Baltimore, MD 21202	3,361,130	(4)	6.00%
Common Stock	Mairs and Power, Inc. 332 Minnesota St. #W-1520 St. Paul, MN 55101	2,879,015	(5)	5.14%

(1)	Percent of class is based on 55,997,094 shares outstanding as of January 20, 2015.

(2)	Based solely on information contained in the most recently filed Schedule 13F of The Vanguard Group, Inc. an investment advisor, filed with the SEC on November 12, 2014, reflecting beneficial ownership as of September 30, 2014, with sole investment discretion but no voting authority with respect to 4,250,139 shares, sole investment discretion and voting authority with respect to 4,600 shares and shared investment discretion but sole voting authority with respect to 32,509 shares.

(3)	Based solely on information contained in the most recently filed Schedule 13F of each of the following entities, each of which was filed with the SEC on October 29, 2014, reflecting beneficial ownership as of September 30, 2014: (a) BlackRock, Inc., reflecting beneficial ownership of 35,474 shares of our common stock with sole investment discretion with respect to all such shares, sole voting authority with respect to 28,587 shares and no voting authority with respect to 6,887 shares; (b) BlackRock Advisors, LLC, reflecting beneficial ownership of 8,399 shares of our common stock with sole investment discretion and voting authority with respect to all such shares; (c) BlackRock Fund Advisors, reflecting beneficial ownership of 2,008,080 shares of our common stock with sole investment discretion and voting authority with respect to all such shares; (d) BlackRock Investment Management, LLC, reflecting beneficial ownership of 50,034 shares of our common stock with sole investment discretion and voting authority with respect to all such shares; (e) BlackRock Group Limited, reflecting beneficial ownership of 54,823 shares of our common stock with sole investment discretion with respect to all such shares, sole voting authority with respect to 47,012 shares and no voting authority with respect to 7,811 shares; (f) BlackRock Institutional Trust Company, N.A., reflecting beneficial ownership of 1,469,092 shares of our common stock with sole investment discretion with respect to all such shares, sole voting authority with respect to 1,305,753 shares and no voting authority with respect to 163,339 shares; and (g) BlackRock Japan Company, Limited, reflecting beneficial ownership of 4,625 shares of our common stock with sole investment discretion and voting authority with respect to all such shares. BlackRock, Inc. is a parent holding company of certain institutional investment managers and the most recently filed Schedule 13F of BlackRock, Inc. names each of the other entities listed herein as a subsidiary and individual filer of Schedule 13F.

(4)	Based solely on information contained in the most recently filed Schedule 13F of T Rowe Price Associates Inc., an investment advisor, filed with the SEC on November 14, 2014, reflecting beneficial ownership as of September 30, 2014, with sole investment discretion with respect to all such shares, sole voting authority with respect to 677,200 shares and no voting authority with respect to 2,683,930 shares.

(5)	Based solely on information contained in the most recently filed Schedule 13F of Mairs and Power, Inc., an investment advisor, filed with the SEC on November 14, 2014, reflecting beneficial ownership as of September 30, 2014, with sole investment discretion with respect to all such shares, sole voting authority with respect to 2,321,109 shares and no voting authority with respect to 557,906 shares.

Directors and Executive Officers

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of January 20, 2015, by (i) each of our current directors and nominees for director, (ii) our “principal executive officer,” “principal financial officer” and the next three most highly compensated executive officers named in the “Summary Compensation Table” on page 56 (we collectively refer to these persons as our “named executive officers”), and (iii) all current directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership of Common Stock (1)(2)(3)(4)	Common Stock Beneficially Owned as a Percent of Common Stock Outstanding(5)
Non-Employee Directors:
Robert C. Buhrmaster	86,704	*
Janet K. Cooper	72,995	*
Gary L. Ellis	60,098	*
Jeffrey M. Ettinger	25,891	*
Katherine J. Harless	59,680	*
James C. O’Rourke	5,968	*
Gregg W. Steinhafel	48,496	*
Christopher A. Twomey	73,608	*
Named Executive Officers:
Michael J. Hoffman	1,845,205	3.23%
Renee J. Peterson	97,213	*
Michael J. Happe	94,626	*
Timothy P. Dordell	213,718	*
William E. Brown, Jr.	214,255	*
All Directors and Executive Officers as a Group (24)	3,739,583	6.43%

*	Less than one percent of the outstanding shares of our common stock

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares: (a) the power to vote or direct the voting of such shares, or (b) the power to dispose or direct the disposition of such shares. Except as otherwise indicated in the footnotes to this table, the persons in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2)	“Beneficial ownership” also includes: (a) shares that a person has the right to acquire within 60 days of January 20, 2015, and, as such, includes shares that may be acquired upon exercise of stock options within 60 days of January 20, 2015; (b) shares of restricted stock that vest over time and are subject to forfeiture until vested; (c) shares allocated to executive officers under the IS&ESOP; and (d) common stock units and performance share units, collectively referred to as units, credited under the Deferred Plan for Directors and the Deferred Plan for Officers. The following table reflects the beneficial ownership by type of security held by our non-employee directors, named executive officers, and all current directors and executive officers as a group:

Name	Stock Options	Restricted Stock	IS&ESOP	Units under the Deferred Plan for Directors	Units under the Deferred Plan for Officers
Non-Employee Directors:
Robert C. Buhrmaster	45,898	—	—	8,695	—
Janet K. Cooper	38,806	—	—	21,514	—
Gary L. Ellis	38,806	—	—	1,790	—
Jeffrey M. Ettinger	12,776	—	—	0	—
Katherine J. Harless	27,004	—	—	1,728	—
James C. O’Rourke	3,130	—	—	0	—
Gregg W. Steinhafel	32,250	—	—	2,675	—
Christopher A. Twomey	38,806	—	—	4,682	—
Named Executive Officers:
Michael J. Hoffman	1,095,900	0	66,700	—	0
Renee J. Peterson	51,866	0	141	—	14,478
Michael J. Happe	60,333	3,115	12,017	—	3,933
Timothy P. Dordell	171,673	0	59	—	41,521
William E. Brown, Jr.	105,000	3,115	4,973	—	0
All Directors and Executive Officers as a Group (24)	2,165,648	8,299	164,794	41,084	198,227

(3)	Includes shares held in trust for estate planning purposes as follows: 10,965 shares for Ms. Cooper, 26,610 shares for Ms. Harless, 30,120 shares for Mr. Twomey, 123,096 shares for Mr. Hoffman, 430 shares for Mr. Dordell and 191,222 shares for all current directors and executive officers as a group. Ms. Cooper’s spouse is sole trustee of the trust and has sole voting and investment power with respect to the shares held in trust; and accordingly, Ms. Cooper disclaims beneficial ownership of such shares. Ms. Harless has shared voting and investment power with her spouse with respect to the shares held in trust. Mr. Twomey has shared voting and investment power with respect to the shares held in trust.

(4)	Includes shares held jointly with spouse for which the director or officer has shared voting and investment power as follows: 13,571 shares for Mr. Steinhafel, 32,292 shares for Mr. Brown, 10,829 shares for Mr. Happe and 69,465 shares for all directors and executive officers as a group.

(5)	Percentages are calculated pursuant to Rule 13d-3 under the Exchange Act. Percentage calculations assume, for each person and the group, that all shares that may be acquired by such person or by the group pursuant to stock options or other rights currently exercisable or that become exercisable within 60 days following January 20, 2015, are outstanding for the purpose of computing the percentage of common stock owned by such person or by the group. However, those unissued shares of our common stock described above are not deemed to be outstanding for the purpose of calculating the percentage of common stock owned by any other person.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require us to disclose the identity of directors, executive officers and greater than 10% owners of our common stock who did not file on a timely basis reports required by Section 16 of the Exchange Act. Based on review of reports filed by these reporting persons on the SEC’s electronic filing, or EDGAR, system and written representations by our directors and executive officers, we believe that all of our directors, executive officers and greater than 10% owners complied with all filing requirements applicable to them during our fiscal year ended October 31, 2014, or fiscal 2014.

PROPOSAL ONE—ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Restated Certificate of Incorporation provides that our Board of Directors may be comprised of between eight and twelve directors. Our Board currently is comprised of nine directors. As provided in our Restated Certificate of Incorporation, our Board is divided into three staggered classes of directors of the same or nearly the same number, with each class elected in a different year for a term of three years. Our current directors and their respective current terms are as follows:

Current Term Ending at 2015 Annual Meeting	Current Term Ending at 2016 Annual Meeting	Current Term Ending at 2017 Annual Meeting
Janet K. Cooper	Robert C. Buhrmaster	Jeffrey M. Ettinger
Gary L. Ellis	James C. O’Rourke	Katherine J. Harless
Gregg W. Steinhafel	Christopher A. Twomey	Michael J. Hoffman

Nominees for Director

The Board has nominated each of Janet K. Cooper, Gary L. Ellis and Gregg W. Steinhafel for election to the Board to serve for a three-year term ending at the 2018 Annual Meeting of Shareholders. Each of these nominees is a current member of the Board and has consented to serve if elected. Proxies only can be voted for the number of persons named as nominees in this proxy statement, which is three.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the election to the Board of the three nominees for director.

If prior to the annual meeting the Board should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for that nominee will be voted for a substitute nominee as selected by the Board. Alternatively, at the Board’s discretion, the proxies may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Board has no reason to believe that any of the nominees will be unable to serve.

Information About Board Nominees and Continuing Directors

The following paragraphs provide information about each nominee for election to the Board at the annual meeting and each other member of the Board, including all positions he or she currently holds, his or her principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she currently serves as a director or has served as a director during the past five years. We believe that all of our director nominees and other directors display personal and professional integrity; satisfactory levels of education and business experience; business acumen; an appropriate level of understanding of our business, its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of our Board and its committees; a fit of skills and personality with those of our other directors that helps build a Board that is effective, collegial and responsive to the needs of our Company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our shareholders. The information presented below regarding each director nominee or director also sets forth specific experience, qualifications, attributes and skills that led our Board to conclude that he or she should serve as a director in light of our business and structure.

Nominees for Election to the Board—Current Term Ending at the 2015 Annual Meeting.

Janet K. Cooper, age 61, was the Senior Vice President and Treasurer of Qwest Communications International Inc., Denver, Colorado (a U.S. telecommunications company that merged with and now does business as CenturyLink), from September 2002 to June 2008. From 2001 to 2002, she served as Chief Financial Officer and Senior Vice President of McDATA Corporation. From 2000 to 2001, she served as Senior Vice President, Finance of Qwest. From 1998 to 2000, she served in various senior level finance positions at US West Inc., including as Vice President, Finance and Controller and Vice President and Treasurer. From 1978 to 1998, Ms. Cooper served in various capacities with the Quaker Oats Company, including as Vice President, Treasurer and Tax from 1997 to 1998 and Vice President, Treasurer from 1992 to 1997. First elected to the Toro Board in 1994, she is the Chair of the Audit Committee and a member of the Finance Committee. Ms. Cooper has served as a director of Lennox International Inc. since 1999, Resonant Inc. since January 2014 and also currently serves as a director of MWH Global, Inc., a privately held company.

Through her experience in various senior level financial positions with Qwest, McDATA Corporation, US West and Quaker Oats, Ms. Cooper has developed a substantial financial and accounting background and expertise, which she contributes to our Board and more specifically to our Audit Committee, in her role as Chair, and to our Finance Committee. Ms. Cooper’s financial expertise and acumen in capital markets, audit, tax, accounting, treasury and risk-management matters assists our Board in providing oversight to Management on these matters. Ms. Cooper’s senior leadership experience also enables her to provide strategic input to our Board, in addition to her financial expertise, discipline and oversight.

Gary L. Ellis, age 58, is the Executive Vice President and Chief Financial Officer of Medtronic plc, Dublin, Ireland (a global medical technology company), a position he has held since January 26, 2015. Previously he was the Executive Vice President and Chief Financial Officer of Medtronic, Inc., a position he held since April 2014, Senior Vice President and Chief Financial Officer of Medtronic, Inc. from May 2005 to April 2014, and Vice President, Corporate Controller and Treasurer of Medtronic, Inc. from 1999 to May 2005. First elected to the Toro Board in 2006, he is the Chair of the Finance Committee and a member of the Audit Committee. Mr. Ellis currently serves on the boards of the Science Museum of Minnesota and the Greater Twin Cities United Way.

As Chief Financial Officer of Medtronic, an S&P 500 public company with global operations, Mr. Ellis possesses and brings relevant financial leadership experience and expertise to our Board and more specifically to our Finance Committee, in his role as Chair, and our to Audit Committee. Such experience assists our Board in providing oversight to Management regarding capital structure, financial condition and policies, long-range financial objectives, tax strategies, financing requirements and arrangements, capital budgets and expenditures, risk-management, insurance coverage, and strategic planning matters. Additionally, Mr. Ellis contributes his international experience managing worldwide financial operations and analyzing financial implications of merger and acquisition transactions, as well as aligning business strategies and financial decisions. As a result, Mr. Ellis provides our Board valuable perspectives as our Company continues its efforts to improve revenue growth and profitability, including growth in international markets, and maintain a strong balance sheet.

Gregg W. Steinhafel, age 60, served as the Chairman, President and Chief Executive Officer of Target Corporation, Minneapolis, Minnesota (a variety retailing company) until May 2014. Mr. Steinhafel was appointed as Chairman of Target in February 2009, was elected as Chief Executive Officer of Target in May 2008, was appointed a director of Target in January 2007, and was elected as President of Target in 1999. In January 2015, after Mr. Steinhafel left Target, Target Canada Co., an indirect wholly owned subsidiary of Target, filed an application for protection under the Companies’ Creditors Arrangement Act with the Ontario Superior Court of Justice in Toronto. First elected to the Toro Board in 1999, he is a member of the Compensation & Human Resources Committee and the Nominating & Governance Committee.

Mr. Steinhafel brings to our Board meaningful leadership experience and retail knowledge that he developed in his more than 30 years with Target, a Fortune 500 public company, including a deep understanding of the value of strong brand recognition, devotion to innovation, strong supply chain initiatives, and a disciplined approach to business management and investment in future growth, all of which are important to our Company’s business strategies. In addition, he contributes decision-making skills and valuable strategic planning expertise, as well as significant and relevant knowledge of public company requirements and issues. Mr. Steinhafel’s significant retail knowledge assists our Board in providing guidance with respect to our residential business, which is affected by consumer confidence and spending levels, changing buying patterns of customers and the amount of product placement at mass retailers, such as The Home Depot.

Continuing Members of the Board—Current Term Ending at the 2016 Annual Meeting.

Robert C. Buhrmaster, age 67, was the Chairman and Chief Executive Officer of Jostens, Inc., Minneapolis, Minnesota (a designer and producer of athletic championship and scholastic products), until his retirement in 2004. Mr. Buhrmaster was appointed Chairman of Jostens in 1998 and was elected as Chief Executive Officer in 1994. He also served as President of Jostens from 1994 to January 2003. First elected to the Toro Board in 1996, he serves as our presiding non-management director, or Lead Director, is the Chair of the Nominating & Governance Committee and is a member of the Finance Committee. Previously, Mr. Buhrmaster served as a director of SurModics, Inc. from January 2008 to February 2014, and as its Chairman from January 2009 to February 2014. From August 2009 to May 2013, he also served as a director of Caraustar Industries, Inc., a privately held company.

Mr. Buhrmaster has developed and brings to our Board strong business leadership, corporate strategy and operational expertise that he acquired throughout his long career at Jostens, including as its Chairman, Chief Executive Officer and President. Additionally, as an experienced public company director, Mr. Buhrmaster contributes an enhanced knowledge of public company requirements and issues, including corporate governance matters, which are specifically relevant to his role as our Lead Director and to his service on our Nominating & Governance Committee, in his role as Chair. As a result, Mr. Buhrmaster is able to draw on his management and boardroom experiences to foster active discussion and collaboration among the non-employee directors of the Board and with our Management.

James C. O’Rourke, age 54, is the Executive Vice President—Operations and Chief Operating Officer of The Mosaic Company, Plymouth, Minnesota (a global producer and marketer of combined concentrated phosphate and potash crop nutrients for the global agriculture industry), a position he has held since August 2012. In this role, Mr. O’Rourke has responsibility for Mosaic’s mining and manufacturing operations, as well as environmental, health and safety, supply chain and procurement. Previously, Mr. O’Rourke was the Executive Vice President—Operations from January 2009, when he joined Mosaic, to August 2012. From 2006 to 2008, Mr. O’Rourke was the President, Australia Pacific of Barrick Gold Corporation, Toronto, Ontario, Canada (a global producer and seller of gold and copper also engaged in related activities including exploration and mine development), where he was responsible for the Australia Pacific Business Unit consisting of gold and copper mines in Australia and Papua New Guinea and oversight of approximately 6,500 employees. Throughout his career, Mr. O’Rourke has held various senior management, engineering and other positions in the mining industry. First elected to the Toro Board in August 2012, he is a member of the Audit Committee and the Finance Committee.

Mr. O’Rourke has developed and brings to our Board significant leadership skills, strategic and innovative thinking and strong international business expertise. He also contributes substantial knowledge of worldwide manufacturing, distribution and supply chain strategies and environmental, health and safety matters gained through his tenure with Mosaic, a Fortune 500 company with global presence, and various previous positions in Canada, Papua New Guinea and Australia. As a result of his background and experience, Mr. O’Rouke provides our Board and Management relevant insight and guidance with respect to numerous issues important to our Company, including in particular as we explore opportunities to increase our global presence and grow our revenues by investing in new products and infrastructure that are intended to connect us more closely with international customers, and strive to further increase operational efficiencies and improve quality worldwide.

Christopher A. Twomey, age 66, is currently the Chairman of the Board of Arctic Cat Inc., Thief River Falls, Minnesota (a manufacturer of all-terrain vehicles and snowmobiles), a role he has held since June 2014. He was the interim President and Chief Executive Officer of Arctic Cat from June 2014 until December 2014. He previously served as Chairman of the Board of Arctic Cat from August 2003 until August 2012, and Chief Executive Officer of Arctic Cat from 1986 until he first retired in December 2010. First elected to the Toro Board in 1998, he is the Chair of the Compensation & Human Resources Committee and a member of the Nominating & Governance Committee. Mr. Twomey has served as a director of Arctic Cat since 1987.

Mr. Twomey brings to our Board meaningful strategic, management and operational experience and knowledge developed in his more than 25 years with Arctic Cat. As a result of Mr. Twomey’s long career in a business and industry dependent on distributor relationships and financing sources, and affected by weather conditions and seasonality considerations, he provides valuable knowledge and insight with respect to similar issues faced by our Company in our industry. Also, as Chairman and former Chief Executive Officer of a public company, Mr. Twomey contributes a solid understanding of public company requirements and issues, including executive compensation and corporate governance issues, which are relevant to his service as Chair of our Compensation & Human Resources Committee and as a member of our Nominating & Governance Committee.

Continuing Members of the Board—Current Term Ending at the 2017 Annual Meeting.

Jeffrey M. Ettinger, age 56, is the Chairman, President and Chief Executive Officer of Hormel Foods Corporation, Austin, Minnesota (a multinational manufacturer and marketer of consumer-branded food and meat products). Mr. Ettinger has held these positions since November 2006. Previously, he was President and Chief Executive Officer of Hormel Foods from January 2006 to November 2006, and was President and Chief Operating Officer from 2004 to 2006. First elected to the Toro Board in July 2010, he is a member of the Audit Committee and the Compensation & Human Resources Committee. Mr. Ettinger has served as a director of Hormel Foods since 2004, and currently serves on the boards of the Grocery Manufacturers of America, the American Meat Institute, the Minnesota Business Partnership and The Hormel Foundation.

Mr. Ettinger has developed throughout his career, and brings to our Board, strong business acumen, significant executive leadership attributes and relevant experience of driving growth through innovation and strategic acquisitions. As Chairman, President and Chief Executive Officer of Hormel Foods, a Fortune 500 public company with global operations, Mr. Ettinger provides our Board and Management relevant insight and guidance with respect to numerous issues important to our Company, including in particular our strategy of driving growth in our business through the development of innovative, customer-valued products and expansion of our global presence through targeted acquisitions. Additionally, he contributes knowledge of public company requirements and issues, which are helpful to his service as a member of our Audit Committee and Compensation & Human Resources Committee.

Katherine J. Harless, age 63, was the President and Chief Executive Officer of Idearc Inc., Dallas/Fort Worth, Texas (a provider of sales, publishing and related services including Verizon Yellow Pages and SuperPages.com), from November 2006 until her retirement in February 2008. On March 31, 2009, Idearc Inc. and all of its domestic subsidiaries filed voluntary petitions in the United

States Bankruptcy Court for the Northern District of Texas, Dallas Division, seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Bankruptcy Code. On December 31, 2009, Idearc emerged from the Chapter 11 bankruptcy proceedings and under its plan of reorganization has, among other things over time, merged with Dex One Corporation to form Dex Media, Inc. and now trades on the NASDAQ Global Market under the symbol “DXM.” Ms. Harless also previously served as President and Chief Executive Officer of Verizon Information Services Inc. from 2000 to November 2006, when it was spun off by Verizon Communications, Inc. to become Idearc, and was a director of Idearc from November 2006 to May 2008. First elected to the Toro Board in 2000, she is a member of the Audit Committee, the Compensation & Human Resources Committee and the Nominating & Governance Committee. Ms. Harless also currently serves on the advisory board of the McCombs School of Business at the University of Texas, Austin, is a director of the North Texas Chapter of the National Association of Corporate Directors (“NACD”), is an NACD Board Leadership Fellow, a recognition she obtained by completing NACD’s comprehensive program of study for corporate directors, and is a director of The Board Connection.

Ms. Harless brings to our Board executive leadership and management skills that she developed through her positions as former President and Chief Executive Officer of Idearc and as former President of several strategic business units at Verizon Communications, Inc. and GTE Corporation. Ms. Harless was the first woman to become President of an operating company of GTE Corporation. In addition, as an NACD Board Leadership Fellow, Ms. Harless supplements her skill set through ongoing engagement with the director community and access to leading board practices. Ms. Harless provides our Board with a seasoned business perspective and provides valuable business, leadership and management insights with respect to our strategic direction. Through her position as former President and Chief Executive Officer of Idearc, a public company, Ms. Harless gained experience and knowledge of financial, executive compensation, corporate governance and other requirements and issues applicable to public companies, which are helpful to her service as a member of our Audit Committee, Compensation & Human Resources Committee and Nominating & Governance Committee.

Michael J. Hoffman, age 59, is our Chairman of the Board, President and Chief Executive Officer, and we generally refer to him in this proxy statement as our Chairman and CEO. Mr. Hoffman was appointed as Chairman in March 2006, was elected as Chief Executive Officer in March 2005, and was elected as President in October 2004. Mr. Hoffman was first elected to the Toro Board in March 2005 and since November 2005 has also served as a director of Donaldson Company, Inc.

In his more than 37 years with our Company, Mr. Hoffman has developed and brings to our Board leadership experience and extensive knowledge of all aspects of our Company, business, industry, markets and day-to-day operations. Mr. Hoffman contributes an unwavering commitment to quality and innovation in our products, customer service, manufacturing, and marketing, and is a strong steward of our culture and ethical “tone at the top.” Mr. Hoffman’s role as Chairman of the Board and Chief Executive Officer of our Company creates a critical link between our Board and our Management. As a result of his dual role, Mr. Hoffman provides unique insight into our Company’s future strategies, opportunities and challenges, and serves as the unifying element between the leadership and strategic direction provided by our Board and the implementation of our business strategies by Management. Additionally, Mr. Hoffman’s service on the board of directors of Donaldson enables him to bring an enhanced understanding of, and experience with, public company requirements and issues.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include: director qualifications and responsibilities; Board committees; director access to officers and employees; compensation; independence and related party transactions; Chief Executive Officer, or CEO, evaluation and management succession; and Board annual self-evaluation. Our Corporate Governance Guidelines provide, among other things, that:

•	The Board will have a majority of directors who meet the criteria for independence required by applicable law, the rules and regulations of the SEC and the NYSE listing standards;

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Individual directors who significantly change the responsibility they held when they were elected to the Board should offer their resignation to provide an opportunity for the Board, through the Nominating & Governance Committee, to review the continued appropriateness of Board membership under the circumstances;

•	No director may serve on boards of directors of more than four publicly held companies without the approval of the Nominating & Governance Committee;

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No director who is an active full-time employee of our Company may serve as a director of more than two other publicly held companies and there may be no interlocking board memberships without the approval of the Nominating & Governance Committee;

•	While the Board does not believe it should establish age limits, any director who has attained the age of 70 should volunteer not to stand for re-election;

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While the Board does not believe it should establish term limits, the Nominating & Governance Committee will review and make a recommendation to the Board regarding each director’s continuation on the Board before the annual meeting at which a director is to be proposed for re-election;

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Within five years of joining the Board, each non-management director is expected to own a dollar value of our common stock equal to at least five times the amount of the director’s annual cash retainer for Board service;

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At any time that the offices of Chairman and CEO are held by the same person, or the Chairman does not meet the criteria for “independence” as established by applicable law, the rules and regulations of the SEC or the NYSE listing standards, then the Board, upon recommendation of the Nominating & Governance Committee, shall appoint a Lead Director who shall have such duties as are described in the Corporate Governance Guidelines or otherwise determined by the Board;

•	The non-management directors will meet in regularly scheduled executive sessions without Management;

•	The Board will maintain an Audit Committee, Compensation & Human Resources Committee and Nominating & Governance Committee at all times;

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The Board will annually review top management succession plans and periodically review an emergency leadership preparedness plan applicable in the event the CEO unexpectedly becomes incapacitated or otherwise is unable to serve; and

•	The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.

Our Corporate Governance Guidelines can be found on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link). From time to time the Board, upon recommendation of the Nominating & Governance Committee, reviews and updates our Corporate Governance Guidelines as it deems necessary and appropriate.

Board Leadership Structure

Our Corporate Governance Guidelines provide that (i) our Board has no policy with respect to the separation of the offices of the Chairman and the CEO; (ii) our Board believes that this issue is part of the succession planning process and will be reviewed as the Nominating & Governance Committee deems it appropriate; and (iii) at any time that (a) the offices of Chairman and CEO are held by the same person, or (b) the Chairman does not meet the criteria for “independence” as established by applicable law, the rules and regulations of the SEC or the NYSE listing standards, then the Board, upon recommendation of the Nominating & Governance Committee, shall appoint a Lead Director who shall have such duties as are described in the Corporate Governance Guidelines or otherwise determined by the Board. The Board believes it is appropriate not to have a policy requiring the separation of the offices of the Chairman and the CEO so that it may make this determination based on what it believes is best under the current circumstances. However, the Board endorses the concept of an independent, non-employee director being in a position of leadership and, thus, our Corporate Governance Guidelines require a Lead Director when the Chairman is not independent.

Our Board is currently chaired by Michael J. Hoffman, our Chairman and CEO. Our Lead Director is Robert C. Buhrmaster. Our Nominating & Governance Committee and full Board believe that our current leadership structure is appropriate for several reasons, including: (i) Mr. Hoffman’s extensive knowledge of our Company, our business and our industry, obtained through his 37 years of service to our Company, which benefit Board leadership and the Board’s decision-making process through his active role as Chairman; (ii) unification of Board leadership and strategic direction as implemented by our Management; and (iii) appropriate balance of risks relating to concentration of authority through the oversight of our independent and engaged Lead Director and Board. Mr. Hoffman’s biography is set forth on page 15.

As our Lead Director, Mr. Buhrmaster (i) assists Mr. Hoffman in establishing the Board meeting agendas and the schedule of agenda subjects to be discussed during the year, to the degree such subjects can be foreseen; (ii) presides at regularly scheduled executive sessions of the non-employee directors without Management present; (iii) together with the Chair of the Compensation & Human Resources Committee, communicates to Mr. Hoffman the results of his annual performance review and compensation; and (iv) leads the Board’s annual self-evaluation. With more than 18 years of continuous service on our Board, Mr. Buhrmaster has considerable knowledge of our Company, our business and our industry. Mr. Buhrmaster also has significant public company board experience. In addition to serving as our Lead Director, Mr. Buhrmaster serves as the Chair of our Nominating & Governance Committee. Mr. Buhrmaster’s biography is set forth on page 13.

Board’s Role in Risk Oversight

Management is primarily responsible for the identification, assessment and management of the key risks faced by our Company. Our risk assessment processes are coordinated primarily through our internal audit function, and involve (i) the identification by senior leaders of our business functions and divisions of the particular risks relevant to their respective areas; (ii) assessment of the materiality of those risks, based on expected probability of occurrence and severity of impact; and (iii) to the extent prudent and feasible, development of strategies and plans to mitigate, monitor and control such risks.

The Board’s oversight of these risks primarily occurs in connection with the exercise of its responsibility to oversee our business, including through the review of our long-term strategic plans,

annual operating plans, financial results, merger and acquisition related activities, material legal proceedings, and management succession plans. In addition, the Board uses its committees to assist with risk oversight within their respective areas of responsibility and expertise as follows:

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The Audit Committee assists through its oversight of the quality and integrity of our financial reports, compliance with applicable legal and regulatory requirements, qualifications and independence of our independent registered public accounting firm, or external auditor, performance of our internal audit function, and accounting and reporting processes, and through its review of our general policies and procedures regarding accounting and financial matters and internal controls. The Audit Committee is also responsible for discussing our policies with respect to risk assessment and risk management, including our major financial and business risk exposures and the steps Management has taken to monitor and control such exposures.

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The Compensation & Human Resources Committee assists through its oversight of our compensation programs and policies, including executive compensation, and employee organizational and corporate culture plans and strategies. A discussion of the Compensation & Human Resources Committee’s assessment of compensation policies and practices as they relate to our Company’s risk management is found under “Assessment of Risk Related to Compensation Programs” on page 55.

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The Finance Committee assists through its oversight of our capital structure and related policies, long-range objectives, tax strategies and restructuring projects, financing requirements and arrangements, equity and debt issuances and repurchases, use of derivative, hedging and similar instruments, annual capital budget and capital expenditures, D&O and liability insurance coverage, and the delegated responsibilities of our Management Investment Committee relating to our ERISA-regulated employee benefit plans; and through its evaluation of, among other things, the financial impact of proposed business combination transactions expected to have significant financial implications and related recommendations to the Board and review of post-acquisition financial integration and return on investment.

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The Nominating & Governance Committee assists through its oversight of our overall corporate governance structure and policies, including director nominations, director independence and qualifications, Board leadership structure and Board committee structure.

The Chair of each Board committee provides a summary of the matters discussed in their committee meeting to the full Board. Additional information regarding the responsibilities of each of these committees can be found under “Board Committees” beginning on page 19.

The Board believes that its oversight of risk is enhanced by its current leadership structure, as previously discussed, because our Chairman and CEO, who is ultimately responsible for our Management’s risk responsibility, also chairs regular Board meetings and, with his in-depth knowledge and understanding of our Company, is well positioned to bring key business issues and risks to the attention of the full Board.

Director Independence

The Board, following consideration of all relevant facts and circumstances and upon recommendation of the Nominating & Governance Committee, has affirmatively determined that each director who served as a member of our Board during any part of fiscal 2014 (Robert C. Buhrmaster, Gary L. Ellis, Jeffrey M. Ettinger, Janet K. Cooper, Katherine J. Harless, James C. O’Rourke, Gregg W. Steinhafel and Christopher A. Twomey), other than Michael J. Hoffman, our Chairman and CEO, is independent in that each such person has no material relationship with our Company, our Management, our external auditor, our external compensation consultant or our external compensation legal advisors, and otherwise meets the independence requirements as established by applicable law, the rules and regulations of the SEC and the NYSE listing standards. The Board determined that Michael J. Hoffman is not independent due to his status as an executive officer of our Company. The

Board based its independence determinations, in part, upon a review by the Nominating & Governance Committee and the Board of certain transactions between us and the employers of certain of our directors, each of which was deemed to be pre-approved under our Corporate Governance Guidelines in that each such transaction was made in the ordinary course of business, at arm’s length, at prices and on terms customarily available to unrelated third party vendors or customers generally, in amounts that are not material to us or such unaffiliated corporation, and in which the director had no direct or indirect personal interest, nor received any personal benefit.

Director Attendance; Executive Sessions

The Board held six meetings during fiscal 2014 and took action by unanimous written consent once in fiscal 2014. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board and all committees on which he or she served except for Mr. Buhrmaster and Ms. Harless. Mr. Buhrmaster was absent for a single meeting day to be with his wife, who had surgery that day. If not for his absence that day, Mr. Buhrmaster would have attended 100% of the meetings. Ms. Harless was absent from Board and committee meetings during the period she and her husband received medical treatment and rehabilitation services following a burglary of their home and criminal assault. Despite the severity of that incident, Ms. Harless attended 71% of the meetings. At each regular Board meeting, our non-employee directors met in executive session without Management present and such meetings were presided over by our Lead Director, except in his absence, as noted above.

We encourage all of our directors to attend our annual meeting of shareholders and we customarily schedule a regular Board meeting on the same day as our annual meeting. Of the nine directors serving at the time of our 2014 Annual Meeting of Shareholders held on March 18, 2014, eight directors were in attendance.

Board Committees

The Board has four committees with their respective principal functions and membership described below. Each committee has a charter that is posted on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link). On an annual basis the Audit Committee, Nominating & Governance Committee and Compensation & Human Resources Committee review the adequacy of their charter and their performance. The Finance Committee periodically reviews its charter and performance, with such review historically conducted on an annual basis.

The following table indicates the current membership of our four Board committees. Each of the members of the Audit Committee, Compensation & Human Resources Committee and Nominating & Governance Committee meets the independence and other requirements established by applicable law, the rules and regulations of the SEC, the NYSE listing standards and the Internal Revenue Code of 1986, as amended, or Code. Mr. Hoffman is not a member of any Board committee but does attend committee meetings, or portions of such meetings as appropriate, as a member of Management at the invitation of such Board committees.

Director	Audit	Compensation & Human Resources	Nominating & Governance	Finance
Robert C. Buhrmaster			Chair	✓
Janet K. Cooper	Chair			✓
Gary L. Ellis	✓			Chair
Jeffrey M. Ettinger	✓	✓
Katherine J. Harless	✓	✓	✓
James C. O’Rourke	✓			✓
Gregg W. Steinhafel		✓	✓
Christopher A. Twomey		Chair	✓

Audit Committee.     The Audit Committee oversees our accounting and financial reporting processes, audits of our consolidated financial statements and internal control over financial reporting. The Committee assists the Board in oversight of the quality and integrity of our financial reports, our compliance with legal and regulatory requirements, the qualifications and independence of our external auditor, and the performance of our internal audit function. More specifically, the Committee’s duties and responsibilities include, among others:

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Reviewing and evaluating, at least annually, the qualifications, independence and performance of our external auditor and lead partners and having direct responsibility for selecting, engaging, retaining, compensating and, where appropriate, replacing our external auditor;

•	Reviewing and approving in advance the scope, magnitude and budgets of all examinations of our consolidated financial statements by our external auditor;

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Reviewing and approving in advance the retention of our external auditor for all types of audit and permitted non-audit services to be performed by our external auditor, approving the fees for such services and establishing pre-approval policies and procedures to retain our external auditor for additional non-audit services;

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Meeting with our external auditor periodically, and at least annually, without Management or other Company representatives present to discuss internal controls and accuracy and completeness of our consolidated financial statements;

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Reviewing the annual audit plans of our internal audit function and its capability to perform its duties, including its organization, staffing and independence, and reviewing significant comments and recommendations of our internal audit function and Management’s responses;

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Reviewing our Code of Conduct and our Code of Ethics for our CEO and Senior Financial Officers, as well as policies and procedures for the receipt, retention and treatment of complaints from employees on accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

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Reviewing with Management and our external auditor any correspondence with regulators or governmental agencies and any significant employee complaints or published reports that raise material issues regarding our consolidated financial statements or accounting policies;

•	Reviewing our policies with respect to risk assessment and risk management, including our major financial risk exposures and Management’s efforts to monitor and control such exposures;

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Reviewing with Management and our external auditor our annual audited consolidated financial statements and audit results, Annual Report on Form 10-K and quarterly condensed consolidated financial statements and Quarterly Reports on Form 10-Q; in each case with a focus on difficulties encountered and Management’s response thereto, material errors or irregularities, weaknesses in internal controls and similar issues, disagreements with Management, and notifying the Board of major problems or deficiencies discovered in carrying out the Committee’s duties;

•	Reviewing the type and presentation of information included in our earnings releases and any financial information or earnings guidance provided to financial analysts and rating agencies;

•	Receiving analyses and comments regarding significant accounting pronouncements which might affect our Company; and

•	Reviewing our general policies and procedures with respect to accounting and financial matters, internal controls and disclosure controls and procedures.

The Board has determined that all members of the Audit Committee, in addition to being independent under the rules and regulations of the SEC and the NYSE listing standards, are financially literate and that Audit Committee Chair Janet K. Cooper meets the definition of “audit committee financial expert” as a result of her experience in senior corporate executive positions with financial oversight responsibilities, including her previous experience as the Senior Vice President and Treasurer of Qwest Communications International Inc. and as the Chief Financial Officer and Senior Vice President of Finance and Administration of McDATA Corporation, as well as other finance positions with Qwest and The Quaker Oats Company. Shareholders should understand that this designation is an SEC disclosure requirement related to Ms. Cooper’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon her any duties, obligations or liability greater than are generally imposed on her as a member of the Audit Committee and the Board, and her designation as a financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. Other members of the Audit Committee who currently are serving or have served as chief executive officers or chief financial officers of other public companies also may be considered financial experts, but the Board has not so designated them.

The Committee held 11 meetings during fiscal 2014. At six of these meetings the Committee met in private session independently without Management present. The Committee met in separate private sessions with our external auditor five times, with Senior Management four times, with our internal auditor three times, and once jointly with Senior Management and our internal auditor. Additional information regarding the Committee and our external auditor is set forth in “Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm” on page 32.

Compensation & Human Resources Committee.     The Compensation & Human Resources Committee is responsible for discharging the Board’s responsibilities relating to compensation of our CEO and other executive officers and reviewing and monitoring our human resource and organizational matters. The Committee has overall responsibility for approving and evaluating all of our compensation plans, policies and programs, as well as our philosophy and strategy, as they affect the CEO, other executive officers and senior management employees. More specifically, the Committee’s duties and responsibilities include, among others:

•

Having sole authority to retain, obtain the advice from, or terminate any external compensation consultant, independent legal counsel or other advisors used to assist the Committee, including approval of fees to be paid to such Committee advisors, and (i) before selecting any such advisor, and from time to time, the Committee shall consider all factors relevant to the advisor’s independence from the Company’s management, including the provision of other services to our Company and the amount of fees received from our Company and (ii) the Committee shall determine whether any conflicts of interest exist with respect to any such advisors that have a role in determining or recommending the amount or form of executive officer or Board compensation;

•

Reviewing and approving on an annual basis corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives, approving the compensation levels for the CEO based on such evaluation and presenting such determination to the Board for ratification;

•	Reviewing and approving the annual base salaries, incentive opportunities and other compensation arrangements of the CEO and other executive officers;

•

Reviewing compensation policies and practices as they affect all employees and relate to risk management practices and risk-taking incentives and reviewing all significant compensation policies and benefit plans to ensure continued appropriateness, including overall employee salary policies and equity-based programs for all categories of employees;

•	Reviewing and monitoring compliance with the stock ownership guidelines for the CEO, other executive officers and directors and recommending any proposed changes to such guidelines to the Board;

•

Reviewing, approving and administering executive compensation plans, incentive compensation plans and equity-based plans and monitoring compliance with NYSE shareholder approval requirements regarding equity compensation plans;

•

Monitoring employee organizational and corporate culture plans and strategies to ensure alignment with our beliefs and philosophies, including key initiatives that are designed to reinforce and strengthen our core values;

•

Reviewing with Management the Compensation Discussion and Analysis, the Committee report on executive compensation, and any compensation-related proposals, including say-on-pay and frequency of say-on-pay proposals, to be included in our proxy statement for our annual meeting; and

•	Reviewing and recommending any proposed changes in director compensation to the non-employee directors.

The Committee held three meetings during fiscal 2014 and took action by unanimous written consent once in fiscal 2014. At each of these meetings, the Committee met in private session without Management present.

Determining Executive Compensation.     At the beginning of each fiscal year, the Compensation & Human Resources Committee reviews and approves compensation for our Chairman and CEO and each other executive officer, including each of the other named executive officers, which generally includes:

•	changes, if any, to base salary; and

•	incentive awards, including:

•

annual cash incentive awards for the current fiscal year, including (i) participation targets expressed as a percentage of base salary, target payout amounts, and maximum cash payout amounts authorized under Code Section 162(m) and (ii) performance measures, weightings, goals and adjustment events;

•

long-term incentive awards, including (i) stock option awards and (ii) three-year performance share awards, including (a) target share payout amounts and maximum share payout amounts authorized under Code Section 162(m) and (b) performance measures, weightings, goals and adjustment events; and

•	other incentive awards, including time-based or performance-based restricted stock or restricted stock units.

In connection with this review and approval, the Committee receives information regarding (i) market base salary, total cash compensation and total direct compensation data and analysis prepared by its external compensation consultant, Towers Watson; (ii) total cash compensation to be paid for the current fiscal year if annual cash incentive awards are achieved and paid at target; (iii) prior fiscal year target equity values; and (iv) total direct compensation for the current fiscal year for equity awards at target. Additionally, the Committee obtains compensation recommendations from our Chairman and CEO and Managing Director, HR and Total Rewards that reflect individual performance; corporate, division and/or plant performance, as applicable; tenure in the position; and outside market factors, including general economic conditions. The Chairman and CEO does not provide input or recommendations with respect to his own compensation. The Chair of the Committee is also responsible for coordinating a performance evaluation for the Chairman and CEO based on feedback from all non-employee directors in connection with the ratification of the Chairman and CEO’s compensation by the Board. Information on the compensation of our named executive officers is found under “Executive Compensation” beginning on page 36. Also, at the beginning of each fiscal year, the Committee certifies the achievement of performance goals previously established by the Committee at the beginning of the prior fiscal year for annual cash incentive awards and previously established by the Committee at the beginning of the performance period for performance share awards and approves resulting payouts, if any.

The Compensation & Human Resources Committee has retained Towers Watson to assist in the design and review of our executive compensation program. Additional information regarding the role of Towers Watson is found under “Compensation Discussion and Analysis—Role of the External Compensation Consultant” on page 40. From time to time, the Committee also has engaged Towers Watson to perform other compensation consulting services, which in fiscal 2014 included a non-employee director compensation review and an analysis of The Toro Company 2010 Equity and Incentive Plan, as amended, or 2010 Plan. Towers Watson does not provide any services to our Company other than those for which it has been retained by the Committee. The Committee has assessed the independence of Towers Watson pursuant to SEC and NYSE rules and concluded that the work of Towers Watson did not raise any conflicts of interest. Representatives from Towers Watson periodically attend meetings of the Committee to act as a resource to the Committee in carrying out its responsibilities. The Committee, through its Chair, can request an independent meeting with representatives from Towers Watson at any time. The Committee also has the authority to obtain advice and assistance from external legal, accounting or other advisors.

Nominating & Governance Committee.     The Nominating & Governance Committee’s duties and responsibilities include, among others:

•	Reviewing and recommending to the Board the exact number of directors to constitute the full Board;

•

Having sole discretion and authority to retain, obtain the advice of, or terminate any external search firm to be used to assist in identifying director candidates, any independent legal counsel or other advisors and having sole authority to approve the fees and other terms and conditions of any advisor or legal counsel;

•	Identifying individuals qualified to become Board members and recommending to the Board director nominees for the annual meeting;

•	Reviewing the adequacy of, and recommending to the Board any proposed changes to, the Corporate Governance Guidelines;

•	Reviewing and recommending to the Board any proposed amendments or changes to our Restated Certificate of Incorporation or Amended and Restated Bylaws;

•	Overseeing the evaluation of the Board and leading the Board in its annual review of the Board’s performance; and

•	Recommending Board committee composition.

With respect to recommending director nominees for re-election at the annual meeting, the Chair of the Nominating & Governance Committee and/or the Chairman and CEO annually polls the members of the Board about each director whose term is expiring and has not attained the age of 70 and will be retiring from the Board. If the Chair of the Committee determines that a director does not continue to have the affirmative support of a majority of the members of the Board, the Chair will recommend to the Committee that the director not stand for re-election.

The Committee held two meetings during fiscal 2014. At each of these meetings, the Committee met in private session without Management present.

Identifying New Director Nominees.     In identifying new nominees for election to the Board when vacancies occur, the Nominating & Governance Committee first may solicit recommendations for nominees from persons whom the Committee believes are likely to be familiar with candidates having the skills and characteristics required for Board nominees. Such persons may include members of the Board and our Senior Management. In addition, the Committee may engage a search firm to assist it in identifying and evaluating qualified nominees. The Committee has sole authority to retain and terminate any search firm to be used to identify director candidates and has sole authority to approve the search firm’s fees and other retention terms.

When reviewing the requisite skill and characteristics of potential new director nominees, the Nominating & Governance Committee, pursuant to our Corporate Governance Guidelines, will consider a variety of criteria, including an individual’s independence, diversity, age, skills and experience, each in the context of the needs of the Board as a whole. Although the Committee does not have a formal policy regarding consideration of diversity in identifying director nominees, the Committee will evaluate a nominee based on his or her diversity of background, skills, experiences, viewpoints, and geographical representation, as well as more traditional diversity factors. As a result, the composition of the current Board reflects diversity in age, gender, skills, and business and professional experiences.

The Nominating & Governance Committee may solicit the views of Senior Management, Board members and any other individuals it believes may have insight into a candidate. The Committee may designate one or more of its members and/or other Board members to interview any proposed candidate. The Committee then will recommend a director nominee to the Board based on its evaluation of such criteria.

The Nominating & Governance Committee will consider director candidates recommended to it by our shareholders. Those candidates must be qualified and exhibit the experience and expertise required of the Board’s own pool of candidates, as well as have an interest in our business, and the demonstrated ability to attend and prepare for Board, committee and shareholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the Board. Candidates should represent the interests of all shareholders and not those of a special interest group. The Committee will evaluate candidates recommended by shareholders using the same criteria it uses to evaluate candidates recommended by others as described above. A shareholder that desires to nominate a person for election to the Board at a meeting of shareholders must follow the specified advanced notice requirements contained in, and provide the specific information required by, our Amended and Restated Bylaws, as described under “Shareholder Proposals and Director Nominations for the 2016 Annual Meeting” beginning on page 96.

Finance Committee.     The Finance Committee’s duties and responsibilities include, among others:

•	Reviewing our capital structure and related financial policies and long-range objectives;

•	Reviewing tax strategies and restructuring projects as developed by Management;

•	Reviewing our financing requirements, evaluating Management’s proposals to support such financing requirements and recommending, as appropriate, specific financing arrangements to the Board;

•	Reviewing and making recommendations to the Board regarding our cash dividend policy, annual cash dividend level and any other special dividends;

•	Reviewing and making recommendations to the Board regarding authorization for the repurchase of equity or long-term debt;

•	Reviewing our use of derivative, hedging and similar instruments to manage financial, currency and interest rate exposure;

•

Evaluating the financial impact of proposed merger, acquisition, divestiture, joint venture and other business combination transactions expected to have significant financial implications for our Company and making recommendations to the Board regarding financial aspects of acquisitions and divestitures;

•	Reviewing Management’s proposed annual capital budget and certain material capital expenditures;

•	Evaluating the post-acquisition financial integration and return on investment for certain transactions and report to the Board the financial implications of such acquisitions;

•	Reviewing our D&O and liability insurance coverage;

•

Reviewing areas of responsibility delegated to our Management Investment Committee, the committee to which responsibilities relating to our ERISA-regulated employee benefit plans have been delegated, including periodic review of the Management Investment Committee Charter, financial performance of benefit plan assets, and the performance of the Management Investment Committee in the discharge of its duties; and

•	Monitoring our investor relations program.

The Committee held two meetings during fiscal 2014. At each of these meetings, the Committee met in private session without Management present.

Director Compensation

Overview.     Our non-employee director compensation program generally is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation to align the interests of our directors with those of our shareholders. In fiscal 2014, our non-employee director compensation was comprised of equity compensation, in the form of automatic annual stock and stock option awards, and cash compensation, in the form of annual retainers. Each of these components is described in more detail below. This compensation program structure, together with the feature of the 2010 Plan that enables our directors to elect to receive a portion or all of their cash compensation in the form of our common stock, causes a substantial portion of our non-employee director compensation to be linked to our common stock performance. Mr. Hoffman, our only employee director, does not receive any additional compensation for his service as a director.

Processes and Procedures for Consideration and Determination of Director Compensation.     The Board has delegated to the Compensation & Human Resources Committee the responsibility, among other things, to annually review and recommend to the Board any proposed changes in non-employee director compensation. In connection with such review, the Compensation & Human Resources Committee engages its external compensation consultant, Towers Watson, to provide analysis regarding non-employee director compensation. As a result of such analysis, for fiscal 2014 and effective for fiscal 2015, the compensation structure for our non-employee directors remained the same as fiscal 2013, with amounts increasing for the value of annual stock and option awards and the annual board retainer and all other committee, committee chair and lead director retainers remaining the same.

Elements of Our Non-Employee Director Compensation Program.     The following table sets forth our fiscal 2014 and fiscal 2015 non-employee director compensation programs.

Non-Employee Director Compensation	Fiscal 2014	Fiscal 2015
Annual Stock Award Value	$47,000	$50,000
Annual Stock Option Award Value	$47,000	$50,000
Annual Board and Committee Member Retainers
Board	$65,000	$70,000
Audit Committee Member	$10,000	$10,000
Compensation & Human Resources Committee Member	$4,500	$4,500
Nominating & Governance Committee Member	$3,000	$3,000
Finance Committee Member	$4,500	$4,500
Annual Lead Director and Committee Chair Additional Retainers
Lead Director	$22,500	$22,500
Audit Committee Chair	$15,000	$15,000
Compensation & Human Resources Committee Chair	$10,000	$10,000
Nominating & Governance Committee Chair	$5,000	$5,000
Finance Committee Chair	$5,000	$5,000

Stock Awards.     On the first business day of our fiscal year (usually November 1), each non-employee director is automatically awarded shares of our common stock under the 2010 Plan. In fiscal 2014, the value of this non-employee director stock award was $47,000. The stock award is determined by dividing the stock award value by the average of the closing prices of our common stock, as reported on the NYSE, during the three months prior to the award. Accordingly, on November 1, 2013, 875 shares were awarded to each non-employee director based on a three-month average closing price of our common stock, as reported on the NYSE, of $53.71. The shares awarded are fully vested at the time of grant.

Stock Option Grants.     On the first business day of our fiscal year, each non-employee director also is automatically awarded a stock option to purchase shares of our common stock. In fiscal 2014, the value of this non-employee director stock option award was $47,000. The stock option award is determined by dividing the stock option award value by the grant date fair value of a stock option to purchase one share of our common stock. For fiscal 2014, the fair value used for purposes of calculating the number of options awarded was based on a Black-Scholes model valuation of $18.41 per share. Accordingly, on November 1, 2013, each non-employee director received a stock option to purchase 2,552 shares of our common stock. The exercise price per share of these stock options is equal to 100% of the fair market value of one share of our common stock on the date of grant, as determined by the closing price of our common stock, as reported on the NYSE, which was $58.46 on November 1, 2013. Except as described below, these stock options vest in three equal installments on each of the first, second and third year anniversaries of the date of grant and remain exercisable for a term of ten years after the date of grant.

If a director becomes disabled or dies, all outstanding unvested stock options granted under the 2010 Plan will vest in full on the date the director’s service ceases by reason of such disability or death and such options, in addition to other outstanding stock options, under the 2010 Plan and The Toro Company 2000 Directors Stock Plan, or 2000 Directors Stock Plan, may be exercised up to the earlier of the date the stock options expire or one year after the date the director’s service ceased by reason of such disability or death.

Under the 2010 Plan and 2000 Directors Stock Plan, if a director has served as a member of the Board for ten full fiscal years or longer and terminates his or her service on the Board, other than due to death or disability, his or her outstanding unvested stock options will continue to vest in accordance with their terms and the director may exercise the vested portions of the stock options for up to four years after the director’s date of termination, but not later than the date the stock options expire. If a director has served as a member of the Board for less than ten full fiscal years and terminates his or her service on the Board, other than due to death or disability, his or her outstanding unvested stock options will expire and be canceled and the director may exercise any vested portions of the stock options for up to three months after the director’s date of termination, but not later than the date the stock options expire. The following directors have served as a member of the Board for ten full fiscal years or longer: Robert C. Buhrmaster, Janet K. Cooper, Katherine J. Harless, Gregg W. Steinhafel and Christopher A. Twomey.

If there is a change in control of our Company, stock options granted under the 2010 Plan will vest immediately and remain exercisable for the remaining term and stock options granted under the 2000 Directors Stock Plan will remain exercisable for three years or their respective expiration date, if earlier. Generally, and subject to some exceptions, a change in control is deemed to have occurred under the 2000 Directors Stock Plan and the 2010 Plan, as applicable, if: (i) another person becomes the beneficial owner of a specified percentage of our then-outstanding common stock or the combined voting power of our then-outstanding voting stock, which is 20% under the 2010 Plan and 15% under the 2000 Directors Stock Plan; (ii) a majority of the Board becomes comprised of persons other than those for whom election proxies have been solicited by the Board; (iii) the completion of certain business combinations, including certain reorganizations, mergers, consolidations, the sale of all or substantially all of our assets or the acquisition by us of assets or stock of another entity, where the shareholders before the business combination fail to beneficially own and have voting power for more than 50% of our Company or the resulting company after the business combination; or (iv) our shareholders approve a complete liquidation or dissolution of our Company.

Common Stock In Lieu of Annual Retainers.     Under our 2010 Plan, our non-employee directors may elect to convert a portion or all of their calendar year annual retainers otherwise payable in cash into shares of our common stock. Annual retainers earned after the date a director makes a stock-in-lieu of cash election for a calendar year are issued in shares of common stock in December of that year. The number of shares of our common stock to be issued is determined by dividing the dollar amount of the annual retainers earned in the calendar year and elected to be converted into shares of our common stock by the closing price of our common stock, as reported on the NYSE, on the date that the shares are issued. For calendar 2014, such shares were issued on December 15, 2014, based on that day’s closing stock price of $60.89. Details regarding the number of shares received by our non-employee directors who elected to receive common stock in lieu of cash paid in calendar 2014 may be found in the footnotes to the “Director Compensation for Fiscal 2014” table beginning on page 28.

Deferred Compensation Plan.     Non-employee directors may elect to defer receipt of all or a part of his or her stock award and/or cash compensation on a calendar year basis under the Deferred Plan for Directors. Stock awards deferred by a director are credited to a bookkeeping common stock unit account maintained for the director participant and such common stock units fluctuate in value with the market price of our common stock. Dividends paid on our common stock are credited to a director’s account as additional common stock units. Cash amounts deferred by a director are credited to a bookkeeping cash account maintained for the director participant and such account accrues interest with the rate of return based on funds selected by such director that are comparable to the funds available to our employees through the IS&ESOP, excluding the option to invest in Toro common stock.

A director participant’s common stock unit and cash accounts are at all times fully vested. Distributions under the Deferred Plan for Directors are payable in accordance with the director participant’s prior distribution elections upon the earliest of retirement, prior to retirement if a valid election has been made or in an unforeseeable financial emergency.

Details regarding deferred compensation elections may be found in the footnotes to the “Director Compensation for Fiscal 2014” table below.

Stock Ownership Guidelines.     To further align the interests of our non-employee directors with those of our shareholders, pursuant to our Corporate Governance Guidelines, each non-employee director is expected to own a dollar value of Toro common stock equal to at least five times the director’s annual cash retainer for Board service. Non-employee directors are expected to meet this guideline within five years of joining the Board. As of January 20, 2015, each of our non-employee directors who is required to meet the five times multiple stock ownership guideline met such guideline.

Company Products.     Each of our non-employee directors is entitled to receive certain Company products and related parts, service and accessories for his or her personal use, at no cost; provided, however, that directors are responsible for payment of applicable taxes attributable to the value of such items. There is an $8,000 lifetime limit on installation and products for an irrigation system and a $5,000 lifetime limit on installation and products for a landscape lighting system. The value of products, parts and accessories is deemed to be our distributor net price or its equivalent, which is also the price at which such items are generally available to our employees for purchase. This value is generally included on the non-employee director’s IRS Form 1099 for the calendar year in which the product, part or accessory was ordered. However, for certain consumer rider products, professional products, commercial vehicles and related accessories, a director may elect at the time he or she orders the product to return such product in the future and, in that case, the director’s IRS Form 1099 for each calendar year in which the product is in his or her possession will include the depreciable amount for such year using the IRS prescribed MACRS depreciation rate.

Charitable Giving.     We support our non-employee directors’ charitable organizations through our director matching gift program, which provides that a gift or gifts by a director and/or his or her spouse to one or more tax exempt 501(c)(3) charitable organizations located in the United States will be matched by us in an aggregate amount of up to $1,000 per director per year.

Indemnification and Directors and Officers Insurance.     Each non-employee director is a party to an indemnification agreement with us pursuant to which we have agreed to provide indemnification and advancement of expenses to the fullest extent permitted by Delaware law and our Restated Certificate of Incorporation and continued coverage under our D&O insurance.

Director Compensation for Fiscal 2014.     The following table provides summary information concerning the compensation of each individual director who served during fiscal 2014, other than Michael J. Hoffman, our Chairman and CEO, who is not compensated separately for his service as a director and whose compensation is discussed in the “Executive Compensation” section beginning on page 36.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Stock Option Awards ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
Robert C. Buhrmaster	$100,000	$51,153	$46,990	$—	$198,143
Janet K. Cooper	$94,500	$51,153	$46,990	$1,000	$193,643
Gary L. Ellis(6)	$84,500	$51,153	$46,990	$—	$182,643
Jeffrey M. Ettinger(7)	$79,500	$51,153	$46,990	$601	$178,244
Katherine J. Harless(8)	$82,500	$51,153	$46,990	$2,276	$182,919
James C. O’Rourke	$79,500	$51,153	$46,990	$6,190	$183,833
Gregg W. Steinhafel	$72,500	$51,153	$46,990	$4,750	$175,393
Christopher A. Twomey	$82,500	$51,153	$46,990	$354	$180,997

(1)	Unless a director otherwise elected to convert a portion or all of his or her annual retainers into shares of our common stock under our 2010 Plan, annual retainers were paid in cash in four quarterly installments at the beginning of each fiscal quarter.

(2)	Amount reported represents the grant date fair value, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 718, of the fiscal 2014 annual stock award automatically granted to each of our non-employee directors on November 1, 2013, which were the only stock awards granted to directors during fiscal 2014. The calculation of the number of shares included in the annual stock award was based on the three-month average closing price of our common stock of $53.71, as reported on the NYSE, as opposed to the closing price on the grant date of $58.46, which is used in calculating the grant date fair value. As of October 31, 2014, no directors held any restricted stock or other unvested stock awards.

(3)	Amount reported represents the grant date fair value computed in accordance with FASB ASC Topic 718 of the fiscal 2014 annual stock option award automatically granted to each of our non-employee directors on November 1, 2013, which were the only stock options granted to directors during fiscal 2014. The exercise price per share is equal to 100% of the fair market value of one share of our common stock on the date of grant, as determined by the closing price for our common stock, as reported on the NYSE, which was $58.46 on November 1, 2013. The grant date fair value is based on a Black-Scholes model valuation of $18.41 per share. The following assumptions were used in the calculation: a risk-free interest rate of 1.01%; expected life of 6 years; expected volatility of 35.18%; and an expected dividend yield of 1.04%. The actual value of the stock option awards, if any, to be realized by a director depends upon whether the price of our common stock at exercise is greater than the exercise price of the stock options.

(4)	As of October 31, 2014, the aggregate number of stock options (exercisable and unexercisable) held by each director was as follows: Mr. Buhrmaster—48,741; Ms. Cooper—41,649; Mr. Ellis—41,649; Mr. Ettinger—15,619; Ms. Harless—29,847; Mr. O’Rourke—5,973; Mr. Steinhafel—35,093; and Mr. Twomey—41,649. These numbers are different from the numbers set forth in the “Stock Options” column in footnote (2) to the “Directors and Executive Officers” stock ownership table beginning on page 8 which (i) sets forth information as of January 20, 2015 and (ii) does not include options that will become exercisable more than 60 days after January 20, 2015.

(5)	We generally do not provide perquisites and other personal benefits to our non-employee directors other than Company products for personal use. The amount reported for each of Ms. Harless and Messrs. Ettinger, O’Rourke, Steinhafel and Twomey represents the value of products, parts, service or accessories, as described under “Company Products” on page 28, which is also the amount included on the director’s IRS Form 1099 for the calendar year in which such items or services were provided. The amount reported for Ms. Cooper represents a charitable donation under our director matching gift program, as described under “Charitable Giving” on page 28.

(6)	Mr. Ellis elected to defer receipt of his calendar 2013 and calendar 2014 retainers earned for fiscal 2014 under the Deferred Plan for Directors.

(7)	Mr. Ettinger elected to convert 100% of his calendar 2013 and calendar 2014 retainers into shares of our common stock under the 2010 Plan. On December 15, 2014, based on that day’s closing stock price of $60.89, as reported on the NYSE, Mr. Ettinger received 1,326 shares of our common stock in lieu of $80,750 cash that would have been paid in calendar 2014. The amount shown in the “Fees Earned or Paid in Cash” column represents the amount he earned for fiscal 2014.

(8)	Ms. Harless elected to defer receipt of her calendar 2013 and calendar 2014 retainers earned in fiscal 2014 under the Deferred Plan for Directors.

Related Person Transactions and Policies and Procedures Regarding Related Person Transactions

On November 14, 2014, subsequent to the end of fiscal 2014, we acquired substantially all of the assets (excluding accounts receivable) of the BOSS® professional snow and ice management business of privately held Northern Star Industries, Inc. (“Northern Star”) for approximately $227 million, subject to certain post-closing adjustments. Based in Iron Mountain, Michigan, BOSS designs, manufactures, and sells a broad line of snowplows, salt and sand spreaders, and related parts and accessories for light and medium duty trucks, all terrain vehicles, utility terrain vehicles, skid steers, and front-end loaders. We paid the purchase price in cash, except for $30 million which was paid in the form of an unsecured promissory note (the “Note”). Under the terms of the Note, interest will accrue at the rate of 4.0% per year and principal payments of $10 million each, together with accrued interest, will be payable on the first, second and third anniversaries of the closing date of the acquisition, subject to certain conditions. The Note will serve as the first, but not the exclusive, source to secure Northern Star’s and its shareholders’ indemnification and other obligations under the purchase agreement for the transaction. The President and Chief Executive Officer of Northern Star is David J. Brule. Mr. Brule is also the majority shareholder of Northern Star. Effective as of the closing of the acquisition on November 14, 2014, we hired David J. Brule II, Mr. Brule’s son and a minority shareholder of Northern Star, as President, BOSS and as of that date Mr. Brule II became an executive officer of Toro.

Our Corporate Governance Guidelines set forth in writing our policies and procedures regarding the review, approval and ratification of related person transactions. All reportable related person transactions must be reviewed, approved or ratified by the Nominating & Governance Committee. In determining whether to approve or ratify such transactions, the Committee will take into account, among other factors and information it deems appropriate:

•	the related person’s relationship to our Company and interest in the transaction;

•	the material facts of the transaction;

•	the benefits to our Company of the transaction; and

•

an assessment of whether the transaction is (to the extent applicable) in the ordinary course of business, at arm’s length, at prices and on terms customarily available to unrelated third party vendors or customers generally, and whether the related person had any direct or indirect personal interest in, or received any personal benefit from, such transaction.

Transactions in the ordinary course of business, between us and an unaffiliated corporation of which one of our non-employee directors serves as an officer, that are at arm’s length, at prices and on terms customarily available to unrelated third party vendors or customers generally, in which the non-employee director had no direct or indirect personal interest, nor received any personal benefit, and in amounts that are not material to our business or the business of such unaffiliated corporation, are deemed conclusively pre-approved. In addition, the full Board reviewed and approved the acquisition of the BOSS business described previously.

Board of Directors Business Ethics Policy Statement

It is our policy to maintain the highest level of moral, ethical and legal standards in the conduct of our business. Pursuant to our Corporate Governance Guidelines, the Board has adopted, and each director annually signs, a Business Ethics Policy Statement. The policy can be found on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link).

Code of Conduct and Code of Ethics for our CEO and Senior Financial Officers

All of our directors and employees are required to comply with our Code of Conduct to help ensure that our business is conducted in accordance with the highest level of moral, ethical and legal standards. We also have a Code of Ethics for our CEO and Senior Financial Officers applicable to our Chairman and CEO (our principal executive officer), our Vice President, Treasurer and Chief Financial Officer (our principal financial officer), our Vice President, Corporate Controller (our principal accounting officer and controller), and to all business unit controllers and senior accounting personnel identified by our Vice President, Corporate Controller who are also bound by the provisions set forth in the Code of Conduct relating to ethical conduct, conflicts of interest and compliance with the law. Our Code of Conduct and Code of Ethics for our CEO and Senior Financial Officers can be found on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link). If necessary, we intend to satisfy the disclosure requirements of Item 5.05 of the Current Report on Form 8-K regarding amendments to or waivers from any provision of our Code of Ethics for our CEO and Senior Financial Officers by posting such information on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link).

Communications with Directors; Complaint Procedures

Shareholders and other interested parties may communicate directly with our Board of Directors, our Board committees, our non-employee directors as a group, our Lead Director, or any other specified individual director in writing by (i) sending a letter addressed to The Toro Company Board of Directors, c/o Vice President, Secretary and General Counsel, 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196, or (ii) sending an email to boardofdirectors@toro.com. Substantive communications, such as corporate governance matters or potential issues relating to accounting, internal controls or other auditing matters, are forwarded by our Vice President, Secretary and General Counsel to the relevant director(s) as appropriate. Communications not requiring the substantive attention of our Board, such as employment inquiries, sales solicitations, donation requests, questions about our products, and other such matters, are handled directly by our Management.

We also maintain procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. A 24-hour, toll-free confidential ethics hotline and a confidential web-based reporting tool are available for the submission of concerns regarding these and other matters by any employee. Concerns and questions received through these methods relating to accounting, internal accounting controls or auditing matters are promptly brought to the attention of the Chair of the Audit Committee and are handled in accordance with procedures established by the Audit Committee. Complete information regarding our complaint procedures is contained within our Code of Conduct, which may be accessed on our website as noted above.

PROPOSAL TWO—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected KPMG LLP, or KPMG, to serve as our independent registered public accounting firm, or external auditor, for fiscal 2015. Although it is not required to do so, the Board, as it traditionally has done in the past, is asking our shareholders to ratify the Audit Committee’s selection of KPMG. If our shareholders do not ratify the selection of KPMG, the Audit Committee may reconsider its selection. Even if the selection is ratified by our shareholders, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.

Representatives of KPMG will be present at the annual meeting to answer appropriate questions. They also will have the opportunity to make a statement if they wish to do so.

Audit, Audit-Related, Tax and Other Fees

The following table sets forth the aggregate fees billed to us for professional services rendered by KPMG for fiscal 2014 and fiscal 2013 by category, as described in the footnotes to the table.

	Fiscal 2014	Fiscal 2013
Audit Fees(1)	$1,501,870	$1,715,646
Audit-Related Fees(2)	$62,434	$72,353
Tax Fees(3)	$243,150	$115,533
All Other Fees	$0	$0

(1)	Consist of aggregate fees billed, or expected to be billed, for fiscal 2014 and fiscal 2013, respectively, for professional services rendered by KPMG in connection with the audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, statutory audits of certain of our international subsidiaries and the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Consist of aggregate fees billed for KPMG’s services related to audits of employee benefit plans and various other attestation procedures.

(3)	Consist of aggregate fees billed for professional services rendered by KPMG for permissible domestic and international tax consulting, planning and compliance services.

Pre-Approval Policies and Procedures

The Audit Committee Charter requires that the Audit Committee review and approve in advance the retention of our external auditor for all types of audit and non-audit services to be performed for us by our external auditor and approve the fees for such services, other than de minimus non-audit services allowed by relevant rules and regulations. All of the services provided to us by KPMG for which we paid Audit Fees, Audit-Related Fees and Tax Fees, as shown in the table above, were pre-approved by the Audit Committee in accordance with this pre-approval policy and procedures.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2015.

Audit Committee Report

This report is furnished by the Audit Committee with respect to our financial statements for fiscal 2014. The Committee operates pursuant to a written charter.

Ultimate responsibility for good corporate governance rests with our Board, whose primary roles and responsibilities involve oversight, counseling and providing direction to our Management in the best long-term interests of Toro and our shareholders. As set forth in its charter, the Audit Committee assists our Board by, among other things, providing oversight of our accounting and financial reporting processes, the audits of our annual financial statements and internal control over financial reporting. A copy of our Audit Committee Charter, which further describes the role and responsibilities of the Committee, is available online at www.thetorocompany.com (click on “Investor Information” and “Corporate Governance”).

Management is primarily responsible for the establishment and maintenance of our accounting and financial reporting processes, including our internal controls, and for the preparation and presentation of complete and accurate financial statements. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), or PCAOB, expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles, and expressing an opinion on the effectiveness of our internal control over financial reporting.

In performing its oversight role, the Audit Committee has (i) reviewed and discussed with Management our audited financial statements for fiscal 2014, (ii) discussed with representatives of KPMG the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communication with Audit Committees), as in effect for fiscal 2014, (iii) received the written disclosures and the letters from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning KPMG’s independence, as in effect for fiscal 2014, and (iv) discussed with representatives of KPMG its independence and concluded that it is independent from Toro and its Management.

Based on the review and discussions referred to in the foregoing paragraph and subject to the limitations on its responsibilities set forth in its charter, the Audit Committee recommended to our Board that our audited financial statements for fiscal 2014 be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2014, for filing with the SEC.

Audit Committee:

Janet K. Cooper (Chair)

Gary L. Ellis

Jeffrey M. Ettinger

Katherine J. Harless

James C. O’Rourke

PROPOSAL THREE—ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Board is providing our shareholders with an advisory vote on executive compensation pursuant to the Dodd-Frank Wall Street Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act. This advisory vote, commonly known as a say-on-pay vote, is a non-binding vote on the compensation paid to our named executive officers as set forth in the “Executive Compensation” section of this proxy statement beginning on page 36, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes. At the 2014 Annual Meeting of Shareholders held on March 18, 2014, 97% of the votes cast by our shareholders were in favor of the say-on-pay vote. The Compensation & Human Resources Committee believes that such results affirmed shareholder support of our approach to executive compensation.

Our executive compensation program is generally designed to attract, retain, motivate and reward highly qualified and talented executive officers, including our named executive officers, that will enable us to perform better than our competitors and drive long-term shareholder value. The underlying core principles of our executive compensation program include (i) aligning the interests of our executives with those of our shareholders and linking pay to performance by providing compensation opportunities that are tied directly to the achievement of financial performance goals and long-term stock price performance and (ii) providing competitive compensation opportunities targeted at the market 50th percentile for both individual elements of compensation and total direct compensation at target levels of financial performance, which we believe allows us to attract and retain the necessary executive talent while motivating and rewarding the accomplishment of annual and long-term financial performance goals and maintaining an appropriate cost structure. The “Compensation Discussion and Analysis,” beginning on page 36, describes our executive compensation program and the executive compensation decisions made by the Compensation & Human Resources Committee in fiscal 2014 in more detail. Important considerations include:

•

A significant portion of the compensation paid or awarded to our named executive officers in fiscal 2014 was “performance-based” or “at-risk” compensation that is tied directly to the achievement of financial performance goals or long-term stock price performance.

•

Annual cash incentive awards and three-year performance share awards granted in fiscal 2014 are “performance-based” in that certain threshold, or minimum, levels of financial performance must be achieved in order for there to be any payout for a specified performance measure and, in particular, for the annual cash incentive awards, the threshold level of diluted net earnings per share, or EPS, performance must have been achieved in order for there to be any corporate payout or any corporate portion payout to division participants.

•	All incentive compensation awards, including annual and long-term equity and incentive awards, are subject to a “clawback” mechanism.

•	None of our named executive officers have employment or severance agreements or arrangements, except as provided for in our change in control severance compensation policy, or CIC policy.

•	We do not provide tax “gross-up” payments under our CIC policy or in connection with any annual or long-term compensation, benefits or perquisites provided to our named executive officers.

•	We maintain stock ownership guidelines for each of our executive officers.

•	Our executive officers receive only modest perquisites.

•

Our insider trading policy prohibits officers and directors from purchasing Toro securities on margin, borrowing against any account in which Toro securities are held, or pledging Toro securities as collateral for a loan.

•

Our insider trading policy prohibits employees, officers and directors from purchasing any financial instruments (including without limitation collars, equity swaps, prepaid variable forward contracts, and exchange funds) that are designed to hedge or offset any decrease in the market value of Toro securities.

•	We have an independent Compensation & Human Resources Committee.

•	We utilize an independent compensation consultant.

We believe that our executive compensation objectives and core principles have resulted in an executive compensation program and related decisions that have appropriately incentivized the achievement of financial goals and produced financial results that have benefited our Company and our shareholders and are expected to drive long-term shareholder value over time. For example:

•	Our fiscal 2014 net sales reached a record $2,172.7 million, an increase of approximately 6.4% over fiscal 2013;

•	Our fiscal 2014 diluted net EPS of $3.02 represented an increase of approximately 15.3% over fiscal 2013 diluted net EPS of $2.62;

•

We continued our history of paying quarterly cash dividends in fiscal 2014 and also raised our annual dividend guideline from 20 to 30 percent of our three-year average net earnings per share to 30 to 40 percent of our three-year average net earnings per share. Under this new guideline, we increased our fiscal 2014 quarterly cash dividend by 42.9 percent to $0.20 per share compared to our quarterly cash dividend in fiscal 2013 of $0.14 per share; and

•	Our stock repurchase program returned nearly $100 million in cash to our shareholders in fiscal 2014, which reduced the number of shares of common stock outstanding.

Accordingly, the Board recommends that our shareholders vote in favor of the say-on-pay vote as set forth in the following resolution:

RESOLVED, that our shareholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes, and any related material disclosed in this proxy statement.

Shareholders are not ultimately voting to approve or disapprove the Board’s recommendation. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise. Our Compensation & Human Resources Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

In accordance with the result of the advisory vote on the frequency of the say-on-pay vote, which was conducted at the Company’s 2011 Annual Meeting of Shareholders, the Board of Directors has determined that the Company will conduct an executive compensation advisory vote on an annual basis. Accordingly, the next say-on-pay vote will occur in 2016 in connection with our 2016 Annual Meeting of Shareholders.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR approval, on an advisory basis, of our executive compensation, or say-on-pay vote.

EXECUTIVE COMPENSATION

Compensation & Human Resources Committee Report

The Compensation & Human Resources Committee has reviewed and discussed the “Compensation Discussion and Analysis” with Management and, based on such review and discussion, the Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended October 31, 2014.

Compensation & Human Resources Committee:

Christopher A. Twomey (Chair)

Jeffrey M. Ettinger

Katherine J. Harless

Gregg W. Steinhafel

Compensation Discussion and Analysis

Overview.    In this Compensation Discussion and Analysis, or CD&A, we describe the key principles and approaches used to determine elements of compensation paid to, awarded to and earned by the following named executive officers whose compensation is set forth in the “Summary Compensation Table” on page 56:

•	Michael J. Hoffman, our Chairman of the Board, President and Chief Executive Officer, or our Chairman and CEO;

•	Renee J. Peterson, our Vice President, Treasurer and Chief Financial Officer;

•	Michael J. Happe, our Group Vice President, Residential and Contractor Businesses;

•	Timothy P. Dordell, our Vice President, Secretary and General Counsel; and

•	William E. Brown, Jr., our Group Vice President, Commercial and Irrigation Businesses.

This CD&A should be read in conjunction with the accompanying compensation tables, corresponding footnotes and narrative discussion, as they provide information and context to the compensation disclosures. Additionally, this CD&A should be read in conjunction with our advisory vote on executive compensation, which can be found under “Proposal Three – Advisory Approval of Executive Compensation” beginning on page 34.

Executive Summary

Executive Compensation Program Objectives.    Our guiding compensation philosophy is to maintain an executive compensation program that allows us to attract, retain, motivate and reward highly qualified and talented executive officers that will enable us to perform better than our competitors and drive long-term shareholder value. The following core principles provide a framework for our executive compensation program:

•	Align interests of executive officers with shareholder interests;

•	Link pay to performance; and

•	Provide competitive target total direct compensation opportunities.

Highlights of Compensation Practices.    We maintain compensation practices that support our executive compensation philosophy of ensuring that our executive compensation program is reflective of our financial performance, is market competitive and is aligned with and responsive to the interests of our shareholders.

At our 2014 Annual Meeting of Shareholders, our shareholders had the opportunity to provide an advisory vote on the compensation paid to our named executive officers, or a say-on-pay vote. Of the votes cast by our shareholders, 97% were in favor of our say-on-pay vote. Accordingly, the Compensation & Human Resources Committee believes that such results affirmed shareholder support of our approach to executive compensation and did not believe it was necessary to, and, therefore, did not, make any significant changes to our executive compensation program. Some highlights of our compensation practices include the following:

Plan Design and Pay for Performance Linkage

•   We link a substantial portion of compensation directly to performance and require that minimum, or threshold, levels of performance be met in order for there to be any payout.

•   Our annual cash incentive awards and performance share awards have maximum levels of financial performance. At maximum or greater than maximum levels of performance, our annual cash incentive award and performance share award payouts are capped at 200% of the target award.

•   We utilize a mix of performance measures for our annual cash incentive and performance share awards.

•   Payouts of our three-year performance share awards vary based on financial performance as payouts of these awards are contingent upon the achievement of three-year cumulative performance goals.

•   Value from stock option grants is contingent upon long-term stock price performance since stock options only have value if the stock price at the time of exercise exceeds the exercise price established at the time of grant.

Pay Levels/Mix

•   We target pay opportunities within a competitive range of the market 50th percentile for each element of compensation and in total. However, an executive officer’s individual element of compensation or total direct compensation may vary from market 50th percentile based on a number of factors.

•   We believe that a significant portion of our executive officers’ target total direct compensation should be comprised of short-term and long-term variable “performance-based” or “at risk” compensation to directly link pay to performance.

•   Short-term variable compensation is in the form of annual cash incentive awards and long-term variable compensation is in the form of stock options and three-year performance share awards.

•   The fiscal 2014 mix of target total direct compensation is reflected below:

•   80% of the target total direct compensation for the Chairman and CEO was performance-based.

•   64% of the target total direct compensation for the other named executive officers was performance-based.

Policies

•   Pursuant to the terms of our 2010 Plan, all equity awards granted that have time-based vesting must have a minimum three-year vesting period, except in limited circumstances.

•   Our 2010 Plan prohibits the repricing or exchange of any equity awards without shareholder approval.

•   Our 2010 Plan and related award agreements include a “clawback” mechanism, which is described under “Clawback Provisions” within the “Potential Payments Upon Termination or Change in Control” section beginning on page 66.

•   We maintain stock ownership guidelines for all of our executive officers.

•   We do not have individual employment agreements or arrangements with any of our named executive officers, except in connection with our CIC policy, as described under “Potential Payments Upon Termination or Change in Control—Change in Control” beginning on page 70. Our CIC policy incorporates a “double trigger” mechanism.

•   We do not provide tax “gross up” payments.

•   We provide only modest perquisites, each with a legitimate business purpose.

Governance

•   We have an independent Compensation & Human Resources Committee that makes all executive compensation decisions.

•   The Compensation & Human Resources Committee utilizes an independent compensation consultant.

•   Our management assists the Compensation & Human Resources Committee by providing recommendations on executive compensation but does not provide input or recommendation with respect to its own compensation.

•   We provide our shareholders the opportunity to provide a say-on-pay vote on an annual basis.

•   Our insider trading policy prohibits hedging and pledging transactions in Toro securities.

Fiscal 2014 Financial Results and Impact On Variable Compensation.     Below is a brief summary of key financial performance measures that we used in our performance-based compensation plans, as well as other financial highlights for fiscal 2014.

	Fiscal 2013	Fiscal 2014	Change
Net sales (in millions)	$2,041.4	$2,172.7	+ 6.4%
Diluted net EPS	$2.62	$3.02	+ 15.3%
Corporate average net assets turns	2.88600	2.97000	Improvement of 0.084 points
Average net working capital as a percent of net sales	16.6%	15.1%	Improvement of 1.5%
Quarterly cash dividend	$0.14	$0.20	+42.9%

Additionally, our stock repurchase program returned over $100 million to our shareholders during fiscal 2014.

Impact on Annual Cash Incentives.    As described in more detail under “Annual Cash Incentives” beginning on page 43, corporate performance for fiscal 2014 exceeded the target performance goals established for the fiscal 2014 annual cash incentive awards, as indicated in the table below:

Corporate: Fiscal 2014 Performance Measures	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)	Actual
30% corporate revenue growth	3.0%	5.0% – 6.0%	9.0%	6.4% (above target)
50% diluted net EPS	$2.32	$2.90	$3.48	$3.02 (above target)
20% corporate average net assets turns	2.46500	2.90000	3.33500	2.97000 (above target)
Corporate performance payout				117.7% of target

The annual cash incentive payout for certain of our executive officers, including Messrs. Happe and Brown, is also subject to division performance. Details on division performance and the corresponding payout percentages are described in detail under “Annual Cash Incentives” beginning on page 43.

Impact on Long-Term Incentives.    As described in more detail under “Long-Term Incentives—Performance Measures for the Performance Period Ending in Fiscal 2014” on page 51, the three-year cumulative corporate performance for fiscal 2012 to fiscal 2014 is summarized below:

Fiscal 2012 to Fiscal 2014 Performance Measure	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)	Actual
50% cumulative corporate net income plus after-tax interest (in thousands)	$356,273	$445,342	$504,719	$491,336 (above target)
30% cumulative corporate revenue (in thousands)	$5,939,188	$6,331,919	$6,668,275	$6,172,812 (above threshold)
20% cumulative corporate average net assets turns	8.39578	9.87739	11.35899	8.77412 (above threshold)
Fiscal 2012 to fiscal 2014 corporate performance payout				122.2% of target

How We Make Compensation Decisions.    There are several elements to our executive officer compensation decision-making, which we believe allow us to most effectively implement our established compensation philosophy. Each of these elements and their roles are described briefly below.

Role of the Compensation & Human Resources Committee.    The Compensation & Human Resources Committee, which is comprised solely of independent directors, oversees our executive compensation program. Within its duties, the Committee approves compensation for our Chairman and CEO, which is then submitted to the other independent directors of the Board for ratification, and for each other executive officer, who we define as any employee at or above the vice president level. In doing so, the Committee:

•	Approves the total direct executive compensation package for each executive officer, including his or her base salary, annual cash incentive award and long-term incentive awards;

•

Reviews and approves, as appropriate, corporate and division financial performance measures, weightings, goals and performance adjustment events, if any, related to our annual and long-term incentive awards;

•	Reviews and approves annual cash incentive award payouts and performance share award payouts;

•	Evaluates market competitiveness of each of our executive officer’s compensation (in total and by each individual element); and

•

Evaluates proposed significant changes to all other elements of our executive compensation program, including forms of long-term incentive awards, health and welfare benefits, retirement plans and perquisites.

The Committee is supported in its duties, and receives input from, Towers Watson, its external compensation consultant, and our Management, including our Chairman and CEO and our Managing Director, HR and Total Rewards.

Role of the External Compensation Consultant.    The Committee has sole authority to hire consultants, approve their fees and determine the nature and scope of their work. The Committee may replace consultants or hire additional consultants at any time.

A representative from Towers Watson attended each Committee meeting in fiscal 2014 and communicates with the Chair of the Committee in advance of, or following, Committee meetings. Each year, Towers Watson reviews and discusses executive compensation trends with Management and the Committee and provides market data for all of our executive officers, including our named executive officers, along with a comparison of those executive officers’ current base salaries, target total cash compensation and target total direct compensation to the market 25th, 50th and 75th percentiles. Additionally, Towers Watson reviews and discusses executive officer compensation recommendations made by Management in advance of the Committee meeting and participates in discussions at the Committee meeting regarding those recommendations.

Towers Watson is engaged by the Committee from time to time to perform other compensation consulting services, which in fiscal 2014 included a review of non-employee director compensation and an analysis on proposed changes to our 2010 Plan.

Role of Management.    Management’s role is to provide current compensation information to Towers Watson and provide analysis and recommendations on executive officer compensation to the Committee based on the comparison to market; the executive’s level of professional experience; the executive’s duties and responsibilities; individual performance; tenure; historic corporate and division performance; and internal pay comparisons. None of our executive officers, including our Chairman and CEO, provides input or recommendations with respect to his or her own compensation.

Use of Market Data.    Since one of the objectives of our executive compensation program is to provide market competitive compensation opportunities, the Committee uses market data provided by Towers Watson to help evaluate and make compensation decisions. Market data provided by Towers Watson each year is derived from the executive database within the Towers Watson Compensation Data Bank, which is a published compensation survey. There were 446 participating companies in the 2014 survey. The data in the compensation survey is size adjusted, using a regression analysis, for our revenue size. If regression data is not available, data is provided for a sub-set of companies with annual revenue between $1 billion and $3 billion (there were 126 participating companies in the 2014 survey in this revenue range). For executive officers with divisional responsibilities, the data is size adjusted for specific division revenue. We believe that the market for our executive officer talent is not limited to the manufacturing industry; therefore, we do not focus specifically on manufacturing companies within the database, nor do we identify a separate group of peer companies within the manufacturing industry. The market data provided by Towers Watson is in aggregate form and individual data for participating companies in the survey is not provided and, therefore, not considered when determining executive officer compensation in total or for any individual element.

Elements of Our Executive Compensation Program.    During fiscal 2014, our executive compensation program consisted of the following key elements: base salary, annual cash incentive, long-term incentives in the form of stock options and performance share awards, health and welfare benefits, retirement plans and perquisites. The following table provides some of the key characteristics of and purpose for each element along with some key actions taken during fiscal 2014.

Element	Key Characteristics	Purpose	Key Fiscal 2014 Actions
Base Salary	A fixed amount, paid in cash and reviewed annually and, if appropriate, adjusted.	Provide a source of fixed income that is market competitive and reflects scope and responsibility of the position held.	Our named executive officers received increases to annual base salaries, effective retroactively as of November 1, 2013, the first day of fiscal 2014, ranging from 2.8% to 5.6% of their then current annual base salaries.
Annual Cash Incentive	A variable, short-term element of compensation that is payable in cash based on achievement of key pre-established annual corporate goals and for division participants, division financial goals.	Motivate and reward our executive officers for achievement of annual business results intended to drive overall company and division performance.

Target awards as a percent of base salary for our named executive officers were established at 55% to 115% of fiscal year base salary earnings, with all of our named executive officers receiving an increase in their target award as a percent of base salary.

We maintained the same corporate and division performance measures and weightings for our fiscal 2014 annual cash incentives as in fiscal 2013 since we believed such performance measures and weightings continued to be appropriate.

Long-Term Incentives	A variable, long-term element of compensation that is provided in the form of stock options and performance share awards. Stock options are time-based and vest ratably over three years and performance share awards are payable based on achievement of cumulative financial goals after three years and are paid out in shares of our common stock.	Align the interests of our executive officers with our shareholders; encourage focus on long-term Company financial performance measures that are deemed strategically and operationally important to our company; promote retention of our executive officers; and encourage significant ownership of our common stock.

Named executive officers were granted stock options and performance share awards.

We maintained the same corporate and division performance measures and weightings for our fiscal 2014 to fiscal 2016 performance period since we believed such performance measures and weightings continued to be appropriate.

Element	Key Characteristics	Purpose	Key Fiscal 2014 Actions
Health and Welfare Benefits	Includes medical and dental insurance; life, accidental death and dismemberment insurance; and disability insurance.	Provide competitive health and welfare benefits at a reasonable cost and promote employee health.	No significant changes were made.
Retirement Plans	Includes a defined contribution retirement plan and certain nonqualified retirement plans.	Provide an opportunity for employees to save and prepare financially for retirement.	No significant changes were made.
Perquisites	Includes a company-leased automobile, financial planning allowance, company products and executive physicals.	Assist in promoting the health and personal financial security of our executive officers; promote the personal use of our products by our executive officers; and promote the attraction and retention of our executive officers.	No significant changes were made.

We describe each key element of our executive compensation program in more detail in the following pages, along with the compensation decisions made in fiscal 2014.

Base Salary.

General.    We review base salaries for our executive officers on an annual basis to ensure that they remain market competitive and reflect the scope and responsibility of their positions. Specifically, the base salaries for our executive officers are reviewed and discussed at the regular meeting of the Compensation & Human Resources Committee held in November or December of each year and base salary increases, if any, for our executive officers are approved at that meeting and are effective November 1, the first day of our fiscal year.

Discussion and Analysis.    When we recommended fiscal 2014 base salaries for our named executive officers, the following factors were considered: current base salary, positioning relative to competitive market data, scope and complexity of the position, historical and current levels of individual performance and internal pay comparisons. Fiscal 2014 annual base salaries, fiscal 2014 annual base salary increases compared to fiscal 2013 and fiscal 2014 annual base salaries compared to the market 50th percentile are provided in the table below for each of our named executive officers:

Name	Fiscal 2014 Annual Base Salary	Fiscal 2014 Annual Base Salary Increase Compared to Fiscal 2013	Fiscal 2014 Annual Base Salary Compared to Market 50th Percentile
Mr. Hoffman	$925,000	2.8%	4.5% above
Ms. Peterson	$460,000	3.4%	At market
Mr. Happe	$375,000	5.6%	6.3% below
Mr. Dordell	$384,000	3.5%	1.5% below
Mr. Brown	$375,000	5.6%	1.3% below

The base salaries of all of our named executive officers are at or close to the market 50th percentile. The base salary increase of 2.8% for Mr. Hoffman resulted in his base salary being slightly above the market 50th percentile, which the Committee believes is appropriate given Mr. Hoffman’s experience, performance and tenure in the role. In fiscal 2014, the base salary increase for Ms. Peterson of 3.4% and the salary increases of 5.6% for Messrs. Happe and Brown and 3.5% for Mr. Dordell were intended to bring their respective annual base salaries closer to the market 50th percentile. Messrs. Happe and Brown had been in their respective Group Vice President roles for less than two years when the fiscal 2014 base salaries were established. As a result of being relatively new to their positions, the Committee believes it is appropriate that, even after their salary increases, their fiscal 2014 base salaries are slightly less than the market 50th percentile. The fiscal annual base salaries are set forth in the “Summary Compensation Table” on page 56 in the “Salary” column.

Annual Cash Incentives.

General.    To help ensure we meet our compensation program objective of linking pay to performance, we provide the opportunity for our executive officers to earn an annual cash incentive, which is designed to motivate attainment and reward accomplishment of annual financial business goals. This is done by establishing financial goals for our annual incentive plan that link closely to our annual financial business plan.

At the beginning of each fiscal year, during its regular meeting held in November or December, the Compensation & Human Resources Committee approves a target award expressed as a percentage of base salary for each executive officer, including our named executive officers. Additionally, the Committee approves specific performance measures, weightings, goals and performance adjustment events, if any, at the corporate and division level, as applicable, for the new fiscal year. The performance measures are selected from the list of performance measures in our 2010 Plan. For each performance measure, a threshold, target and maximum level of performance is defined, which have corresponding payout percentages. During the fiscal year, the Committee reviews progress against the established goals. Following the end of the fiscal year, at its regular meeting held in November or December, Management presents a summary of, and the Committee certifies, actual performance in comparison to the established corporate and division goals along with a corresponding payout percentage, which is expressed as a percent of target performance. Annual cash incentive awards are contingent upon, and paid out to the executive officers in December following, our final earnings release for the recently completed fiscal year.

Target Awards.    When determining the target award, as a percent of base salary, for each named executive officer, the Committee reviews the market 50th percentile for target total cash compensation (sum of base salary and target annual cash incentives) for the positions in which such executive officer serves. Our objective is that when we achieve target levels of performance, resulting total cash compensation paid to our executive officers is within a reasonable range of the market 50th percentile. Actual total cash compensation will generally exceed the market 50th percentile if actual performance exceeds established target annual financial business goals and will generally be less than the market 50th percentile if actual performance is below established target annual financial business goals. In addition to considering the market data, the Committee also considers experience, scope and complexity of the executive officer’s position, as well as individual contributions and performance. Actual awards can range from 0% (if threshold levels of performance are not met) to 200% of the target award (if maximum levels of performance are met for all of the performance measures) and the resulting competitiveness of total cash compensation will also vary accordingly.

In December 2013, the Committee approved the fiscal 2014 target awards shown below for each of our named executive officers. The fiscal 2014 target annual cash incentive award, resulting fiscal 2014 target total cash compensation (sum of fiscal 2014 annual base salary and fiscal 2014 target annual cash incentive award) and the comparison to the market 50th percentile are also provided.

Name	Award at Target (% of base salary)	Change
Mr. Hoffman	115%	+ 5%
Ms. Peterson	70%	+ 5%
Mr. Happe	60%	+ 5%
Mr. Dordell	55%	+ 5%
Mr. Brown	60%	+ 5%

Name	Fiscal 2014 Annual Base Salary	Award at Target (% of base salary)	Fiscal 2014 Target Annual Cash Incentive Award	Fiscal 2014 Target Total Cash Compensation	Fiscal 2014 Target Total Cash Compensation Compared to Market 50th Percentile
Mr. Hoffman	$925,000	115%	$1,063,750	$1,988,750	7.8% above
Ms. Peterson	$460,000	70%	$322,000	$782,000	0.4% below
Mr. Happe	$375,000	60%	$225,000	$600,000	11.1% below
Mr. Dordell	$384,000	55%	$211,200	$595,200	5.5% below
Mr. Brown	$375,000	60%	$225,000	$600,000	3.2% below

We believe that the fiscal 2014 target annual cash incentive awards reflect market competitive annual cash incentive opportunities and that the differentiation of target awards among the named executive officers is appropriate given the scope and responsibility of their respective positions. The 5% increase in the target award for Mr. Hoffman was intended to compensate him for his experience, performance and tenure in the role. The 5% increases in target awards for the named executive officers other than Mr. Hoffman were intended to bring their target total cash compensation closer to market competitiveness at the market 50th percentile.

The target awards resulted in fiscal 2014 target total cash compensation being below the market 50th percentile for all of the named executive officers, with the exception of Mr. Hoffman, whose fiscal 2014 target total cash compensation was above the market 50th percentile. Details regarding actual total cash compensation for fiscal 2014 can be found under “Annual Cash Incentives—Actual Cash Compensation Discussion and Analysis” on page 48.

Performance Measures, Weightings and Goals.    Each year, the Committee determines performance measures, weightings, goals and performance adjustment events, if any, for the annual cash incentive awards. We believe that in order to motivate our executive officers to achieve annual business results, it is important to select performance measures designed to motivate our named executive officers to achieve our annual financial plan, as well as drive shareholder value. Key drivers in our annual financial plan for fiscal 2014 included revenue growth, profitability and asset efficiency. Accordingly, the corporate performance measures for fiscal 2014 were corporate revenue growth, diluted net EPS and corporate average net assets turns, and the division performance measures were division revenue growth, division controllable profit contribution (CPC), and division working capital as a percent of sales.

The Committee determined that the corporate and division measures and weightings that were in effect for fiscal 2013 were still appropriate and, therefore, did not change the corporate and division performance measures and weightings for fiscal 2014. The corporate and division performance measures and weightings for fiscal 2014, as approved by the Committee, were therefore as follows:

Corporate Performance Measures	Division Performance Measures
30% corporate revenue growth	50% division revenue growth
50% diluted net EPS	40% division CPC
20% corporate average net assets turns	10% division working capital as a percent of sales

Our executive officers with all corporate responsibilities had 100% of their annual cash incentive tied to corporate performance. Our executive officers with divisional responsibility had at least 50% of their annual cash incentive tied to division performance and the remaining portion tied to corporate performance.

For fiscal 2014, threshold, target and maximum goals were established for each corporate and division performance measure. Target levels of performance were established based on our annual financial business plan, which takes into account our prior fiscal year financial business results, our competitive situation and the general outlook for our business during the current fiscal year. Additionally, the following thresholds impact whether or not a corporate and/or division payout is made.

•

The diluted net EPS threshold goal, which was set at 80% of plan, must have been met in order for there to be any payout for corporate participants and any corporate portion payout for division participants.

•

For division participants to receive a division payout for the respective individual divisions over which they have responsibility, CPC for the respective division must have been at least 80% of the plan established for that division, or the threshold level of performance.

As provided for and in accordance with our 2010 Plan, the Committee also established specific adjustment events for determining corporate performance payouts and division performance payouts under the fiscal 2014 annual cash incentive awards. With respect to corporate adjustment events, the impact of an acquisition on the fiscal 2014 annual cash incentive award payouts was determined by the size of the acquisition based on projected annual revenue for the first twelve months following the closing of an acquisition, as follows:

•	The impact of any acquisition greater than $10 million was to be excluded from the payout calculation and

•	The impact of any acquisition less than $10 million was to be included in the payout calculation.

With respect to division adjustment events, the impact of any acquisition was excluded from the payout calculation. Additionally, any externally driven changes in accounting principles and standards were to be excluded if the cumulative net impact on the payout of all such accounting adjustments affected the award payout by more than 2%

Corporate Performance Measures and Goals.    The table below summarizes the fiscal 2014 corporate performance measures and goals applicable to our named executive officers. In fiscal 2014, there were no corporate adjustment events. For our named executive officers with divisional responsibility, 50% of their annual cash incentive award was based on the achievement of the corporate goals listed in the table below. The remaining 50% was based on the achievement of division goals, which are discussed later in this section.

Corporate: Fiscal 2014 Performance Measures	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)	Actual
30% corporate revenue growth	3.0%	5.0% – 6.0%	9.0%	6.4% (above target)
50% diluted net EPS	$2.32	$2.90	$3.48	$3.02 (above target)
20% corporate average net assets turns	2.46500	2.90000	3.33500	2.97000 (above target)
Corporate performance payout				117.7% of target

Corporate Performance Discussion and Analysis.    When applying the weightings of the performance measures to actual results, the resulting corporate performance payout for fiscal 2014 was 117.7% of target. Since Mr. Hoffman, Ms. Peterson and Mr. Dordell had 100% of their annual cash incentive awards tied to corporate performance, their annual cash incentive award payouts were at 117.7% of target. Applying their individual target awards as a percent of base salary, this translated to payouts of approximately 135%, 82% and 65% of fiscal year base salary earnings for Mr. Hoffman, Ms. Peterson and Mr. Dordell, respectively.

Division Performance Measures and Goals.    In addition to corporate performance, our executives with division responsibility had 50% of their annual cash incentive award based on actual division performance against division performance goals established for the individual divisions over which they have responsibility. As a result, in fiscal 2014, Messrs. Happe and Brown had 50% of their annual cash incentive award tied to division performance.

The division performance measures for fiscal 2014 included division revenue growth, division CPC and division working capital as a percent of sales. Threshold, target and maximum goals were established for each of these performance measures for each division at the beginning of the fiscal year. The specific performances for each of the growth, CPC and working capital as a percent of sales for each division are maintained as proprietary and confidential. The Committee believes that disclosure of these specific performance goals would represent competitive harm to us as division goals and results are not publicly disclosed and are competitively sensitive.

Reflected below are the payout percentages associated with various levels of performance.

Level of Performance	Payout %
Threshold	40% of target
Target	100%
Maximum	200% of target

For each performance measure, the target goal reflects the annual financial business plan goal set for each respective division. Based on historical performance, the Committee believes the attainment of the target performance level, while uncertain, could be reasonably anticipated. Threshold goals represent the minimum level of performance necessary for there to be a payout for that performance measure and the Committee believes the threshold goals are likely to be achieved. The threshold goal for CPC represented 80% of the plan set for each respective division. Threshold goals for revenue growth and working capital as a percent of sales represented the minimum level of performance that the Committee determined would be appropriate in order to receive a payout. Maximum goals represented the level of performance at which payouts are 200% of the target award. Even if actual results exceed the maximum goals, the payouts are capped at 200% of the target award. The maximum goal for CPC represents 120% of the plan set for each respective division. Maximum goals for revenue growth and working capital as a percent of sales represent levels of performance at which the Committee determines a payout of 200% of target would be appropriate. The Committee believes that the maximum goals established for each division performance measure are more aggressive goals.

Discussion and Analysis of Division Performance Applicable to Mr. Happe.    The annual cash incentive for Mr. Happe was based 50% on corporate performance and 50% on division performance. The division performance was based on the divisions over which Mr. Happe had responsibility during fiscal 2014. Division performance for Mr. Happe was weighted to generally reflect the difference between the size and profitability of these divisions, as well as the time that Mr. Happe spent among these divisions.

The table below reflects how the Residential, Landscape Contractor Equipment, Exmark and Sitework Systems divisions performed against the three performance measures.

Performance Measure	Residential	Landscape Contractor Equipment	Exmark	Sitework Systems
Division revenue growth	> Maximum	Target	> Maximum	< Threshold
Division CPC	> Target	> Target	> Maximum	< Threshold
Division working capital as a percent of sales	> Maximum	> Maximum	> Target	< Threshold
Division payout (% of target)	183.8%	111.1%	197.0%	Zero

When applying the weightings assigned to each division to the division payout percentages, the resulting division payout percent and overall payout percent for Mr. Happe is reflected below. These resulted in a payout to Mr. Happe of just over 82% of his fiscal 2014 base salary earnings.

Weighted division payout for Mr. Happe (50% weighting)	157.1% of target

Corporate payout (50% weighting)	117.7% of target

Overall payout to Mr. Happe	137.4% of target

Discussion and Analysis of Division Performance Applicable to Mr. Brown. The annual cash incentive for Mr. Brown was based 50% on corporate performance and 50% on division performance. The division performance was based on the divisions over which Mr. Brown had responsibility during fiscal 2014. Division performance for Mr. Brown was weighted to generally reflect the difference between the size and profitability of these divisions, as well as the time that Mr. Brown spent among these divisions.

The table below reflects how the Commercial and Irrigation divisions performed against the three performance measures. Pursuant to the treatment of division adjustment events discussed previously, in fiscal 2014, we completed an acquisition of certain assets of a quality, value-priced line of outdoor lighting fixtures for the landscape lighting market. The impact of such acquisition was excluded from the results of the Irrigation division.

Performance Measure	Commercial	Irrigation
Division revenue growth	< Target	< Threshold
Division CPC	> Target	< Target
Division working capital as a percent of sales	> Maximum	< Target
Division payout (% of target)	109.9%	42.4%

When applying the weightings assigned to each division to the division payout percentages, the resulting division payout percent and overall payout percent for Mr. Brown is reflected below. These resulted in a payout to Mr. Brown of just over 58% of his fiscal 2014 base salary earnings.

Weighted division payout for Mr. Brown (50% weighting)	76.2% of target

Corporate payout (50% weighting)	117.7% of target

Overall payout to Mr. Brown	96.9% of target

Actual Cash Compensation Discussion and Analysis.    Fiscal 2014 actual total cash compensation and its position relative to the market 50th percentile is reflected in the table below. The corporate performance payout of the annual cash incentive award of 117.7% resulted in actual total cash compensation being above the market 50th percentile for Messrs. Hoffman and Dordell and Ms. Peterson. The overall payout of 137.4% target for Mr. Happe resulted in actual total cash compensation being above the market 50th percentile. The overall payout of 96.9% of target for Mr. Brown resulted in actual total cash compensation being slightly below the market 50th percentile.

Name	Fiscal 2014 Base Salary Earnings	Fiscal 2014 Actual Total Annual Cash Incentive Award Payout	Fiscal 2014 Actual Total Cash Compensation	Fiscal 2014 Actual Total Cash Compensation Compared to Market 50th Percentile
Mr. Hoffman	$925,000	$1,252,034	$2,177,034	18.0% above
Ms. Peterson	$460,000	$378,994	$838,994	6.9% above
Mr. Happe	$375,000	$309,212	$684,212	1.4% above
Mr. Dordell	$384,000	$248,582	$632,582	0.4% above
Mr. Brown	$375,000	$218,081	$593,081	4.3% below

Long-Term Incentives.

General.     We believe that our use of long-term incentives tied to our common stock, along with our established stock ownership guidelines, help align the interests of our executive officers with the interest of our shareholders. Therefore, we provide the opportunity for our executive officers to earn market competitive long-term incentives in the form of both stock options and performance share awards that are granted annually. With respect to annual grants of long-term incentive awards, in addition to considering market data, we also consider for each executive officer the scope and complexity of the position, tenure, internal pay comparisons, individual performance and historical targeted grant levels.

Generally, one-half of the long-term incentive value is delivered in the form of stock options and one-half of the long-term incentive value is delivered in the form of performance share awards. We believe this mix of equity vehicles strikes the appropriate balance between rewarding increases in the market value of our common stock and the achievement of company specific performance measures. Actual value realized from our long-term incentive awards may exceed or be less than the market 50th percentile based on actual performance against established three-year cumulative financial business goals for performance share awards and the price of our common stock for stock options. In addition to stock options and performance share awards, we also occasionally use awards of restricted stock or restricted stock units in connection with the hiring of new executive officers, mid-year promotions of existing executive officers, leadership transition or retention purposes.

Stock Options.    Each year at its regular meeting held in November or December, the Compensation & Human Resources Committee approves the annual grant of stock options to our executive officers. If we deliver strong shareholder returns, our stock price presumably will increase, thereby increasing the value of the stock options and resulting total compensation. If shareholder value is not delivered and our stock price does not increase, the options will have no value. Annual stock options are generally granted on the date of the Committee’s meeting or, if held before the issuance of our earnings release announcing prior fiscal year results, on the second business day following the issuance of the earnings release, with the day of such earnings release being the first day, and have a per share exercise price equal to the closing price of our common stock, as reported on the NYSE, on the date of grant.

To determine the number of options to award to our executive officers, we start with a total target value of stock options and divide that value by the expected value of an option to purchase a share of our common stock, using a Black-Scholes option pricing method. The calculation of the expected value is based on the average closing price of our common stock, as reported on the NYSE, over the last three months of the prior fiscal year. The three-month average allows for smoothing of any volatility that may be associated with a particular date’s stock price.

Stock options granted to our executive officers, including our named executive officers, vest ratably in three equal installments on each of the first, second and third year anniversaries of the date of grant and are exercisable for a period of ten years following the date of grant. We believe that the three-year vesting schedule is common within our industry and at similarly sized companies. Additionally, the three-year vesting schedule is consistent with the three-year performance period for our performance share awards. We believe the three-year period for both stock options and performance share awards provides retention value and focuses our executive officers on attainment of longer term performance. The Compensation & Human Resources Committee periodically reviews option vesting schedules and terms.

Performance Share Awards.    Each year at its regular meeting held in November or December, the Compensation & Human Resources Committee approves the annual grant of performance share awards to our executive officers, including our named executive officers. Performance share awards are paid out in shares of our common stock following completion of a three-year performance period if certain performance goals are achieved. The performance goals are based on performance measures contained in our 2010 Plan.

To determine the number of target performance share awards to be granted to our executive officers, we start with a total target value of performance share awards to be delivered. That value is divided by an expected value per share to determine the number of performance share awards to grant at target. The expected value per share is equal to the average closing price of our common stock, as reported on the NYSE, over the last three months of the prior fiscal year.

At the beginning of the first fiscal year in the three-year period, the Compensation & Human Resources Committee establishes performance measures, weightings, goals and performance adjustment events, if any, for the entire three-year performance period, as well as thresholds and maximums. Similar to the process used for establishing performance goals for annual cash incentive awards, our prior fiscal year financial business results, our competitive situation and the general state of our business, including any anticipated business opportunities, are considered by the Committee when establishing performance goals for the three-year performance period. During the fiscal year, the Committee reviews progress against the performance goals for performance share awards for all outstanding performance periods. At the end of the three-year performance period, at the Committee’s regular meeting in November or December, Management presents a summary of, and the Committee certifies, performance against the performance goals, and a corresponding payout, which is expressed as a percent of target. Shares of our common stock are paid out to the executive officers in December and are contingent on our final earnings release for the recently completed fiscal year. Actual payouts for performance share awards can range from 0% (if the threshold levels of performance are not met) to 200% of the target award (if maximum levels of performance are met).

Restricted Stock Awards and Restricted Stock Unit Awards.     Occasionally, the Committee will approve awards of restricted stock or restricted stock units for use in certain situations, including hiring of new executive officers, mid-year promotions of existing executive officers or leadership transition or retention purposes. Vesting may be either performance-based or time-based. Performance-based awards use one or more of the performance measures described in our 2010 Plan. Under our 2010 Plan, restricted stock and restricted stock units with time-based vesting can vest no more rapidly than ratably over three years. None of our named executive officers received restricted stock or restricted stock units in fiscal 2014.

Fiscal 2014 Grants.    The number of stock options granted to our named executive officers for fiscal 2014 can be found in the “Grants of Plan-Based Awards for Fiscal 2014 Table” on page 60. The per share exercise price of the options is $59.50, which is equal to the closing price of our common stock, as reported on the NYSE, on the date of grant, which for fiscal 2014 was December 6, 2013. The grant date fair value of those awards can be found in the “Summary Compensation Table” on page 56 in the “Option Awards” column and in the “Grants of Plan-Based Awards for Fiscal 2014” table in the “Grant Date Fair Value of Stock and Option Award” column.

On December 3, 2013, the Committee granted performance share awards for the fiscal 2014 through fiscal 2016 performance period. The number of performance shares at threshold, target and maximum levels of performance granted to our named executive officers for the fiscal 2014 through fiscal 2016 performance period can be found in the “Grants of Plan-Based Awards for Fiscal 2014 Table” on page 60 in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns. The grant date fair value of those awards at target can be found in the “Summary Compensation Table” on page 56 in the “Stock Awards” column.

Performance Measures for the Performance Period Beginning in Fiscal 2014.    For the fiscal 2014 to fiscal 2016 performance share awards, the following corporate performance measures and weightings were established for our executive officers, including our named executive officers that did not have any divisional responsibility:

•	50% cumulative corporate net income plus after-tax interest;

•	30% cumulative corporate revenue; and

•	20% cumulative corporate average net assets turns.

For the fiscal 2014 to fiscal 2016 performance share awards, division performance measures and weightings were also established for executive officers with divisional responsibility. The division portion of the award had a 25% weighting. The following division performance measures and weightings were established:

•	60% cumulative CPC and

•	40% cumulative revenue.

If an executive officer transitioned to a new role after the performance share awards for the fiscal 2014 to fiscal 2016 performance period were granted, the performance share award granted to that executive officer for that period is not adjusted. Instead, the performance share awards granted for the fiscal 2015 to fiscal 2017 performance period would be adjusted based on the executive officer’s new divisional responsibilities.

The specific performance goals for the three-year award period are maintained by us as proprietary and confidential. The Committee believes that disclosure of these specific performance goals would represent competitive harm to us as division goals and results are not publicly disclosed and are competitively sensitive.

For each performance measure, the target goal reflects the cumulative three-year financial business plan goal set for each respective division. Based on historical performance, the Committee believes the attainment of the target performance level, while uncertain, could be reasonably anticipated. Threshold goals represented the minimum level of performance necessary for there to be a payout for that performance measure and the Committee believes the threshold goals were likely to be achieved. Maximum goals represented the level of performance at which payouts are 200% of the target award. Even if actual results exceed the maximum goals, the payouts are capped at 200% of the target award. The maximum goals represent levels of performance at which the Committee determined a payout of 200% of target would be appropriate. The Committee believes that the maximum goals established for each performance measure are more aggressive goals.

In addition to approving performance measures, weightings and goals, the Committee also established, in accordance with our 2010 Plan, specific corporate adjustment events for determining payouts under the fiscal 2014 to fiscal 2016 performance share awards. The impact of acquisitions on the evaluation of performance will be determined based on the size of the acquisition as determined by projected annual revenue for the first twelve months after the closing of an acquisition as follows:

•	The entire impact of any acquisition greater than $50 million will be excluded from the payout calculation for the entire performance period;

•	All impacts for acquisitions less than $10 million will be included in the payout calculation for the entire performance period; and

•

For acquisitions between $10 million and $50 million, the impact will be excluded from the payout calculation if the transaction closes during the third year of the three-year term; if the transaction closes in the first or second year of the performance period, the impact will be included in the payout calculation with the exception of any transaction costs incurred.

Additionally, any externally driven changes in accounting principles and standards will be excluded from the evaluation of performance if the cumulative net impact on the payout of all such accounting adjustments impacts the award payout by more than 2%.

With respect to the division adjustment events, the impact of all acquisitions in which the projected annual revenue for the first twelve months after the closing of an acquisition exceed 1% of division revenue will be excluded. We believe that these adjustments are important to maintain our historical practice of fixed accounting treatment for our performance share awards.

Performance Measures for the Performance Period Ending in Fiscal 2014.    The performance share awards that were granted in fiscal 2012 for the fiscal 2012 to fiscal 2014 performance period were paid out upon the completion of fiscal 2014. A summary of the performance shares awarded to our named executive officers for the fiscal 2012 to fiscal 2014 performance period, and the value realized on vesting for those awards, can be found in the “Option Exercises and Stock Vested for Fiscal 2014” table on page 63 in the “Number of Shares Acquired on Vesting” and “Value Realized on Vesting” columns, respectively.

The table below outlines the corporate performance measures and weightings, as well as threshold, target and maximum goals, along with actual levels of performance, for the fiscal 2012 to fiscal 2014 performance share awards.

Fiscal 2012 to Fiscal 2014 Performance Measure	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)	Actual
50% cumulative corporate net income plus after-tax interest (in thousands)	$365,273	$445,342	$504,719	$491,336 (above target	)
30% cumulative corporate revenue (in thousands)	$5,939,188	$6,331,919	$6,668,275	$6,172,812 (above threshold	)
20% cumulative corporate average net assets turns	8.39578	9.87738	11.35899	8.77412 (above threshold	)

Corporate Performance Discussion and Analysis.    When applying the actual performance against the weightings of the performance measures, the fiscal 2012 to fiscal 2014 corporate payout was 122.2% of target. As a result, Messrs. Hoffman and Dordell and Ms. Peterson received a performance share payout that was 122.2% of target. Based on the adjustment events approved by the Compensation & Human Resources Committee in fiscal 2012, the actual results and corresponding payout were adjusted for our acquisitions of Stone Construction Equipment, Inc. and Astec Underground, Inc., each of which occurred during fiscal 2012.

Discussion and Analysis of Division Performance Applicable to Mr. Happe.    The fiscal 2012 to fiscal 2014 performance share award for Mr. Happe was based 75% on corporate performance and 25% on division performance. The division performance was based on the divisions over which Mr. Happe had responsibility at the time the award was granted in fiscal 2012. Division performance for Mr. Happe was weighted to generally reflect the difference between the size and profitability of these divisions, as well as the time that Mr. Happe spent among these divisions.

The table below reflects how the Residential and Landscape Contractor Equipment divisions performed against the two performance measures.

Performance Measure	Residential	Landscape Contractor Equipment
Division CPC	< Target	< Threshold
Division revenue	< Target	< Threshold
Division payout (% of target)	57.5%	Zero

When applying the weightings assigned to each division to the division payout percentages, the resulting division payout percent and overall payout percent for Mr. Happe is reflected below.

Weighted division payout for Mr. Happe (25% weighting)	46.0% of target

Corporate payout (75% weighting)	122.2% of target

Overall payout to Mr. Happe	103.1% of target

Discussion and Analysis of Division Performance Applicable to Mr. Brown.    The fiscal 2012 to fiscal 2014 performance share award for Mr. Brown was based 75% on corporate performance and 25% on division performance. The division performance was based on the division over which Mr. Brown had responsibility at the time the award was granted in fiscal 2012.

The table below reflects how the International division performed against the two performance measures.

Performance Measure	International
Division revenue growth	< Threshold
Division CPC	< Target
Division payout (% of target)	39.0%

The overall payout percent for Mr. Brown is reflected below.

Weighted division payout for Mr. Brown (25% weighting)	39.0% of target

Corporate payout (75% weighting)	122.2% of target

Overall payout to Mr. Brown	101.4% of target

Target Total Direct Compensation.    As described previously, when analyzing compensation, we look at base salary, target total cash compensation and target total direct compensation in comparison to the market 50th percentile when establishing new base salary levels, target annual cash incentive awards and long-term incentive awards. Actual value realized from long-term incentives is dependent on stock price at the time of exercise for stock option grants and actual payout of performance share awards at the end of the three-year term, which is dependent on actual cumulative performance against established performance goals. Therefore, it is difficult to assess actual total direct compensation on an annual basis in comparison to the market since the market data may have changed significantly when actual long-term incentive results are fully realized. We believe it is important to continue to review target total direct compensation when establishing long-term incentive grants. The fiscal 2014 target total direct compensation, which is the sum of actual base salary, target annual cash incentive and target value of equity awards, for each named executive officer is compared to the market 50th percentile in the table below.

Name	Fiscal 2014 Target Total Direct Compensation	Comparison to Market 50th Percentile
Mr. Hoffman	$4,448,750	6.2% above
Ms. Peterson	$1,427,000	0.2% below
Mr. Happe	$1,050,000	6.8% below
Mr. Dordell	$995,200	5.7% below
Mr. Brown	$1,000,000	1.0% above

Health, Welfare and Retirement Benefits and All Other Compensation.

Health and Welfare Benefits.    We believe that providing competitive health and welfare benefits at a reasonable cost is an important part of any employee’s compensation package and promotes employee health. Our executive officers participate in the same health and welfare benefits as our full-time office salaried employees. These health and welfare benefits for fiscal 2014 included medical and dental insurance; life, accidental death and dismemberment insurance; and disability insurance. These benefits, including plan design and cost, are analyzed annually.

Retirement Benefits.    We believe that it is important to allow our employees, including our executive officers, the opportunity to save for retirement through our IS&ESOP, which is our defined contribution plan. This is the plan in which the majority of our U.S.-based employees participate. This plan includes a standard 401(k) plan with a company match and two other annual discretionary company contributions, an investment savings contribution and an ESOP contribution. Company contributions for fiscal 2014 to our defined contribution plan on behalf of our named executive officers can be found under “All Other Compensation for Fiscal 2014” beginning on page 58.

Our named executive officers’ compensation exceeds the IRS compensation limit; therefore, they are limited in terms of what they can contribute and what we can match in our qualified defined contribution plan. To help ensure our executive officers’ ability to provide financial security and save for retirement, we maintain three nonqualified plans, which include: The Toro Company Deferred Compensation Plan, or Deferred Plan, the Deferred Plan for Officers and The Toro Company Supplemental Benefit Plan, or Supplemental Benefit Plan. These plans, which are unsecured and unfunded, are described under “Nonqualified Deferred Compensation for Fiscal 2014” beginning on page 63.

Perquisites.    We provide our executive officers with modest perquisites. The perquisites provided during fiscal 2014 included a company-leased automobile, financial planning allowance, payment of an executive physical and company products for personal use. We believe these perquisites are an important part of our overall compensation package and help us accomplish our goal of attracting, retaining and rewarding top executive talent. Specifically, we believe that these perquisites assist in promoting the financial security and health of our executive officers and encourage the use and promotion of our products. The value of all of the perquisites provided to our named executive officers for fiscal 2014 can be found under “All Other Compensation for Fiscal 2014” beginning on page 58.

Charitable Giving.    We support charitable organizations for our employees, including our named executive officers, through our matching gift program. The program for our executive officers provides that a gift or gifts by an executive officer and his/her spouse to one or more tax exempt 501(c)(3) charitable organizations located in the United States will be matched by us in an aggregate amount of up to $3,000 per year.

Stock Ownership Guidelines.    We maintain stock ownership guidelines that enable us to meet our compensation objective of aligning the interests of our executive officers with those of our shareholders. Our guidelines require that our Chairman and CEO own a dollar value of our common stock equal to at least five times his annual base salary, and require our other executive officers, including our named executive officers, to own a dollar value of our common stock equal to two or three times annual base salary, depending on their position. Executive officers have five years from the date of hire or, if the ownership multiple has increased during his or her tenure, five years from the date established in connection with such increase to reach their respective guideline. As of October 31, 2014, each of our named executive officers required to meet the stock ownership guidelines had met such guideline.

Employment, Severance and Change in Control Arrangements.    Our named executive officers do not have any employment or severance agreements or arrangements other than as provided for in our CIC policy. Accordingly, our named executive officers do not have the right to cash severance in connection with a termination of employment except in connection with a change in control of our Company as described under “Potential Payments Upon Termination or Change in Control—Change in Control” beginning on page 70.

We believe that our CIC policy and other change in control arrangements are important because they provide retention incentives and additional monetary motivation to complete a transaction that the Board believes is in the best interests of our Company and our shareholders. We believe that is in the best interests of our Company and our shareholders to assure that we will have the continued dedication of our executives, notwithstanding the possibility, threat or occurrence of a change in control. We also believe it is imperative to diminish any distraction of our executives by virtue of the personal uncertainties and risks, including personal financial risks, created by a pending or threatened change in control of the company.

Our CIC policy incorporates a “double trigger” mechanism and provides for a severance payment for an executive officer if within three years after a change in control an executive officer’s employment is terminated by us without just cause or the executive officer terminates his or her employment for good reason, or if such termination occurs at the request of a third party who had taken steps reasonably calculated to effect the change in control. Our CIC policy does not provide a “gross-up” for 280G excise taxes and, as a condition to the payment of any severance payment, the executive officer must execute a release of claims against us substantially in the form attached to the CIC policy.

In addition to our CIC policy, we also have change in control provisions in our 2010 Plan and prior equity plans and individual award agreements that apply to our executives, including our named executive officers, as well as other employees, that provide for immediate vesting acceleration upon a change in control. More information regarding these provisions is also provided under “—Potential Payments Upon Termination or Change in Control—Change in Control.” Because the immediate vesting of stock options, restricted stock, restricted stock units and certain other awards is triggered by the change in control itself, and is not dependent upon a termination of employment within a certain protection period, these acceleration provisions are known as a “single trigger” change in control arrangements. We believe our “single trigger” change in control arrangements for equity awards granted under the 2010 Plan and prior equity plans provide important retention incentives during what can often be an uncertain time for employees and provide executives with additional monetary motivation to focus on and complete a transaction that our Board believes is in the best interests of our shareholders rather than seeking new employment opportunities. If an executive were to leave prior to the completion of the change in control, non-vested options or other awards held by the executive would terminate.

The Compensation & Human Resources Committee reviews our change of control arrangements periodically to ensure that they remain necessary and appropriate.

Hedging and Pledging.    Our insider trading policy prohibits officers and directors from purchasing Toro securities on margin, borrowing against any account in which Toro securities are held,

or pledging Toro securities as collateral for a loan. In addition, our insider trading policy prohibits employees (including executive officers) and directors from purchasing any financial instruments (including, without limitation, prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Toro securities.

Tax Deductibility of Compensation.    When designing all aspects of compensation, we consider the deductibility of executive compensation under Code Section 162(m), which provides that we may not deduct more than $1 million paid to certain executive officers, other than “performance-based” compensation meeting certain requirements. Our compensation plans and the annual cash incentive award payouts, stock option grants and performance share award payouts made under these plans have been designed with the intention of satisfying the requirements for “performance-based” compensation as defined in Code Section 162(m). While we design these plans to operate in a manner intended to qualify as “performance-based” under Code Section 162(m), the Committee may administer the plans in a manner that does not satisfy the requirements of Code Section 162(m) in order to achieve a result that the Committee determines to be appropriate. All performance-based compensation awarded to, earned by or paid to our named executive officers in fiscal 2014 was intended to be deductible under Code Section 162(m).

Assessment of Risk Related to Compensation Programs

We determined that our compensation policies, practices and programs and related compensation governance structure work together to minimize exposure to excessive risk while appropriately pursuing growth strategies that emphasize shareholder value creation. In reaching such determination, we noted that (i) base salaries for all employees are targeted at the market 50th percentile, are not subject to performance risk and, for non-executive employees, constitute the largest part of their total compensation; (ii) incentive or variable compensation awarded to our executive officers, which constitutes the largest part of their total compensation, is appropriately balanced between annual and long-term performance and cash and equity compensation, and utilizes performance measures and goals that are drivers of long-term success for our Company and our shareholders; and (iii) caps on performance-based awards are used.

Summary Compensation Table

The following table summarizes compensation for each of the last three fiscal years awarded to, earned by or paid to our Chairman and CEO; Vice President, Treasurer and CFO, and each of the other three most highly compensated executive officers. We collectively refer to the executive officers listed as our “named executive officers.” The “Compensation Discussion and Analysis” beginning on page 36 provides additional information about compensation paid to our named executive officers. Amounts in this Summary Compensation Table are not reduced to reflect elections, if any, by the named executive officers to defer receipt of base salary, annual cash incentive award payouts or performance share award payouts. Elections to defer these forms of compensation are described in more detail under “Nonqualified Deferred Compensation for Fiscal 2014” beginning on page 65. Earnings on nonqualified deferred compensation are not on a basis that is considered to be above-market or preferential.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Michael J. Hoffman,	2014	$925,000	$0	$1,402,427	$1,408,863	$1,252,034	$231,890	$5,220,214
Chairman of the Board,	2013	$900,000	$0	$1,236,564	$1,254,834	$1,189,980	$208,413	$4,789,791
President and Chief	2012	$865,000	$0	$1,214,105	$1,140,360	$819,155	$195,670	$4,234,290
Executive Officer
Renee J. Peterson,	2014	$460,000	$0	$361,140	$362,974	$378,994	$100,012	$1,663,120
VP, Treasurer and	2013	$445,000	$0	$332,274	$335,142	$347,679	$106,626	$1,566,721
CFO	2012	$415,000	$0	$333,173	$311,320	$235,803	$130,397	$1,425,693
Michael J. Happe,	2014	$375,000	$0	$252,798	$254,456	$309,212	$66,924	$1,258,390
Group VP, Residential and	2013	$355,000	$0	$214,506	$218,232	$209,625	$62,751	$1,060,114
Contractor Business(6)
Timothy P. Dordell,	2014	$384,000	$0	$222,703	$224,520	$248,582	$87,379	$1,167,184
VP, Secretary and General Counsel	2013	$371,000	$0	$197,682	$201,345	$222,971	$85,404	$1,078,402
	2012	$360,000	$0	$203,292	$192,640	$170,460	$82,170	$1,008,562
William E. Brown, Jr.,	2014	$375,000	$0	$222,703	$224,520	$218,081	$69,369	$1,109,673
Group VP, Commercial and Irrigation Businesses(7)	2013	$355,000	$0	$214,506	$218,232	$232,992	$66,278	$1,087,008

(1)	We generally do not pay discretionary bonuses or bonuses that are subjectively determined; we did not pay any such bonuses to any of our named executive officers in any of the last three most recently completed fiscal years. Annual cash incentive award payouts based on performance against pre-established financial performance goals are reported in the “Non-Equity Incentive Plan Compensation” column.

(2)	Amounts reported for fiscal 2014 represent the grant date fair value, computed in accordance with FASB ASC Topic 718, of performance share awards granted for the fiscal 2014 to fiscal 2016 three-year performance period assuming target levels of performance. Amounts reported for fiscal 2014 are also set forth in the “Grants of Plan-Based Awards for Fiscal 2014 Table” on page 60 in the “Grant Date Fair Value of Stock and Option Awards” column. Provided below is the fiscal 2014 grant date fair value of performance share awards for the fiscal 2014 to fiscal 2016 performance period assuming maximum levels of performance. The maximum value is calculated using the number of shares reflected in the “Maximum” column of the “Estimated Future Payouts Under Equity Incentive Plan Awards” section of the “Grants of Plan-Based Awards for Fiscal 2014 Table” on page 60 and the closing price of our common stock, as reported by the NYSE, on December 3, 2013, the grant date, of $60.19.

Name	Grant Date Fair Value at Maximum Levels of Performance
Mr. Hoffman	$2,804,854
Ms. Peterson	$722,280
Mr. Happe	$505,596
Mr. Dordell	$445,406
Mr. Brown	$445,406

(3)	Amounts reported represent the grant date fair value, computed in accordance with FASB ASC Topic 718, of option awards granted each fiscal year. Summarized in the table below are the specific assumptions used in the valuation of the option awards previously granted.

Grant Date	Risk Free Rate	Expected Life	Expected Volatility	Expected Dividend Yield	Per Share Black-Scholes Value
12/06/2013	1.93%	6.0 years	34.28%	1.25%	$18.71
12/11/2012	0.87%	6.0 years	35.19%	1.07%	$12.99
12/07/2011	1.20%	6.0 years	35.02%	1.31%	$8.60

(4)	Amounts reported represent annual cash incentive awards earned for each fiscal year, but paid during the following fiscal year or deferred. Annual cash incentive awards are calculated and paid based on performance against financial performance goals that are established and communicated at the beginning of each fiscal year. Additional detail regarding our annual cash incentives is set forth in the “Annual Cash Incentives—Actual Cash Compensation Discussion and Analysis” on page 48.

(5)	Amounts for fiscal 2014 are set forth under “All Other Compensation for Fiscal 2014” beginning on page 58.

(6)	Mr. Happe was not a named executive officer in fiscal 2012; therefore, his information is only provided for fiscal 2014 and fiscal 2013.

(7)	Mr. Brown was not a named executive officer in fiscal 2012; therefore, his information is only provided for fiscal 2014 and fiscal 2013.

All Other Compensation for Fiscal 2014

All other compensation for fiscal 2014 includes the value of Company contributions to our retirement plan(s), the value of modest perquisites provided and the matching portion by the Company for charitable donations by our named executive officers, all of which are described below.

Element	Description
Retirement Benefits	Under our IS&ESOP, we currently match $0.50 for each employee dollar contribution, up to an employee maximum of 4%, although we retain the discretion to amend the match. Employees are eligible to contribute to the plan and receive company matching contributions after 30 days of service. Additionally, there may be an annual Company discretionary investment savings and ESOP contribution. Employees are eligible for this contribution after 30 days of service. For certain employees whose compensation exceeds the IRS limit, we also provide a contribution into a nonqualified deferred compensation plan, the Supplemental Benefit Plan. Our nonqualified deferred compensation plans are described under “Nonqualified Deferred Compensation for Fiscal 2014” beginning on page 63.
Perquisites

We provide our executive officers, including our named executive officers, with the following modest perquisites:

•    Company-leased automobile—We pay all costs associated with leasing, operating, maintaining and insuring a company-leased automobile. Our executive officers are generally eligible for a new vehicle after 30 months and may choose to purchase the existing vehicle at book value plus payment of any miscellaneous expenses charged by our leasing company.

•    Financial planning—We encourage our executive officers to receive professional advice regarding their financial, tax and estate planning needs. Therefore, we pay up to a maximum defined amount for our Chairman and CEO and each other named executive officer to cover tax planning, tax return preparation, financial counseling and estate planning. Every three years, we will pay up to an additional 50% of the annual allowance. Annual allowance ranges from $5,000 for certain executives to $15,000 for our Chairman and CEO.

•    Annual executive physical—To help ensure the health of our executive officers, we generally pay up to $2,000 for approved physical exam expenses not covered by the executive officer’s health insurance.

•    Company products—To enable our executive officers the opportunity to become more familiar with our products and use those products on a regular basis, we provide certain Company products and related parts and accessories for personal use at no cost; provided, however, that executive officers are responsible for applicable taxes attributable to the value of such products. The value of a product, part or accessory is generally deemed to be our distributor net price or its equivalent, which is also the price at which products are available to employees for purchase.

Charitable Giving	We support charitable organizations for our employees, including our named executive officers, through our matching gift program. The program for our executive officers provides that a gift or gifts by an executive officer and/or his or her spouse to one or more tax exempt 501(c)(3) charitable organizations located in the United States will be matched by us in an aggregate amount of up to $3,000 per year.

Specific amounts included in the fiscal 2014 “All Other Compensation” column of the “Summary Compensation Table” are in the table below.

Name	IS&ESOP Contributions (1)	Supplemental Benefit Plan Contributions(2)	Automobile(3)	Financial Planning(4)	Executive Physical(5)	Company Products(6)	Charitable Giving(7)	Total
Mr. Hoffman	$23,137	$162,258	$22,621	$6,950	$748	$16,176	$0	$231,890
Ms. Peterson	$23,137	$48,842	$18,249	$6,956	$480	$2,348	$0	$100,012
Mr. Happe	$23,137	$34,718	$4,160	$4,600	$0	$309	$0	$66,924
Mr. Dordell	$23,137	$31,383	$21,746	$8,218	$0	$0	$2,895	$87,379
Mr. Brown	$23,137	$28,535	$14,802	$2,150	$745	$0	$0	$69,369

(1)	Amounts reported represent Company (i) matching contributions, (ii) investment savings contributions, and (iii) ESOP contributions to the IS&ESOP.

(2)	Amounts reported represent Company contributions to the Supplemental Benefit Plan.

(3)	Amounts reported represent Company paid automobile lease plus reportable income for personal use of the automobile.

(4)	Amounts reported represent Company paid amounts for financial planning expenses.

(5)	Amounts reported represent Company paid amounts for executive physical expenses or co-pays for executive physicals.

(6)	Amounts reported represent value of company products received for personal use.

(7)	Amounts reported represent matching contributions for charitable donations made by our executive officers.

Grants of Plan-Based Awards for Fiscal 2014

We currently grant cash and equity awards under our 2010 Plan. During fiscal 2014, all plan-based awards granted to our named executive officers were granted under the 2010 Plan and included annual cash incentive awards, performance share awards and stock option awards. More details on each of these grants can be found within the “Compensation Discussion and Analysis”.

The following table summarizes all plan-based awards granted to our named executive officers during fiscal 2014. Specifically, the table includes the following:

•	Range of annual cash incentive award payouts for annual cash incentive awards granted in fiscal 2014 from threshold to maximum levels of performance;

•	Range of performance share award payouts granted in fiscal 2014 for the fiscal 2014 to fiscal 2016 performance period from threshold to maximum levels of performance;

•	Stock options granted in fiscal 2014 and the exercise price of those stock options; and

•	Grant date fair value of all stock and option awards.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)(6)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael J. Hoffman Annual Cash Incentive Award	—	—	$425,500	$1,063,750	$2,127,500
Performance Share Award	12/03/13	12/03/13				9,320	23,300	46,600			$1,402,427
Stock Options	12/06/13	12/03/13							75,300	$59.50	$1,408,863
Renee J. Peterson
Annual Cash Incentive Award	—	—	$128,800	$322,000	$644,000
Performance Share Award	12/03/13	12/03/13				2,400	6,000	12,000			$361,140
Stock Options	12/06/13	12/03/13							19,400	$59.50	$362,974
Michael J. Happe
Annual Cash Incentive Award	—	—	$90,000	$225,000	$450,000
Performance Share Award	12/03/13	12/03/13				1,680	4,200	8,400			$252,798
Stock Options	12/06/13	12/03/13							13,600	$59.50	$254,456
Timothy P. Dordell
Annual Cash Incentive Award	—	—	$84,480	$211,200	$422,400
Performance Share Award	12/03/13	12/03/13				1,480	3,700	7,400			$222,703
Stock Options	12/06/13	12/03/13							12,000	$59.50	$224,520
William E. Brown, Jr.
Annual Cash Incentive Award	—	—	$90,000	$225,000	$450,000
Performance Share Award	12/03/13	12/03/13				1,480	3,700	7,400			$222,703
Stock Options	12/06/13	12/03/13							12,000	$59.50	$224,520

(1)	Amounts reported represent the range of payouts of annual cash incentive awards for fiscal 2014. Actual payouts for fiscal 2014 are included in the “Summary Compensation Table” on page 56 in the “Non-Equity Incentive Plan Compensation” column.

(2)	Amounts reported represent the range of performance share award payouts for the fiscal 2014 to fiscal 2016 performance period. Information regarding the performance share awards is set forth under “Long-Term Incentives—Performance Share Awards” on page 49.

(3)	Amounts reported represent stock options granted during fiscal 2014. Options have a ten-year term and vest ratably in three equal installments on each of the first, second and third year anniversaries of the date of grant. Additional information regarding stock options is set forth under “Long-Term Incentives—Stock Options” beginning on page 48.

(4)	Amounts reported represent the closing price of our common stock, as reported on the NYSE, on the date of grant of $59.50.

(5)	Amounts reported represent the grant date fair value of performance share awards at target granted for the fiscal 2014 to fiscal 2016 performance period based on the closing price of our common stock, as reported on the NYSE, on the date of grant of $60.19. These amounts are also set forth in the “Summary Compensation Table” on page 56 in the “Stock Awards” column.

(6)	Amounts reported for option awards represent the grant date fair value of $18.71 per share, computed in accordance with FASB ASC Topic 718, of option awards made for fiscal 2014. These amounts are also set forth in the “Summary Compensation Table” on page 56 in the “Option Awards” column. The specific assumptions used in the valuation of the options are included in footnote 3 to the “Summary Compensation Table.”

Outstanding Equity Awards at Fiscal Year-End for 2014

The following table summarizes all outstanding equity awards previously granted to our named executive officers that were outstanding on October 31, 2014, the last day of fiscal 2014. Specifically, it reflects exercisable and unexercisable stock options, unvested restricted stock awards and unvested performance share awards.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
Michael J. Hoffman
Stock Options—2000 Plan	115,400	0	$20.095	11/30/2015
	151,800	0	$22.450	11/30/2016
	125,600	0	$27.465	11/28/2017
	184,400	0	$14.310	12/03/2018
	170,000	0	$20.365	12/01/2019
Stock Options—2010 Plan	126,600	0	$31.760	12/08/2020
	88,400	44,200	$28.225	12/07/2021
	32,200	64,400	$42.060	12/11/2022
	0	75,300	$59.500	12/06/2023
F13-F15 Performance Shares							41,189	$2,542,597
F14-F16 Performance Shares							27,540	$1,700,044
Renee J. Peterson
Stock Options—2010 Plan	16,132	12,068	$28.225	12/07/2021
	8,600	17,200	$42.060	12/11/2022
	0	19,400	$59.500	12/06/2023
F13-F15 Performance Shares							11,067	$683,166
F14-F16 Performance Shares							7,092	$437,789
Michael J. Happe
Stock Options—2000 Plan	7,800	0	$27.465	11/28/2017
	12,000	0	$20.365	12/01/2019
Stock Options—2010 Plan	13,000	0	$31.760	12/08/2020
	7,866	3,934	$28.225	12/07/2021
	5,600	11,200	$42.060	12/11/2022
	0	13,600	$59.500	12/06/2023
Restricted Stock – 2010 Plan					3,102	$191,486
F13-F15 Performance Shares							7,410	$457,419
F14-F16 Performance Shares							5,455	$336,737
Timothy P. Dordell
Stock Options—2000 Plan	5,340	0	$21.165	09/19/2016
	18,600	0	$22.450	11/30/2016
	21,000	0	$27.465	11/28/2017
	35,000	0	$14.310	12/03/2018
	32,000	0	$20.365	12/01/2019
Stock Options—2010 Plan	23,000	0	$31.760	12/08/2020
	14,932	7,468	$28.225	12/07/2021
	5,166	10,334	$42.060	12/11/2022
	0	12,000	$59.500	12/06/2023
F13-F15 Performance Shares							6,584	$406,430
F14-F16 Performance Shares							4,373	$269,945
William E. Brown, Jr.
Stock Options—2000 Plan	16,800	0	$22.450	11/30/2016
	13,200	0	$27.465	11/28/2017
	16,600	0	$14.310	12/03/2018
	19,000	0	$20.365	12/01/2019
Stock Options—2010 Plan	12,400	0	$31.760	12/08/2020
	7,866	3,934	$28.225	12/07/2021
	5,600	11,200	$42.060	12/11/2022
	0	12,000	$59.500	12/06/2023
Restricted Stock – 2010 Plan					3,102	$191,486
F13-F15 Performance Shares							6,981	$430,937
F14-F16 Performance Shares							4,173	$257,599

(1)	Stock options have a ten-year term and vest ratably in three equal installments on each of the first, second and third year anniversaries of the date of grant. The vesting schedule for options unexercisable as of October 31, 2014 is as follows:

Name	Grant Date	12/06/2014	12/07/2014	12/11/2014	12/06/2015	12/11/2015	12/06/2016	Option Expiration Date
Mr. Hoffman	12/7/2011		44,200					12/7/2021
	12/11/2012			32,200		32,200		12/11/2022
	12/6/2013	25,100			25,100		25,100	12/6/2023
Ms. Peterson	12/7/2011		12,068					12/7/2021
	12/11/2012			8,600		8,600		12/11/2022
	12/6/2013	6,466			6,467		6,467	12/6/2023
Mr. Happe	12/7/2011		3,934					12/7/2021
	12/11/2012			5,600		5,600		12/11/2022
	12/6/2013	4,533			4,533		4,534	12/6/2023
Mr. Dordell	12/7/2011		7,468					12/7/2021
	12/11/2012			5,167		5,167		12/11/2022
	12/6/2013	4,000			4,000		4,000	12/6/2023
Mr. Brown	12/7/2011		3,934					12/7/2021
	12/11/2012			5,600		5,600		12/11/2022
	12/6/2013	4,000			4,000		4,000	12/6/2023

(2)	Amounts reported represent the number of unvested shares of restricted stock plus accrued but unvested dividends. Shares of restricted stock were awarded to Messrs. Happe and Brown as part of their promotions to Group Vice President on March 20, 2012. These shares of restricted stock vest in full three years from the date of grant, or on March 20, 2015.

(3)	Amounts reported are based on the closing price of our common stock, as reported on the NYSE, on October 31, 2014, the last day of fiscal 2014, of $61.73 per share.

(4)	Amounts reported represent the number of performance share awards that were in progress based on actual levels of performance for fiscal 2014 and financial plan levels of performance for fiscal 2015 and fiscal 2016. The fiscal 2013 to fiscal 2015 performance share awards will vest solely based on the accomplishment of the performance goals established for the three-year performance period, which will end on October 31, 2015. The fiscal 2014 to fiscal 2016 performance share awards will vest solely based on the accomplishment of the performance goals established for the three-year performance period, which will end on October 31, 2016.

(5)	Amounts reported represent the value of performance share awards that were in progress based on the closing price of our common stock, as reported on the NYSE, on October 31, 2014, the last day of fiscal 2014, of $61.73 per share.

Option Exercises and Stock Vested for Fiscal 2014

The following table summarizes all of the stock options exercised during fiscal 2014, restricted stock awards that vested during fiscal 2014 and performance share awards that were paid out or deferred by our named executive officers for the fiscal 2012 to fiscal 2014 performance period.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael J. Hoffman
Stock Option Exercises	80,000	$3,532,752
F12-F14 Performance Share Award Payout			52,546	$3,413,914
Renee J. Peterson
Stock Option Exercises	8,000	$263,942
Restricted Stock Award			15,569	$976,021
F12-F14 Performance Share Award Payout			14,419	$936,802
Michael J. Happe
Stock Option Exercises	5,000	$221,116
F12-F14 Performance Share Award Payout			3,917	$254,487
Timothy P. Dordell
Stock Option Exercises	6,000	$237,130
F12-F14 Performance Share Award Payout			8,798	$571,606
William E. Brown, Jr.
Stock Option Exercises	15,400	$698,783
F12-F14 Performance Share Award Payout			3,853	$250,329

(1)	The number of shares acquired upon exercise reflects the gross number of shares acquired absent netting for shares surrendered to pay the option exercise price and/or satisfy tax withholding requirements. The value realized on exercise represents the gross number of shares acquired on exercise multiplied by the market price of our common stock on the exercise date, as reported on the NYSE, less the per share exercise price.

(2)	The number of shares acquired upon vesting reflects the gross number of shares acquired absent netting of shares surrendered to satisfy tax withholding requirements. The value realized on vesting for Ms. Peterson’s restricted stock award represents the gross number of shares acquired, including dividends, multiplied by the closing price of our common stock, as reported by the NYSE, on August 22, 2014 (the vesting date) of $62.69 per share. The value realized on vesting for performance share awards for Messrs. Hoffman, Happe, Dordell and Brown and Ms. Peterson represents the gross number of shares acquired multiplied by the closing price of our common stock, as reported on the NYSE, on December 4, 2014 (the payout date for the fiscal 2012 to fiscal 2014 performance share awards) of $64.97 per share. Amounts are not reduced to reflect any elections by our named executive officers to defer receipt of performance share award payouts. Under the Deferred Plan for Officers, Ms. Peterson deferred receipt of 100%, or 14,419 shares of her fiscal 2012 to fiscal 2014 performance share award payout. The material terms of the Deferred Plan for Officers are described under “Nonqualified Deferred Compensation for Fiscal 2014” set forth below.

Nonqualified Deferred Compensation for Fiscal 2014

We maintain three nonqualified deferred compensation plans in which our named executive officers are eligible to participate.

The Toro Company Deferred Compensation Plan.     This plan allows employees that are at a director-level and above, including our named executive officers, to defer on a pre-tax basis his or her calendar year base salary and/or fiscal year annual cash incentive payout to a date in the future.

Participants can defer up to 50% of calendar year base salary and up to 100% of the fiscal year annual cash incentive award payout. Deferred amounts are placed into a participant’s account and the participant may invest such deferred amounts in an array of funds that are consistent with or comparable to funds provided in the IS&ESOP. Deferral elections are made on an annual basis, before the beginning of the new fiscal year. Participants must elect a distribution date that is at least two years later than the date the compensation otherwise would have been received. Participants elect the frequency of payments and the number of payments to receive at the time of distribution. Any payouts distributed prior to retirement are paid out in the form of a lump sum. Participants are always 100% vested in their accounts.

The Toro Company Deferred Compensation Plan for Officers.    This plan allows key employees that receive performance share awards, including our named executive officers, an opportunity to defer receipt of shares of our common stock paid out under such awards to a date in the future. Participants can defer up to 100% of the common stock payout. Each year, before the third fiscal year of the three-year performance period begins, executive officers are given the opportunity to defer the receipt of those shares to some point in the future. Participants must elect a distribution date that is at least two years later than the date the shares would have been received. Participants elect the frequency of payment and the number of payments to receive at the time of distribution. Any payouts distributed prior to retirement are paid out in the form of a lump sum. Participants are always 100% vested in their accounts.

The Toro Company Supplemental Benefit Plan.    This plan is maintained for the purpose of providing to a select group of management or highly compensated employees, including our named executive officers, benefits in excess of the limitations on benefits and contributions imposed by Code Sections 401(a)(17) and 415. Our contributions to this plan are made on a calendar year basis, usually in the first calendar quarter following the end of the prior calendar year. For earnings above the compensation limit, we contribute the investment savings calculation and the ESOP fund calculation into this plan. Amounts contributed are placed into a participant’s account and the participant may invest such deferred amounts in an array of funds that are consistent with or comparable to funds provided in the IS&ESOP. Participants elect the funds into which these contributions are allocated, as well as the frequency of payments and the number of payments to receive at the time of distribution. Participants are always 100% vested in their accounts.

Nonqualified Deferred Compensation for Fiscal 2014 Table.    The following table reflects any named executive officer contributions and Company contributions for fiscal 2014 to our nonqualified deferred compensation plans.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Michael J. Hoffman
Deferred Compensation Plan	$0	$0	$354,661	$0	$4,249,469
Deferred Plan for Officers	$0	$0	$516,828	$6,321,674	$0
Supplemental Benefit Plan	$0	$162,258	$218,620	$0	$2,799,563
Renee J. Peterson
Deferred Compensation Plan	$180,190	$0	$36,756	$0	$759,387
Deferred Plan for Officers	$936,802	$0	$0	$0	$936,802
Supplemental Benefit Plan	$0	$48,842	$4,056	$0	$135,740
Michael J. Happe
Deferred Compensation Plan	$0	$0	$0	$0	$0
Deferred Plan for Officers	$0	$0	$68,628	$584,432	$403,753
Supplemental Benefit Plan	$0	$34,718	$10,093	$0	$149,044
Timothy P. Dordell
Deferred Compensation Plan	$342,324	$0	$76,987	$0	$1,506,015
Deferred Plan for Officers	$0	$0	$142,731	$0	$2,552,715
Supplemental Benefit Plan	$0	$31,383	$9,742	$0	$204,084
William E. Brown, Jr.
Deferred Compensation Plan	$374,331	$0	$46,524	$0	$1,026,065
Deferred Plan for Officers	$0	$0	$0	$0	$0
Supplemental Benefit Plan	$0	$28,535	$21,075	$0	$469,432

(1)	Executive contributions of base salary and annual cash incentive award payouts are included in the “Salary” column and the “Non-Equity Incentive Plan Compensation” column, respectively, of the “Summary Compensation Table” on page 56. Executive contributions of the fiscal 2012 to fiscal 2014 performance share award payouts are included in the “Value Realized on Vesting” column of the “Option Exercises and Stock Vested for Fiscal 2014” table on page 63, but are not included in the “Summary Compensation Table” as that table reflects the grant of the fiscal 2014 to fiscal 2016 performance share awards at target value. Our named executive officers deferred the following components of compensation during fiscal 2014.

Name	Deferrals	Amount
Ms. Peterson	17% of base salary from November 2013 through December 2013		$12,608
	19% of base salary from January through October 2014		$72,833
	25% of the fiscal 2014 annual cash incentive award 100% of the fiscal 2012 to 2014 performance share award	$ $	94,749 936,802
Mr. Dordell	25% of base salary from November 2013 through December 2013		$15,458
	40% of base salary from January through October 2014 80% of the fiscal 2014 annual cash incentive award	$ $	128,000 198,866
Mr. Brown	50% of base salary from January through October 2014 100% of the fiscal 2014 annual cash incentive award	$ $	156,250 218,081

(2)	Amounts reported represent Company contributions to the Supplemental Benefit Plan in fiscal year 2014. These amounts are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 56 and the related footnote.

(3)	Aggregate earnings comprise interest, dividends, capital gains and appreciation/depreciation of investment results during the fiscal year based on each named executive officer’s selected fund allocation. None of these amounts are included in the “Summary Compensation Table” because earnings were not preferential or above-market. The funds listed below are consistent with or comparable to those funds provided in our IS&ESOP and do not include any preferential or above-market interest. The rates for fiscal 2014 are provided below:

Alger Small Cap Growth Institutional I	1.2%
American Funds EuroPacific Gr R6	3.5%
American Funds Growth Fund of America R4	14.3%
Artisan Mid Cap Inv	9.9%
Fidelity Treasury Only Money Market	0.0%
ICM Small Company	6.2%
Goldman Sachs Small Cap Value Fund Institutional	12.0%
JPMorgan Mid Cap Value Select	14.8%
JPMorgan Prime Money Market Morgan	0.0%
T. Rowe Price Equity Income	9.8%
T. Rowe Price International Discovery	4.5%
Vanguard Institutional Index Institutional	17.7%
Vanguard Total Bond Market Index Adm	4.1%
PIMCO Foreign Bond (Unhedged) Fund Institutional Class	1.1%
Toro Common Stock	6.1%

(4)	Amounts reported represent the total balance at October 31, 2014, the last day of fiscal 2014, plus any named executive officer’s or Company contributions for fiscal 2014 that were paid after October 31, 2014. Includes the following amounts reported in the “Summary Compensation Table” in the “Base Salary” or “Non-Equity Incentive Plan Compensation” column for fiscal years 2012 and 2013:

Mr. Hoffman	$1,711,640
Ms. Peterson	$417,784
Mr. Happe	$0
Mr. Dordell	$315,760
Mr. Brown	$232,992

Includes the following amounts reported in the “Summary Compensation Table” in the “All Other Compensation” column for fiscal years 2012 and 2013.

Mr. Hoffman	$279,993
Ms. Peterson	$72,756
Mr. Happe	$24,883
Mr. Dordell	$53,677
Mr. Brown	$26,759

Potential Payments Upon Termination or Change In Control

Overview.    The following discussion describes the payments and benefits to which our named executive officers, or his or her beneficiaries, are entitled as the result of a termination of employment in various situations, including: voluntary resignation and retirement, disability or death, involuntary termination by us, termination by us for cause, and change in control of our Company. Our named executive officers do not have any employment or severance agreements or arrangements other than as provided for in our CIC policy. Accordingly, our named executive officers do not have the right to cash severance in connection with a termination of employment except in connection with a change in control of our Company as described under “Change in Control” beginning on page 70. For purposes of quantifying other payments or benefits, amounts are calculated (i) for each named executive officer as if the termination occurred following the close of business on October 31, 2014, the last day of our 2014 fiscal year; and (ii) using a per share value of $61.73, which represents the closing price of our common stock, as reported on the NYSE, on October 31, 2014.

The intent of this discussion is to describe those payments and benefits for which the amount, vesting or time of payment is altered by the termination of employment in the described situation. Therefore, this discussion does not describe all payments and benefits a named executive officer will receive following termination. These other payments and benefits, which we refer to as “vested benefits,” include:

•

Payment of individual contributions to our Deferred Plan and Deferred Plan for Officers in accordance with prior distribution elections, as described under “Nonqualified Deferred Compensation for Fiscal 2014” beginning on page 63;

•	Payment of Company contributions on behalf of the named executive officer under our Supplemental Benefit Plan, as described under “Nonqualified Deferred Compensation for Fiscal 2014” on page 63;

•

Payment of individual contributions and vested Company investment fund and ESOP contributions on behalf of the named executive officer under our IS&ESOP, as described under “Health, Welfare and Retirement Benefits and All Other Compensation—Retirement Benefits” on page 53;

•

If employed through the end of the fiscal year, payment of annual cash incentive awards if threshold levels are met and at the percentage of the target achieved, as described under “Annual Cash Incentives” beginning on page 43;

•

Exercise of stock options that had vested prior to the date of termination for three months after the date of termination, unless the named executive officer is determined to have taken any adverse action, as described under “Clawback Provisions” on page 73;

•

Retention of restricted stock that had vested prior to the date of termination, unless the named executive officer is determined to have taken any adverse action, as described under “Clawback Provisions” on page 73; and

•	Payouts under, and continuation of, health and welfare benefits under plans generally applicable to our U.S.-based office salaried employees.

Voluntary Resignation and Retirement. We are not obligated to pay any amounts in addition to a named executive officer’s vested benefits, and no outstanding equity compensation awards are altered, in the event of a voluntary termination unless the named executive officer meets the criteria for “retirement” in connection with his or her voluntary termination. For purposes of our compensation arrangements, “retirement” generally means the voluntary termination of employment at or after the age of 55 and with a number of years of service that, when added together with the named executive officer’s age, equals at least 65. Mr. Hoffman is the only named executive officer who met the retirement criteria on October 31, 2014. Accordingly, in the event of retirement, Mr. Hoffman is entitled to or, upon approval by the Compensation & Human Resources Committee, may receive the following payments and benefits in addition to his vested benefits:

•

Under the 2010 Plan and related annual cash incentive award agreements, if Mr. Hoffman retires prior to the end of the annual performance period, which is the end of our fiscal year, the Compensation & Human Resources Committee may approve a prorated payment of an outstanding annual cash incentive award but only (i) if threshold levels are met and at the percentage of the target achieved; and (ii) in an amount that is proportionate to the portion of the fiscal year performance period that was completed as of the named executive officer’s retirement date. Accordingly, the Committee could have approved the payment of Mr. Hoffman’s fiscal 2014 annual cash incentive award in the amount of $1,252,034 as set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on page 56.

•

Under The Toro Company 2000 Stock Option Plan, or 2000 Plan, the 2010 Plan and related stock option agreements, Mr. Hoffman is entitled to an extended, post-retirement vesting and exercise period of four years (or the remaining term of the option, whichever is shorter) from his retirement date for all outstanding stock options held on his termination date. During this four-year period, any unvested stock options will continue to vest and Mr. Hoffman may exercise any vested stock options that had vested as of his retirement date or will vest during such four-year period. Mr. Hoffman would have benefited from extended, post-retirement vesting relating to options to purchase an aggregate of 183,900 shares having an aggregate intrinsic value of $2,915,588.

•

Under the 2010 Plan and related performance share agreements, if Mr. Hoffman retires after completion of at least one fiscal year of our current three-fiscal year performance period, the Compensation & Human Resources Committee may approve a prorated payment of an outstanding performance share award but only (i) if threshold levels are met and at the percentage of the target achieved and (ii) in an amount that is proportionate to the portion of the performance period (based on the number of months or years) that was completed as of Mr. Hoffman’s retirement date. Accordingly, the Committee could have approved potential performance share payouts for Mr. Hoffman as follows: (i) payout of fiscal 2012 to fiscal 2014 performance share awards as set forth in the “Option Exercises and Stock Vested for Fiscal 2014” table on page 63 in the amounts shown below; and (ii) future payout of two-thirds of fiscal 2013 to fiscal 2015 performance share awards and one-third of fiscal 2014 to fiscal 2016 performance share awards as set forth in the “Outstanding Equity Awards at Fiscal Year-End for 2014” table beginning on page 61, each at the percentage of the target actually achieved and determined following the completion of the performance period, in the amounts shown below. For the fiscal 2013 to fiscal 2015 and fiscal 2014 to fiscal 2016 performance share awards, share amounts shown below represent financial plan levels of performance.

	Fiscal 2012 to Fiscal 2014 Performance Share Awards		Fiscal 2013 to Fiscal 2015 Performance Share Awards		Fiscal 2014 to Fiscal 2016 Performance Share Awards
	Number of Shares	Value of Shares	Number of Shares	Value of Shares	Number of Shares	Value of Shares
Mr. Hoffman	52,546	$3,243,665	27,459	$1,695,044	9,180	$566,681

•

Pursuant to a policy adopted by our Compensation & Human Resources Committee that applies to any executive officer that meets the retirement criteria, Mr. Hoffman would continue to receive post-retirement perquisites consisting of reimbursement for amounts incurred for: (i) one additional year of financial planning expenses; (ii) one additional executive physical; and (iii) twelve additional months, or through the end of the lease term, whichever is shorter, of lease payments for a company-leased automobile. Additionally, Mr. Hoffman is entitled to continue to obtain certain Company products for personal use at no cost for five years following his retirement; provided, however, that he is responsible for payment of applicable taxes attributed to the value of such products. Mr. Hoffman would have benefited from perquisites having an aggregate value of $38,787.

Disability or Death.    In the event of termination as the result of disability or death, our named executive officers, or his or her beneficiaries, are entitled to receive the following payments and benefits in addition to his or her vested benefits:

•	Under the 2000 Plan, the 2010 Plan and related stock option agreements, all outstanding stock options held by a named executive officer on his or her termination date will immediately vest and may be exercised (by the named executive officer, his or her guardian or legal representative or beneficiary, as applicable) for a period of up to one year (or the remaining term of the option, whichever is shorter). Each of our named executive officers would have benefited from accelerated vesting of options to purchase an aggregate number of shares having an aggregate intrinsic value as follows:

	Number of Shares	Value of Shares
Mr. Hoffman	183,900	$2,915,588
Ms. Peterson	48,668	$785,924
Mr. Happe	28,734	$382,441
Mr. Dordell	29,802	$480,245
Mr. Brown	27,134	$378,873

•

Under the 2010 Plan and related performance share agreements, if a named executive officer becomes disabled or dies after completion of at least one fiscal year of our current three-fiscal year performance period, the Compensation & Human Resources Committee may approve a prorated payment to the named executive officer, his or her guardian or legal representative or beneficiary, as applicable, of an outstanding performance share award but only (i) if threshold levels are met and at the percentage of the target achieved; and (ii) in an amount that is proportionate to the portion of the performance period (based on the number of months or years) that was completed as of the named executive officer’s termination date. Accordingly, the Committee could have approved potential performance share payouts for each of the named executive officers as follows: (i) payout of fiscal 2012 to fiscal 2014 performance share awards as set forth in the “Option Exercises and Stock Vested for Fiscal 2014” table on page 63 in the amounts shown below; and (ii) future payout of two-thirds of fiscal 2013 to fiscal 2015 performance share awards and one-third of fiscal 2014 to fiscal 2016 performance share awards as set forth in the “Outstanding Equity Awards at Fiscal Year-End for 2014” table beginning on page 61, each at the percentage of the target actually achieved and determined following the completion of the performance period, in the amounts shown below. For the fiscal 2013 to fiscal 2015 and fiscal 2014 to fiscal 2016 performance share awards, share amounts shown below represent financial plan levels of performance.

	Fiscal 2012 to Fiscal 2014 Performance Share Awards		Fiscal 2013 to Fiscal 2015 Performance Share Awards		Fiscal 2014 to Fiscal 2016 Performance Share Awards
	Number of Shares	Value of Shares	Number of Shares	Value of Shares	Number of Shares	Value of Shares
Mr. Hoffman	52,546	$3,243,665	27,459	$1,695,044	9,180	$566,581
Ms. Peterson	14,419	$890,085	7,378	$455,444	2,364	$145,930
Mr. Happe	3,917	$241,796	4,940	$304,946	1,818	$112,225
Mr. Dordell	8,798	$543,101	4,389	$270,933	1,458	$90,002
Mr. Brown	3,853	$237,846	4,654	$287,291	1,391	$85,866

Involuntary Termination by Toro.    As previously noted, our named executive officers do not have employment or severance agreements or arrangements other than as provided for in our CIC policy. Accordingly, we are not obligated to provide payments or benefits in addition to a named executive officer’s vested benefits in the event of an involuntary termination of employment by us. Any negotiated separation arrangements would be determined on a case-by-case basis taking into account all relevant facts and circumstances, including the named executive officer’s term of employment, past contributions and reasons for termination, and would be approved by the Compensation & Human Resources Committee. Separation arrangements typically require that the named executive officer sign a release and waiver of claims and comply with confidentiality and non-compete restrictions.

Termination by Toro for Cause.    We are not obligated to provide payments or benefits in addition to a named executive officer’s vested benefits in the event of a termination of employment by us for cause. Under our 2010 Plan and 2000 Plan, we have certain clawback rights as described below under “Clawback Provisions.”

Change in Control.    We have a CIC policy applicable to our executive officers, including our named executive officers, that we believe conforms to current market best practices. If a change of control, as generally defined below, has not occurred, our Board may terminate our CIC policy after two years’ advance notice of such termination.

Our CIC policy incorporates a “double trigger” mechanism and provides for a severance payment for an executive officer if within three years after a change in control an executive officer’s employment is terminated by us without just cause or the executive officer terminates his or her employment for good reason, or if such termination occurs at the request of a third party who had taken steps reasonably calculated to effect the change in control. The severance payment an executive officer would be entitled to receive includes:

•	a lump sum cash severance payment equal to two times (or three times for the CEO) the sum of the executive officer’s then current annual base salary and target annual cash incentive award;

•

a lump sum cash payment in an amount equal to the executive officer’s pro-rated target annual cash incentive award for the fiscal year in which the termination date occurs, reduced by any amounts paid under the terms of the applicable equity compensation policy for the same period of time;

•

eligibility for continuation coverage under our medical, dental and other group health plans for a period of three years following the termination date and reimbursement for any costs incurred in securing such continuation coverage that are in excess of costs that would have been incurred by the executive immediately prior to his or her termination date to obtain such coverage; and

•	two years of outplacement services.

Our CIC policy does not provide a “gross-up” for 280G excise tax and, as a condition to the payment of any severance payment, the executive officer must execute a release of claims against us substantially in the form attached to the policy.

In addition to our CIC policy, our 2010 Plan and 2000 Plan, as applicable, provide that if we experience a change in control, as generally defined below, whether or not there is a qualifying termination of employment:

•

all stock options immediately vest, become exercisable in full and, pursuant to the 2010 Plan, remain exercisable for their remaining term following the change in control, or, pursuant to the 2000 Plan, remain exercisable for three years (provided that in no event will three years extend beyond the remaining term of the option);

•	all outstanding annual cash incentive awards for performance periods in progress at the time of the change in control immediately vest and become immediately payable at target in cash;

•

all outstanding performance share awards for performance periods in progress at the time of the change in control immediately vest and become payable in full in shares of our common stock, provided, however, that the CIC policy provides that for executive officers covered by the CIC policy, any such performance share awards are payable at target (not in full or at maximum); and

•	all outstanding shares of restricted stock and restricted stock unit awards immediately vest and become non-forfeitable or issuable, as the case may be.

Alternatively, the Compensation & Human Resources Committee may elect to terminate such options, restricted stock, restricted stock unit awards or performance share awards in exchange for a cash payment for each option, restricted stock or performance share award in an amount equal to the excess, if any, between the consideration received by shareholders of our Company for shares of our Company in connection with the change in control and the exercise or purchase price, if any, of the option, restricted stock, restricted stock unit award or performance share award, multiplied by the number of shares subject to such option or award. Our 2010 Plan and 2000 Plan do not provide a “gross-up” for 280G excise tax, but do provide for a reduction of payments if such payments would result in lower after-tax income taking into consideration the 280G excise tax.

For purposes of our CIC policy, 2010 Plan and 2000 Plan, and subject to limited exceptions, a “change in control” occurs if:

•

another person becomes the beneficial owner of a specified percentage of our then-outstanding common stock or the combined voting power of our then-outstanding voting stock, which is 20% under the 2010 Plan and CIC policy and 15% under the 2000 Plan;

•	a majority of our Board becomes comprised of persons other than those for whom election proxies have been solicited by our Board;

•

the completion of certain business combinations, including a reorganization, merger, consolidation, the sale of all or substantially all of our assets or the acquisition by us of assets or stock of another entity, where the shareholders before the business combination fail to beneficially own and have voting power for more than 50% of our Company or the resulting company after the business combination; or

•	our shareholders approve a complete liquidation or dissolution of our Company.

Potential Change of Control Payments Without Employment Termination Event.    The following table is provided to illustrate the potential payments to each of our named executive officers under our 2010 Plan and 2000 Plan upon a change in control of our Company and without any termination of employment event. For purposes of these calculations, we have assumed the change in control event occurred following the close of business on October 31, 2014. Accordingly, the performance periods for the fiscal 2014 annual cash incentive awards and fiscal 2012 to fiscal 2014 performance share awards would have been completed and those amounts would be paid out as set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on page 56 and the “Option Exercises and Stock Vested for Fiscal 2014” table on page 63, respectively, except that the value of the fiscal 2012 to fiscal 2014 performance share awards would be as follows: Mr. Hoffman, $3,243,665; Ms. Peterson, $890,085; Mr. Happe, $241,796; Mr. Dordell, $543,101; and Mr. Brown, $237,846, each of which is based on $61.73, the market price (closing price of our common stock, as reported on the NYSE) of the shares of our common stock as of October 31, 2014.

	Potential Payments Upon a Change in Control Without Any Termination Event
Name	Unvested & Accelerated Stock Options(1)	Unvested & Accelerated Restricted Stock(2)	Accelerated Performance Share Award Payouts(3)	Total
Mr. Hoffman	$2,915,588	$0	$3,253,171	$6,168,759
Ms. Peterson	$785,924	$0	$858,047	$1,643,971
Mr. Happe	$382,441	$191,486	$574,089	$1,148,016
Mr. Dordell	$480,245	$0	$518,532	$998,777
Mr. Brown	$378,873	$191,486	$543,224	$1,113,583

(1)	This amount represents the value of the automatic acceleration of the vesting of unvested stock options held by a named executive officer and is based on the difference between: (a) $61.73, the market price (closing price of our common stock, as reported on the NYSE) of the shares of our common stock underlying the unvested stock options held by such executive as of October 31, 2014, the last trading day of our 2014 fiscal year, and (b) the exercise price of the stock options. The exercise prices for unvested stock options currently held by our named executive officers range from $28.225 to $59.50 per share.

(2)	This amount represents the value of the automatic acceleration of the vesting of unvested shares of common stock held by the named executive officer and is based on the number of unvested shares of common stock multiplied by $61.73, the market price (closing price of our common stock, as reported on the NYSE) of the shares of our common stock as of October 31, 2014, the last trading day of our 2014 fiscal year.

(3)	This amount represents the value of the immediate payout of the target number of shares of our common stock that such executive would have been entitled to receive as payout for performance share awards for each of the fiscal 2013 to fiscal 2015 performance period and the fiscal 2014 to fiscal 2016 performance period. Such value is based on: (a) the number of outstanding performance share awards at target held by such executive as of October 31, 2014, for each of the fiscal 2013 to fiscal 2015 performance period and the fiscal 2014 to fiscal 2016 performance period, multiplied by (b) $61.73, the market price (closing price of our common stock, as reported on the NYSE) of our common stock on October 31, 2014, the last trading day of our 2014 fiscal year.

Potential Additional Payments for Employment Termination Event.    The following table quantifies the potential additional payments to each of our named executive officers under our CIC policy if, in anticipation of the change in control, at the request of a third party who took actions to cause the change in control or following a change in control, a named executive officer is terminated by us without cause or a named executive officer terminates his or her employment for good reason. For purposes of these calculations, except as otherwise indicated, we have assumed the termination occurred on October 31, 2014.

	Potential Additional Payments in Connection with or Following a Change in Control with Termination by Toro Without Cause or by Executive for Good Reason
Name	Severance Payment(1)	Welfare Plan Benefits(2)	Outplacement Services(3)	Total
Mr. Hoffman	$5,966,250	$51,993	$30,000	$6,048,243
Ms. Peterson	$1,564,000	$49,983	$30,000	$1,643,983
Mr. Happe	$1,200,000	$49,617	$30,000	$1,279,617
Mr. Dordell	$1,190,400	$35,256	$30,000	$1,255,656
Mr. Brown	$1,200,000	$49,617	$30,000	$1,279,617

(1)	This amount represents three times for Mr. Hoffman, as Chairman and CEO, and two times for each other named executive officer, the sum of the executive’s: (a) then current annual base salary, which equals twelve times the highest monthly base salary paid to the executive during the fiscal year ended October 31, 2014, and (b) then current target annual cash incentive award.

(2)	This amount represents the estimated value of the welfare plan benefits for a three-year period based on our premium levels in effect on October 31, 2014.

(3)	This amount is based on the assumption that we would incur a $30,000 one-time cost for outplacement services to be provided for the two-year period.

We have established a “rabbi” trust for the benefit of our named executive officers (and certain other executives and employees) which, in the event of a change in control, must be funded in an amount equal to our accrued liability arising under our change in control arrangements. In addition, under our deferred compensation and retirement plans, upon the occurrence of a change in control, we must transfer cash or property to a trust for the benefit of plan participants in an amount equal to the present value of all accumulated or accrued benefits then payable to or on behalf of plan participants.

Clawback Provisions.    Our 2000 Plan and the related stock option agreements with our named executive officers contain a “clawback” provision which provides that if, within one year after the termination of employment of any of our named executive officers, the executive officer is employed or retained by or renders services to a competitor, violates any confidentiality agreement or agreement governing the ownership or assignment of intellectual property rights or engages in any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of our Company, we have the right to cancel, rescind or restrict all stock options held by such individual and demand the return of the economic value of any stock option which was realized or obtained by such individual during the period beginning on the date that is 12 months prior to the date of termination to the date of the last exercise.

In addition, under the 2010 Plan and related award agreements, if a participant, including our named executive officers, is determined by the Compensation & Human Resources Committee to have taken any adverse action similar to those actions described above, all rights of such individual under the 2010 Plan and any agreements evidencing an award then held by the individual will terminate and be forfeited and the Committee may require the participant to surrender and return to our Company any shares received, and/or to disgorge any profits or any other economic value made or realized by the individual during the period beginning one year prior to the participant’s termination of employment or other service with our Company or any affiliate or subsidiary, in connection with any awards or any shares issued upon the exercise or vesting of any awards. In addition, if we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant, including our named executive officers, who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 must reimburse us for the amount of any award received by such individual under the 2010 Plan during the 12-month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of our common stock that may be issued under our equity compensation plans as of October 31, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,584,659	(1)	$29.04	(2)	3,474,967	(3)
Equity compensation plans not approved by security holders	N/A		N/A		N/A
Total	3,584,659	(1)	$29.04	(2)	3,474,967	(3)

(1)	Amount includes: 1,426,902 outstanding stock options under the 2000 Plan; 144,914 outstanding stock options under the 2000 Directors Stock Plan; 1,477,836 outstanding stock options under the 2010 Plan; 58,207 outstanding restricted stock unit awards under the 2010 Plan; and 476,800 outstanding performance share awards under the 2010 Plan, assuming a maximum level of achievement. The actual number of shares that will be issued under the performance share awards is determined by the level of achievement of performance goals.

(2)	Performance share awards and restricted stock units do not have exercise prices and, therefore, have been excluded from the weighted-average exercise price calculation in column (b).

(3)	Amount represents shares available for future issuance upon awards that may be granted under the 2010 Plan, which includes 5,500,000 shares approved by our shareholders at the Annual Meeting of Shareholders held on March 16, 2010, plus shares subject to awards outstanding under the 2000 Plan, the 2000 Directors Stock Plan and the Performance Share Plan, or PSP, as of March 16, 2010, that were subsequently forfeited, expired or otherwise terminated, less any shares issued or surrendered and not again available for issuance under the 2010 Plan. Any shares available under the 2000 Plan, the 2000 Directors Stock Plan and the PSP that were not subject to awards outstanding under such plans as of March 16, 2010, are no longer available for issuance under such plans or the 2010 Plan.

PROPOSAL FOUR—APPROVAL OF THE TORO COMPANY

AMENDED AND RESTATED 2010 EQUITY AND INCENTIVE PLAN

Proposed Amended and Restated 2010 Equity and Incentive Plan

The Toro Company 2010 Equity and Incentive Plan was adopted by the Board and our shareholders in 2010 and has since been a principal component of our compensation program. The 2010 Plan provides for the grant of nonqualified and incentive stock options, stock appreciation rights or SARs, restricted stock, restricted stock units or RSUs, performance shares, performance units, annual performance awards, non-employee director awards and other cash-based and stock-based awards. The Board and Compensation & Human Resources Committee believe that granting incentive awards under the 2010 Plan has served to align the interests of our non-employee directors and employees with the interests of our shareholders and that it would be in the best interest of our Company and our shareholders for our Company to continue to make such grants. On January 20, 2015, the Board approved, upon recommendation of the Compensation & Human Resources Committee, certain amendments to the 2010 Plan, subject to approval by our shareholders at the annual meeting, and directed that The Toro Company Amended and Restated 2010 Equity and Incentive Plan, or the Amended and Restated 2010 Plan, incorporating such amendments be submitted to our shareholders for approval.

The amendments reflected in the Amended and Restated 2010 Plan that are subject to approval by our shareholders will increase the number of shares of common stock authorized for issuance under the 2010 Plan by 300,000 shares and extend the term of the 2010 Plan to March 17, 2025. Other amendments reflected in the Amended and Restated 2010 Plan include a limit on nonemployee director awards, additional performance measures and certain technical and administrative changes. We decided to amend the 2010 Plan as opposed to approve a new equity and incentive plan since there are minimal amendments needed, the amendments are straightforward and amending the 2010 Plan is a more customary approach than adopting a new plan when such amendments are involved.

The approval by our shareholders of the Amended and Restated 2010 Plan is important since it will act as shareholder approval of the material terms under which performance-based compensation is to be paid, including the performance goals and maximum individual limits, so that payments under the Amended and Restated 2010 Plan may qualify as “performance-based” compensation under Code Section 162(m), to the extent applicable. The Amended and Restated 2010 Plan has been designed to permit the Compensation & Human Resources Committee to grant awards that qualify as “performance-based” for purposes of satisfying the conditions of Code Section 162(m). As a condition to granting performance-based awards (other than fair market value options and SARs exempt from the tax deduction limit of Code Section 162(m)), every five years our shareholders must approve the material terms under which performance-based compensation is to be paid under the Amended and Restated 2010 Plan. Our shareholders last approved the material terms under which performance-based compensation is to be paid under the 2010 Plan in March 2010 when the 2010 Plan was approved by our shareholders.

The approval of the Amended and Restated 2010 Plan by our shareholders is also important because the number of shares authorized for issuance under the 2010 Plan is currently not expected to be sufficient to meet our needs over the next five years. As of January 20, 2015, 3,118,327 shares of our common stock remained available for issuance under the 2010 Plan, including 715,322 shares which may be used for full value awards (assuming maximum payouts under all outstanding performance share awards and performance-based restricted stock unit awards). We believe that the proposed increase in the number of shares of common stock available for issuance under the 2010 Plan of 300,000 shares is modest and is consistent with our historical equity award granting practices, which have resulted in a three-year average share usage rate (common referred to as “burn rate”) of only 1.03%. Although our future burn rate will depend on a number of factors, such as, among others, the number of participants in the Amended and Restated 2010 Plan, the price per share of our common stock, any changes to our compensation strategy, changes in business practices or industry standards, the compensation practices of our competitors or changes in compensation practices in the market generally and the methodology used to establish the equity award mix, we currently expect that the request for 300,000 additional shares of common stock reserved for issuance under the Amended and Restated 2010 Plan will enable us to continue to utilize stock-based awards as a significant component of our compensation program and help meet our objective to attract, retain and incentivize talented personnel for the next five years. Our intent in seeking the increase in the number of shares authorized for issuance under the 2010 Plan at this time is to provide us a sufficient number of shares available under the Amended and Restated 2010 Plan to last for the next five years so that we can target future shareholder approvals of the Amended and Restated 2010 Plan with the every five-year shareholder approval requirement under Code Section 162(m).

If our shareholders do not approve the Amended and Restated 2010 Plan, the 2010 Plan, as currently in existence, will continue in effect and we may grant awards only up to the number of shares currently authorized and available for issuance under the 2010 Plan and certain performance-based compensation that we desire to qualify as performance-based compensation under Code Section 162(m) will not qualify.

Reasons Why You Should Vote in Favor of Approval of the Amended and Restated 2010 Plan

The Board recommends a vote in favor of the approval of the Amended and Restated 2010 Plan because the Board believes the Amended and Restated 2010 Plan is in the best interests of our Company and our shareholders for the following reasons:

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Aligns non-employee director, employee and shareholder interests.    We currently provide long-term incentives primarily in the form of stock awards and stock option grants to our non-employee directors and stock option grants and performance share awards to certain key employees. We believe that our stock-based compensation programs, along with our stock ownership guidelines for our non-employee directors and executives, and our annual cash incentives for employees, help align the interests of our non-employee directors and employees with the interests of our shareholders. We believe that our long-term stock-based incentives help promote long-term retention of our employees and encourage significant ownership of our common stock. We believe our annual cash incentives motivate and reward our employees for achievement of annual business results that drive overall Company and division performance by linking a significant portion of a participant’s compensation to the achievement by the Company, and in certain cases, division or individual, of performance goals. If the Amended and Restated 2010 Plan is approved, we will be able to maintain our means of aligning the interests of our non-employee directors and employees with the interests of our shareholders.

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Attracts and retains talent.    Talented, motivated and effective executives and employees are essential to executing our business strategies. Stock-based and annual cash incentive compensation have been important components of total compensation at the Company for many years because such types of compensation enable us to effectively recruit executives and other employees while encouraging them to act and think like owners of the Company. If the Amended and Restated 2010 Plan is approved, we believe we will maintain our ability to offer competitive compensation packages to both retain our best performers and attract new talent.

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Supports our pay-for-performance philosophy.    We believe that stock-based compensation, by its very nature, is performance-based compensation. A significant portion of total compensation for our executives is incentive compensation in the form of annual cash incentives and long-term incentives that are tied to the achievement of financial business results. We use incentive compensation to help reinforce desired financial business results to our executives and to motivate them to make decisions to produce those results. If the Amended and Restated 2010 Plan is approved, it will support our pay-for-performance philosophy.

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Avoids disruption in our compensation programs and possible loss of future compensation tax deductions.    The approval of the Amended and Restated 2010 Plan by our shareholders is important because it will allow us to continue to make performance share awards and certain other performance-based awards under the Amended and Restated 2010 Plan that will qualify as performance-based compensation under Code Section 162(m). Every five years our shareholders must approve the material terms under which performance-based compensation (other than certain fair market value options and SARs) is to be awarded and paid, including the performance goals and maximum individual limits, under the Amended and Restated 2010 Plan. Our shareholders last approved the material terms under which performance-based compensation is to be awarded and paid under the 2010 Plan in March 2010 when the 2010 Plan was approved by our shareholders. If our shareholders do not approve the Amended and Restated 2010 Plan, then certain performance-based compensation that we intend to qualify as performance-based compensation under Code Section 162(m) will not qualify. To the extent we are unable to award and pay performance-based compensation, our incentive compensation payments when made will be subject to the compensation deduction limit of Code Section 162(m) and we may lose a portion of our income tax deduction on such future payments of incentive compensation to covered employees. The approval of the Amended and Restated 2010 Plan by our shareholders is also important because the number of shares authorized for issuance under the 2010 Plan is currently not expected to be sufficient to meet our needs over the next five years. If the Amended and Restated 2010 Plan, with the corresponding increase in the number of shares available for issuance, is not approved, we likely would need to replace components of compensation previously awarded in certain equity with cash or with other instruments that may not necessarily align employee interests with those of our shareholders as well as our current equity awards, such as our performance share awards. Additionally, replacing equity with cash would increase our cash compensation expense and use cash that would be better utilized toward other strategic purposes, such as strategic acquisitions, research and development of innovative new products, and improvements in the quality and performance of existing products.

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Balances appropriately our need to attract and retain talent with shareholder interests regarding dilution.    We recognize the dilutive impact of our equity compensation programs on our shareholders and we continuously strive to balance this concern with the competition for talent, competitive compensation practices and the need to attract and retain talent. As described in more detail below under the heading “Background for Shares Authorized for Issuance under the Amended and Restated 2010 Plan,” we believe the Amended and Restated 2010 Plan is not excessively dilutive to our shareholders and our three-year average annual burn rate is only 1.03%.

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Protects shareholder interests and embraces sound stock-based compensation practices.    As described in more detail below under the heading “Summary of Sound Governance Features of the Amended and Restated 2010 Plan,” the Amended and Restated 2010 Plan includes a number of features that are consistent with the interests of our shareholders and sound corporate governance practices.

Summary of Sound Governance Features of the Amended and Restated 2010 Plan

The Board and Compensation & Human Resources Committee believe that the Amended and Restated 2010 Plan contains several features that are consistent with the interests of our shareholders and sound corporate governance practices, including the following:

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No automatic share replenishment or “evergreen” provision.    The number of shares of our common stock authorized for issuance under the Amended and Restated 2010 Plan is fixed and will not adjust based upon the number of outstanding shares of our common stock. We currently expect that the number of shares available for issuance under the Amended and Restated 2010 Plan will last approximately five years, at which time we expect to ask our shareholders to approve an additional share authorization or a new plan to replace the Amended and Restated 2010 Plan.

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Not excessively dilutive to our shareholders.    As described in more detail below under the heading “Background for Shares Authorized for Issuance Under the Amended and Restated 2010 Plan,” we believe that the number of shares authorized for issuance under the Amended and Restated 2010 Plan is appropriate and not excessively dilutive to our shareholders.

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Limit on full value awards. No more than 1,950,000 of the shares authorized for issuance under the Amended and Restated 2010 Plan may be issued pursuant to “full value” awards, which are awards other than stock options or SARs that are settled by the issuance of shares of our common stock.

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Limits on non-employee director awards and other awards.    The maximum aggregate number of shares subject to non-employee director awards to any one non-employee director in any one fiscal year may not exceed 20,000 shares; provided that such limit will not apply to any election by a non-employee director to receive shares in lieu of cash retainers and meeting fees. The Amended and Restated 2010 Plan also contains other per participant per fiscal year limitations on awards.

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No liberal share counting or “recycling” of shares from exercised stock options or SARs.    Shares tendered or withheld to satisfy tax withholding obligations on awards or to pay the exercise price of stock options, SARs or other awards and any shares not issued or delivered as a result of a “net exercise” of a stock option will not become available for issuance as future award grants under the Amended and Restated 2010 Plan. In addition, shares purchased by the Company on the open market using proceeds from the exercise of stock options or other awards will not become available for issuance as future award grants under the Amended and Restated 2010 Plan.

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No repricing of stock options or SARs.    The Amended and Restated 2010 Plan prohibits the repricing of outstanding stock options or SARs without shareholder approval, except in connection with certain corporate transactions involving the Company. Repricing is defined broadly to include amendments or modifications to the terms of an outstanding stock option or SAR to lower the exercise or grant price or cancelling an outstanding stock option or SAR in exchange for cash, other awards or other stock options or SARs having a lower exercise price.

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No discounted stock options or SARs.    The Amended and Restated 2010 Plan prohibits granting stock options with exercise prices and SARs with grant prices lower than the fair market value of a share of our common stock on the grant date, except in connection with the issuance or assumption of awards in connection with certain mergers, consolidations, acquisitions of property or stock or reorganizations.

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No reload stock options or SARs.    Reload stock options and reload SARs are not authorized under the Amended and Restated 2010 Plan. Reload stock options and reload SARs are awards that automatically provide for an additional grant of the same type of awards upon the exercise of the award.

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Stock options, SARs and unvested performance awards are not entitled to dividend equivalent rights.    Stock option, SAR and unvested performance award holders have no rights as shareholders with respect to the shares underlying their awards until their stock options, SARs or unvested performance awards are exercised or vested and shares are issued. As a result, stock options, SARs and unvested performance awards under the Amended and Restated 2010 Plan have no dividend equivalent rights associated with them.

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Minimum vesting and performance period requirements.    The Amended and Restated 2010 Plan provides that stock options, SARs, restricted stock awards, restricted stock unit awards, and certain other stock-based awards granted to employees under the Amended and Restated 2010 Plan will vest no more rapidly than ratably over a three-year period after the grant date and performance-based stock-based awards, including performance shares, will have a minimum performance period of one year.

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No liberal change in control definition.    The change in control definition in the Amended and Restated 2010 Plan is not a “liberal” definition and, for example, would not be activated merely upon shareholder approval of a transaction. A change in control must actually occur in order for the change in control provisions in the Amended and Restated 2010 Plan to be triggered.

•	No tax gross-ups. The Amended and Restated 2010 Plan does not provide for any tax gross-ups.

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No transferability.    Awards under the Amended and Restated 2010 Plan may not be transferred, except by will or the laws of descent and distribution unless approved by the Committee administering the Amended and Restated 2010 Plan.

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Material amendments require shareholder approval.    Consistent with NYSE rules, the Amended and Restated 2010 Plan requires shareholder approval of material revisions to the Amended and Restated 2010 Plan. In addition, certain other amendments to the Amended and Restated 2010 Plan require shareholder approval.

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Administration by independent committee.    The Amended and Restated 2010 Plan will be administered by the Compensation & Human Resources Committee. All members of the Compensation & Human Resources Committee are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, “independent” under the listing standards of the NYSE, the rules and regulations of the SEC and applicable law and “outside directors” within the meaning of Code Section 162(m). The committee that administers the 2010 Plan and will continue to administer the Amended and Restated 2010 Plan is referred to as the “Committee” in this section of this proxy statement.

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Awards subject to forfeiture/clawback.    The Amended and Restated 2010 Plan contains forfeiture and “clawback” provisions, which, among other things, provide that if a participant is determined by the Committee to have taken an action that would constitute an “adverse action,” as that term is defined in the Amended and Restated 2010 Plan, all rights of the participant under the Amended and Restated 2010 Plan and any agreements evidencing an award then held by the participant will terminate and be forfeited and the Committee may require the participant to surrender and return to the Company any shares received, and/or to disgorge any profits or any other economic value made or realized by the participant during the period beginning one year prior to the participant’s termination of employment or other service with the Company or any affiliate or subsidiary, in connection with any awards or any shares issued upon the exercise or vesting of any awards. The Amended and Restated 2010 Plan also contains forfeiture provisions consistent with the Sarbanes-Oxley Act of 2002 that apply if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and the Dodd-Frank Act.

Background for Shares Authorized for Issuance under the Amended and Restated 2010 Plan

If the Amended and Restated 2010 Plan is approved, the maximum aggregate number of shares of our common stock authorized for issuance pursuant to awards under the Amended and Restated 2010 Plan, subject to adjustment, will be 5,800,000 shares, plus the number of shares subject to awards outstanding under certain prior stock-based compensation plans of the Company as of March 16, 2010, but only to the extent that such outstanding awards are forfeited, expire, or otherwise terminate without the issuance of such shares. The prior stock-based compensation plans are The Toro Company 2000 Stock Option Plan, The Toro Company 2000 Directors Stock Plan and The Toro Company Performance Share Plan (collectively referred to as the Prior Plans). Of the 5,800,000 shares, 1,950,000 shares may be used for full value awards. These numbers have been adjusted to reflect the stock split that occurred in June 2012.

In setting the number of shares of common stock authorized for issuance under the Amended and Restated 2010 Plan, we considered a number of factors, which are discussed further below, including:

•	Shares available and total outstanding equity awards under the 2010 Plan and the Prior Plans and how long the shares available are expected to last;

•	Historical equity award granting practices, including the Company’s three-year average burn rate; and

•	Expected value transfer and dilution.

Shares Available and Outstanding Equity Awards under the 2010 Plan and Prior Plans.    While the use of long-term incentives, in the form of equity awards, is an important part of our compensation program, we are mindful of our responsibility to our shareholders to exercise judgment in the granting of equity awards. In setting the number of shares authorized for issuance under the Amended and Restated 2010 Plan, we considered shares available and total outstanding equity awards under the 2010 Plan and the Prior Plans and how long the shares available under the Amended and Restated 2010 Plan are expected to last. Under the heading “Equity Compensation Plan Information” beginning on page 73, as required by SEC rules, we provide information about shares of our common stock that may be issued under our equity compensation plans as of October 31, 2014. To facilitate the approval of the Amended and Restated 2010 Plan, set forth below is certain additional information as of the record date, January 20, 2015.

As of January 20, 2015, we had 55,997,094 shares of common stock issued and outstanding (not including treasury shares). The market value of one share of our common stock on January 20, 2015, as determined by reference to the closing price of our common stock, as reported on the NYSE, was $61.48.

As described in more detail in the table below, under the 2010 Plan (and without giving effect to approval of the Amended and Restated 2010 Plan) and the Prior Plans as of January 20, 2015:

•	3,118,327 shares of our common stock remained available for issuance under the 2010 Plan, 715,322 shares of which may be used for full value awards.

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3,273,760 stock options (vested and unvested) were outstanding with a weighted average exercise price of $32.10 per share and a weighted average remaining term of 5.64 years. None of the outstanding stock options have dividend equivalent rights associated with them.

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484,551 shares underlying full value awards (such as restricted stock, RSUs and performance share awards) were outstanding (assuming maximum payouts under all outstanding performance share awards and performance-based restricted stock unit awards). None of the unvested performance-based full value awards receive dividends or have dividend equivalent rights associated with them.

•	No shares of our common stock remained available for issuance under the Prior Plans.

	Plan Type		Shares Subject to Outstanding Equity Awards
Plan Name	Option	Full Value
The Toro Company 2010 Equity and Incentive Plan	✓	✓	2,228,516	(1)
The Toro Company 2000 Stock Option Plan	✓		1,384,881
The Toro Company 2000 Directors Stock Plan	✓	✓	144,914	(2)
The Toro Company Performance Share Plan		✓	0

(1)	Consists of outstanding stock options to purchase an aggregate of 1,743,965 shares of common stock and full-value awards for 484,551 shares of common stock.

(2)	Consists only of outstanding stock options to purchase an aggregate of 144,914 shares of common stock.

Historical Equity Award Granting Practices.    In setting the number of shares authorized for issuance under the Amended and Restated 2010 Plan, we considered the historical number of equity awards granted under the 2010 Plan in the past three full fiscal years. The following table sets forth information regarding awards granted and earned and the annual burn rate for each of the last three fiscal years. The amounts in the following table are not necessarily indicative of awards that might be awarded over the next five years under the Amended and Restated 2010 Plan.

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Stock options granted	288,832	381,639	493,088
Actual performance-based shares earned	122,966	133,636	215,334
Restricted stock and RSUs awarded	30,614	41,531	48,524
Non-employee director stock awarded and stock in lieu of annual retainers and fees issued	8,326	11,397	17,320
Weighted average basic common shares outstanding during the fiscal year	56,359,000	57,922,000	59,446,000
Burn rate	0.80%	0.98%	1.30%

We also considered our three-year average burn rate (fiscal 2012 to fiscal 2014) of approximately 1.03%, which is lower than the industry thresholds established by certain major proxy advisory firms.

Potential Dilution.    In setting the number of shares authorized for issuance under the Amended and Restated 2010 Plan, we also considered the potential dilution that would result by approval of the Amended and Restated 2010 Plan, including the policies of certain institutional investors and major proxy advisory firms.

Potential dilution is calculated as shown below:

Potential dilution	=	Total shares available under the Amended and Restated 2010 Plan plus shares subject to outstanding awards under the 2010 Plan and Prior Plans (“Total Award Shares”) divided by total number of outstanding shares plus Total Award Shares

As of January 20, 2015, our potential dilution under the 2010 Plan was 10.9%. If the Amended and Restated 2010 Plan is approved, our potential dilution will be 11.4%.

We mitigate the potential dilutive effect of granting long-term stock-based incentives through a robust share repurchase program. In fiscal 2014, we repurchased over $100 million shares of common stock. The amount of repurchases in future years will depend on a number of factors, such as the availability of cash and our stock price. We intend to continue to use treasury shares purchased through our share repurchase program to settle awards under the Amended and Restated 2010 Plan.

Summary of the Amended and Restated 2010 Plan Features

The major features of the Amended and Restated 2010 Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the Amended and Restated 2010 Plan, a copy of which may be obtained upon request to our Vice President, Secretary and General Counsel at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196, by telephone at 888-237-3054, or by email to invest@toro.com. A copy of the Amended and Restated 2010 Plan also has been filed electronically with the SEC as an appendix to this proxy statement and is available through the SEC’s website at www.sec.gov.

Purpose.    The purpose of the Amended and Restated 2010 Plan is to provide a means whereby our employees, including executive officers, directors and third-party service providers develop a sense of proprietorship and personal involvement in the development and financial success of our Company, and to encourage them to devote their best efforts to the business of our Company, thereby advancing the interests of our Company and our shareholders. A further purpose of the Amended and Restated 2010 Plan is to provide a means through which we may attract able individuals to become employees or serve as directors or third-party service providers and to provide a means whereby those individuals for whom the responsibilities of the successful administration and management of our Company are of importance can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of our Company.

Plan Administration.    The Amended and Restated 2010 Plan will be administered by the Compensation & Human Resources Committee. All members of the Committee are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, “outside directors” within the meaning of Code Section 162(m), and “independent” under the listing standards of the NYSE, the rules and regulations of the SEC and applicable law. Any decision of the Committee on any matter affecting the Amended and Restated 2010 Plan and obligations arising under the Amended and Restated 2010 Plan or any award granted under the Amended and Restated 2010 Plan will be final and binding.

Under the terms of the Amended and Restated 2010 Plan, the Committee will have the authority to, among other things:

•	select eligible individuals to whom awards are granted;

•	determine the types of awards to be granted and when;

•	determine the provisions of such awards, including the number of shares of our common stock subject to an award;

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interpret the Amended and Restated 2010 Plan and any instrument evidencing an award under the Amended and Restated 2010 Plan and establish rules and regulations pertaining to the administration of the Amended and Restated 2010 Plan; and

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make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Amended and Restated 2010 Plan, including adopting subplans and/or special provisions applicable to stock awards regulated by the laws of a jurisdiction other than, and outside of, the United States.

The Committee may delegate to one or more of its members or to one or more officers of the Company such administrative duties or powers as it may deem advisable. The Committee may authorize one or more directors or officers of the Company to designate employees, other than officers, directors, or 10% shareholders of the Company, to receive awards under the Amended and Restated 2010 Plan (provided, however, that if such authority is granted to an officer who is not also a director such officer may only grant options, SARs and awards denominated and paid in cash) and determine the size of any such awards, subject to certain limitations.

Shares Authorized.    Subject to adjustment (as described below), the maximum aggregate number of shares of our common stock authorized for issuance under the Amended and Restated 2010 Plan is 5,800,000 shares, plus the number of shares subject to awards outstanding under the Prior Plans as of March 16, 2010, but only to the extent that such outstanding awards are forfeited, expire, or otherwise terminate without the issuance of such shares. No more than 1,950,000 shares authorized for issuance under the 2010 Plan may be granted as “full value” awards and no more than 5,800,000 shares may be granted as incentive stock options.

Share Counting.    Shares of our common stock covered by an award granted under the Amended and Restated 2010 Plan will not be counted as used unless and until the shares are issued and delivered to a participant, except that the full number of shares granted subject to a SAR that is settled by the issuance of shares will be counted against the shares authorized for issuance under the Amended and Restated 2010 Plan. Shares tendered or withheld to satisfy tax withholding obligations on awards or to pay the exercise price of awards and any shares not issued or delivered as a result of a “net exercise” of an option will not become available for issuance as future award grants under the Amended and Restated 2010 Plan. Any shares of our common stock repurchased by the Company on the open market using the proceeds from the exercise of an award under the Amended and Restated 2010 Plan will not increase the number of shares available for future grants of awards under the Amended and Restated 2010 Plan. Any shares of our common stock that are subject to an award under the Amended and Restated 2010 Plan or under Prior Plans that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of shares or are settled in cash in lieu of shares, or are exchanged to the extent permitted under the Amended and Restated 2010 Plan, prior to the issuance of shares, will be available again for grant under the Amended and Restated 2010 Plan. The shares of our common stock available for issuance under the Amended and Restated 2010 Plan may be authorized and unissued shares or treasury shares.

Annual Award Limits.    The following annual limits apply to grants of awards to any one employee unless the Committee specifically determines at the time of grant that the award to any employee is not intended to qualify as performance-based compensation under the Amended and Restated 2010 Plan:

•	250,000 shares subject to stock options and SARs;

•	250,000 shares subject to restricted stock awards and restricted stock units;

•	$10,000,000 in performance units;

•	250,000 shares subject to performance shares;

•	$5,000,000 in annual performance awards;

•	$5,000,000 in other cash-based awards; and

•	250,000 shares subject to other stock based awards.

In addition, the maximum aggregate number of shares subject to non-employee director awards to any one non-employee director in any one fiscal year may not exceed 20,000 shares; provided that such limit will not apply to any election by a non-employee director to receive shares in lieu of cash retainers and meeting fees.

Adjustments.    In the event of a corporate transaction involving the Company, including any merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off or other similar corporate transaction or change in our corporate structure affecting our common stock, the Committee will substitute or adjust the number and kind of shares of our common stock that may be issued under the Amended and Restated 2010 Plan or under particular forms of awards, the number and kind of shares subject to outstanding awards, the stock option or grant price applicable to outstanding awards, the annual award limits, and other value determinations as are necessary to preserve the benefits or potential benefits of awards under the Amended and Restated 2010 Plan. For example, the number of shares authorized and the limits on full value awards and incentive stock options under the Amended and Restated 2010 Plan and all share amounts in this proxy statement reflect the impact of our two-for-one stock split effective June 29, 2012.

Eligibility and Participation.    Awards may be granted under the Amended and Restated 2010 Plan to employees and third-party service providers of the Company or any of its affiliates or subsidiaries and to non-employee directors of the Company. Third-party service providers include any consultant, agent, advisor, or independent contractor who renders services to the Company or any of its affiliates or subsidiaries that are not in connection with the offer and sale of our securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for our securities. As of January 20, 2015, approximately 475 employees and eight non-employee directors were eligible to participate in the 2010 Plan and would have been eligible to participate in the Amended and Restated 2010 Plan had it been approved by our shareholders at such time. The Company does not typically make grants to third-party service providers.

Types of Awards.    Nonqualified and incentive stock options, stock appreciation rights or SARs, restricted stock, restricted stock units, performance shares, performance units, annual performance awards, non-employee director awards and other cash-based and stock-based awards may be granted under the Amended and Restated 2010 Plan. Awards may be granted either alone or in addition to or in tandem with any other type of award.

Stock Options.    Stock options entitle the holder to purchase a specified number of shares of our common stock at a specified price, which is called the exercise price, subject to the terms and conditions of the award agreement. The Amended and Restated 2010 Plan permits the grant of both nonqualified and incentive stock options. Each stock option granted under the Amended and Restated 2010 Plan must be evidenced by an award agreement or statement that specifies the exercise price, the term, the number of shares underlying the stock option, the vesting and any other conditions. The exercise price of each stock option must be at least 100% of the fair market value of a share of our common stock as of the date the award is granted to a participant. Fair market value is the closing price of our common stock, as reported on the NYSE. The Committee will fix the term of each stock option (other than the non-employee director options described below), but stock options will not be exercisable more than 10 years after the date the stock option is granted. Other than the non-employee director options described below, each stock option will vest and become exercisable at such time or times as determined by the Committee; provided, however, that any option that becomes exercisable solely based on the continued service of a participant will become exercisable no more rapidly than ratably over a three-year period after the grant date of the option, except (a) in connection with the death, disability or retirement of the participant or a change of control; or (b) for any option granted to a participant who within six months of the grant date is first appointed or elected as an officer, hired as an employee, elected as a director or retained as a third-party service provider. Stock options may be exercised, in whole or in part, by payment in full of the exercise price in one or a combination of the following forms of payment: cash or its equivalent; the delivery of common stock already owned by the participant prior to such delivery; broker-assisted cashless exercise; by “net exercise”; a combination of such methods; or such other method as may be permitted by the Committee. In the case of a “net exercise” of a stock option, we will not require payment of the exercise price or any required tax withholding obligations related to the exercise, but will reduce the number of shares issued upon the exercise by the largest number of whole shares that has a fair market value that does not exceed the aggregate exercise price for the shares underlying the stock option and any required tax withholding obligations.

Stock Appreciation Rights.    Each SAR granted must be evidenced by an award agreement or statement that specifies the grant price, the term, and such other provisions as the Committee may determine. The grant price of a SAR must be at least 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a SAR, the holder is entitled to receive the excess of the fair market value of the shares for which the right is exercised over the grant price of the SAR. Payment upon the exercise of a SAR will be in cash, shares of our common stock, or some combination of cash and shares of our common stock as determined by the Committee. The Committee may impose any conditions or restrictions on the exercise of a SAR as it deems appropriate. The Committee will fix the term of each SAR, but SARs granted will not be exercisable more than 10 years after the date the SAR is granted. Each SAR granted will vest and become exercisable at such time or times as determined by the Committee; provided, however, that any SAR that becomes exercisable solely based on the continued service of a participant will become exercisable no more rapidly than ratably over a three-year period after the grant date of the SAR, except (a) in connection with the death, disability or retirement of the participant or a change of control; or (b) for any SAR granted to a participant who within six months of the grant date is first appointed or elected as an officer, hired as an employee, elected as a director or retained as a third-party service provider.

Restricted Stock and Restricted Stock Units.    Shares of restricted stock and/or restricted stock units may be granted under the Amended and Restated 2010 Plan. Restricted stock units are similar to restricted stock except that no shares are actually awarded to the participant on the grant date. The period(s) of restriction, the number of shares of restricted stock or the number of restricted stock units granted, the purchase price, if any, and such other conditions and/or restrictions as the Committee shall determine shall be set forth in an award agreement or statement. If an award of restricted stock or restricted stock units vests solely based on the continued service of a participant, the award will vest no more rapidly than ratably over a three-year period after the grant date of the award, except (a) in connection with the death, disability or retirement of the participant or a change of control; or (b) for any such award granted to a participant who within six months of the grant date is first appointed or elected as an officer, hired as an employee, elected as a director or retained as a third-party service provider. Participants holding shares of restricted stock may be granted voting rights with respect to their shares, but participants holding restricted stock units will not have voting rights with respect to their restricted stock units.

Unless otherwise determined by the Committee and set forth in a participant’s award agreement, participants holding shares of restricted stock have the same dividend rights as the Company’s other shareholders; provided, however, that the dividends will be subject to forfeiture and termination to the same extent as the shares of restricted stock to which such dividends relate and the award agreement may require that any cash dividends be reinvested in additional shares of restricted stock subject to the same conditions and restrictions as the shares of restricted stock with respect to which the dividends were paid. In no event, however, will dividends with respect to shares of restricted stock that are subject to performance-based vesting be paid or distributed until the performance-based vesting provisions of such restricted stock lapse.

Unless otherwise determined by the Committee and set forth in a participant’s award agreement, participants holding restricted stock units may carry the right to dividend equivalents, which right will entitle the participant to be credited with any amount equal to all cash dividends paid on one share while the restricted stock unit is outstanding. Dividend equivalents may be converted into additional restricted stock units. Settlement of dividend equivalents may be made in the form of cash, in the form of shares, or in a combination of both. Dividend equivalents as to restricted stock units may be subject to the same conditions and restrictions and will be subject to forfeiture and termination to the same extent as the corresponding restricted stock units as to which the dividend equivalents relate. In no event will participants holding performance-based restricted stock units receive any dividend equivalents until the performance-based vesting provisions of such restricted stock units lapse.

After all conditions and restrictions applicable to restricted shares and/or restricted stock units have been satisfied or have lapsed (including the satisfaction of any applicable tax withholding obligations), shares of restricted stock will become freely transferable (except as otherwise provided in the Amended and Restated 2010 Plan) and restricted stock units will be paid in cash, shares of our common stock, or some combination of cash and shares of our common stock as determined by the Committee. The Committee may provide that an award of restricted stock is conditioned upon the participant making or refraining from making an election with respect to the award under Code Section 83(b).

Performance Shares and Performance Units.    Performance shares and/or performance units may be granted under the Amended and Restated 2010 Plan in such amounts and upon such terms as the Committee may determine. Each performance unit will have an initial value that is established by the Committee on the date of grant, and each performance share will have an initial value equal to the fair market value of a share on the grant date. With respect to an award of performance shares and/or performance units, the Committee will establish performance periods and performance goals. The performance period set forth in any award agreement for any performance shares must be at least one year, except in connection with the death or disability of a participant or a change in control of the Company. The extent to which the participant achieves his or her performance goals during the applicable performance period will determine the value and/or the number of performance shares and/or performance units earned by a participant. Payment of earned performance shares and/or performance units will be in cash, shares of our common stock, or some combination of cash and shares of our common stock, as determined by the Committee and stated in the award agreement.

If prior to the end of a performance period but after the conclusion of one year of the performance period, a participant holding performance shares or performance units is reassigned to a position with the Company or any affiliate or subsidiary of the Company, and that position is not eligible to participate in such an award, but the participant does not terminate his or her employment or service, the Committee may, in its sole discretion, (i) cause shares of our common stock to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire Performance Period, or (ii) cause shares of our common stock to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such reassignment, with proration based on the number of months or years such participant served in the prior position during the performance period. At any time during a performance period of more than one fiscal year, the Committee may, in its discretion, cancel a portion of an award or performance shares or performance units prior to the conclusion of the performance period if the award has not already vested, the Committee determines that the performance goals cannot be achieved at the maximum levels established at the time of grant, the awards are scaled back in proportion to the estimated short fall in achievement of performance goals, and all awards for the same performance period are scaled back by the same percentage. Once an award is scaled back, it may not again be increased to add or recover performance shares or performance units that were canceled.

Participants holding performance units or performance shares will not receive any cash dividends or dividend equivalents based on the dividends declared on shares that are subject to such performance units or performance shares during the period between the date that such performance units or performance shares are granted and the date such performance units or performance shares are settled. Any shares issued under a deferred compensation plan that relate to the deferral of performance shares or performance units granted under the Amended and Restated 2010 Plan (including without limitation any dividend equivalents paid in shares) will be deemed to be issued under the Amended and Restated 2010 Plan.

Annual Performance Awards.    Annual performance awards payable in cash may be granted under the Amended and Restated 2010 Plan in such amounts and upon such terms as the Committee may determine, based on the achievement of specified performance goals for annual periods or other time periods as determined by the Committee. The Committee will determine the target amount that may be paid with respect to an annual performance award, which will be based on a percentage of a participant’s actual fiscal year annual base earnings at the time of grant. The Committee may establish a maximum potential payout amount with respect to an annual performance award of up to 200% of the target payout in the event performance goals are exceeded by an amount established by the Committee at the time performance goals are established and may establish measurements for prorating the amount of payouts for achievement of performance goals at less than or greater than the target payout but less than the maximum payout.

Non-Employee Director Awards.    Each non-employee director of the Company will continue to receive an unrestricted stock award and an automatic stock option grant each year on the first business day of each fiscal year (usually November 1) and will be permitted to elect to receive shares of our common stock in lieu of their annual retainers and meeting fees otherwise payable in cash under the Amended and Restated 2010 Plan. Any additional awards granted to non-employee directors under the Amended and Restated 2010 Plan must be made by a committee consisting solely of directors who are “independent directors” within the meaning of the NYSE rules and will be subject to the annual limit applicable to equity awards for our non-employee directors included in the Amended and Restated 2010 Plan.

On the first business day of each fiscal year (usually November 1), each non-employee director of the Company will receive shares of our common stock having a fair market value of $50,000 (or such other amount as may be determined by the Committee from time to time), based on the average of the closing prices of our common stock, as reported on the NYSE, for each of the trading days in the three-month calendar period immediately prior to the date of issue, and will be granted a stock option to purchase the number of shares of our common stock having a grant date fair value for the option of $50,000 (or such other amount as may be determined by the Committee from time to time). Under the terms of the Amended and Restated 2010 Plan, the value is to be determined using a standard Black-Scholes, binomial or monte carlo valuation formula, based on assumptions consistent with those used to value option grants disclosed under Schedule 14A under the Exchange Act, or successor requirements, for the business day prior to the date of grant. Each non-employee director option granted will have an exercise price equal to 100% of the fair market value of one share of our common stock on the date of grant, a term of 10 years and, except as described below, will vest and become exercisable in three approximately equal installments on each of the first, second and third year anniversaries following the date of grant.

The Amended and Restated 2010 Plan permits non-employee directors to continue to elect to receive shares of our common stock in lieu of their annual retainers and meeting fees otherwise payable in cash. The election to receive our common stock in lieu of cash must be made prior to the date such fees are otherwise scheduled to be paid to the director but no later than May 31 of the calendar year for which the fees are to be paid or such earlier date as set by the Committee. Fees that are earned after the date a director makes an election are reserved through the rest of the calendar year and then are issued to the director in December of that year. The number of shares to be issued is determined by dividing the dollar amount of reserved fees by the closing price, as reported on the NYSE, for the date that the shares are issued.

Any shares issued under a deferred compensation plan that relate to the deferral of awards granted to non-employee directors under the Amended and Restated 2010 Plan or shares received by non-employee directors in lieu of their annual retainers and meeting fees (including without limitation accumulated dividend equivalents paid in shares) will be deemed to be issued under the Amended and Restated 2010 Plan.

Other Cash-Based Awards.    Cash-based awards that are not annual performance awards may be granted to participants in such amounts and upon such terms as the Committee may determine. These other cash-based awards will be paid in cash only. If the other cash-based awards are subject to performance goals, the number and/or value of the other cash-based awards that will be paid out to the participant will depend on the extent to which the performance goals are met.

Other Stock-Based Awards.    Other stock-based or stock-related awards (including the grant or offer for sale of unrestricted shares of our common stock or the payment in cash or otherwise of amounts based on the value of shares of our common stock) may be granted in such amounts and subject to such terms and conditions (including performance goals) as determined by the Committee. Each other stock-based award shall be expressed in terms of shares of our common stock or units based on shares of our common stock, as determined by the Committee. Other stock-based awards will be paid in cash or shares of our common stock, as determined by the Committee. If the other stock-based awards are subject to performance goals, the number and/or value of other stock-based awards that will be paid out to the participant will depend on the extent to which the performance goals are met.

Termination of Service.    Pursuant to the terms of the Amended and Restated 2010 Plan, the following provisions will apply in connection with the termination of a participant’s employment or other service with the Company or any of our affiliates or subsidiaries, as the case may be, except to the extent otherwise provided in the Amended and Restated 2010 Plan, in an award agreement at the time of grant or as determined by the Committee at a later date, or by the terms of another agreement between the Company and the participant or a plan or policy of the Company applicable to the participant that specifically provides otherwise.

In the event a participant’s employment or other service with the Company or any of our affiliates or subsidiaries, as the case may be, is terminated by reason of death or disability, then:

•

All outstanding stock options (including non-employee director options) and SARs held by the participant shall become immediately exercisable in full and will remain exercisable for a period of one year after such termination, but not later than the date the stock options or SARs expire;

•	All outstanding shares of restricted stock held by the participant that then have not vested will terminate and be forfeited;

•

All outstanding, but unpaid, restricted stock units, performance shares, performance units and other cash-based or stock-based awards held by the participant will terminate and be forfeited, provided, however, that with respect to any performance shares or performance units, if a participant’s employment or other service with our Company or any affiliate or subsidiary, as the case may be, is terminated by death or disability prior to the end of the performance period of such award, but after the conclusion of not less than one year, the Committee may, in its sole discretion, cause shares to be delivered or payment made, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period; and

•

If the effective date of such termination is before the date payment is made in settlement of an annual performance award or would have been made had there not been a deferral election in place, the annual performance award will be terminated and forfeited; provided, however, that the Committee may, in its sole discretion, cause payment to be made with respect to such annual performance award, but only if otherwise earned for the entire performance period and only with respect to the portion of the performance period completed as of the date of such death or disability.

In the event a participant’s employment or other service with the Company or any of our affiliates or subsidiaries, as the case may be, is terminated by reason of retirement (except with respect to non-employee directors), then:

•

All outstanding stock options (other than non-employee director options) and SARs held by the participant will remain outstanding and exercisable and will continue to vest and become exercisable in accordance with their terms for four years after the date of such retirement, but will not be exercisable later than the date the stock options or SARs expires;

•	All outstanding shares of restricted stock held by the participant that then have not vested will terminate and be forfeited;

•

All outstanding, but unpaid, restricted stock units, performance shares, performance units and other cash-based or stock-based awards held by the participant will terminate and be forfeited, provided, however, that with respect to any performance shares or performance units, if a participant’s employment or other service with our Company or any affiliate or subsidiary, as the case may be, is terminated by reason of retirement prior to the end of the performance period of such award, but after the conclusion of not less than one year, the Committee may, in its sole discretion, cause shares to be delivered or payment made, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period; and

•

If the effective date of such retirement is before the date payment is made in settlement of an annual performance award or would have been made had there not been a deferral election in place, the annual performance award will be terminated and forfeited; provided, however, that the Committee may, in its sole discretion, cause payment to be made with respect to such annual performance award, but only if otherwise earned for the entire performance period and only with respect to the portion of the performance period completed as of the date of such retirement.

In the event a participant’s employment or other service with the Company or any affiliate or subsidiary of the Company, as the case may be, is terminated for any reason other than death, disability or retirement (except with respect to non-employee directors), then:

•

All outstanding stock options (other than non-employee director options) and SARs held by the participant that then are exercisable will remain exercisable for three months after the date of termination, but those that are not exercisable will terminate and be forfeited;

•	All outstanding shares of restricted stock held by the participant that then have not vested will terminate and be forfeited;

•	All outstanding, but unpaid, restricted stock units, performance shares, performance units, and other cash-based or stock-based awards held by the participant will terminate and be forfeited;

•

If the effective date of such termination is before the date payment is made in settlement of an annual performance award or would have been made had there not been a deferred election in place, then any such annual performance award held by a participant will terminate and be forfeited; and

•

If a non-employee director has served as a member of the Board for 10 full fiscal years or longer and terminates service on the Board for any reason other than death or disability, (a) outstanding unvested non-employee director options will remain outstanding and continue to vest in accordance with their terms, and (b) the non-employee director may exercise all such vested outstanding non-employee director options for up to four years after the date of termination, but not later than the date the non-employee director option expires. If a non-employee director has served as a member of the Board for less than ten years and terminates service on the Board for any reason other than death or disability, (i) all unvested non-employee director options will expire and be canceled, and (ii) the non-employee director may exercise any vested outstanding non-employee director options for up to three months after the date of termination, but not later than the date the non-employee director option expires.

Forfeiture and Recoupment/ “Clawback.”    If a participant is determined by the Committee to have taken any action that would constitute an “adverse action,” all rights of the participant under the Amended and Restated 2010 Plan and any agreements evidencing an award then held by the participant will terminate and be forfeited and the Committee may require the participant to surrender and return to the Company any shares received, and/or to disgorge any profits or any other economic value made or realized by the participant during the period beginning one year prior to the participant’s termination of employment or other service with the Company or any affiliate or subsidiary, in connection with any awards or any shares issued upon the exercise or vesting of any awards. An “adverse action” includes any of the following actions that occur during or within one year after the termination of employment or other service with the Company or any affiliate or subsidiary, in each case as reasonably determined by the Committee: (a) being employed or retained by or rendering services to any organization that, directly or indirectly, competes with the Company or its affiliates or subsidiaries; (b) rendering services that are prejudicial or in conflict with the interests of the Company or any affiliate or subsidiary; (c) violating any confidentiality agreement or agreement governing the ownership or assignment of intellectual property rights with the Company; or (d) engaging in any misconduct or significant act reasonably determined by the Committee to be injurious, detrimental or prejudicial to any interest of the Company or any affiliate or subsidiary. In addition, if we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 will reimburse us for the amount of any award received by such individual under the Amended and Restated 2010 Plan during the 12-month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement. In addition, the Company will seek to recover any award made as required by the provisions of the Dodd Frank Act or any other clawback, forfeiture or recoupment provision required by law or under the requirements of any stock exchange or market upon which the Company’s common stock is listed. Awards under the Amended and Restated 2010 Plan also will be subject to any compensation clawback, forfeiture or recoupment policy that the Committee may adopt.

Performance Measures.    If the Committee intends to qualify an award under the Amended and Restated 2010 Plan as “performance-based compensation” under Code Section 162(m), the performance goals selected by the Committee must be based on the achievement of specified levels of one, or any combination, of the following performance measure elements: (a) sales and revenue measure elements, including gross revenue, sales allowances, net revenue, invoiced revenue, collected revenue, revenues from new products, and bad debts; (b) expense measurement elements, including direct material costs, direct or indirect labor costs, direct or indirect manufacturing costs, cost of goods sold, sales, general and administrative expenses, operating expenses, non-cash expenses, tax expense, non-operating expenses, and total expenses; (c) profitability and productivity measure elements, including gross margin, net operating income, EBITDA, EBIT, net operating income after taxes, net income, net cash flow, and net cash flow from operations; (d) asset utilization and effectiveness measure elements, including cash, excess cash, accounts receivable, inventory (WIP and/or finished goods), current assets, working capital, total capital, fixed assets, total assets, standard hours, plant utilization, purchase price variance, and manufacturing overhead variance; (e) debt and equity measures, including accounts payable, current accrued liabilities, total current liabilities, total debt, debt principal payments, net current borrowings, total long-term debt, credit rating, retained earnings, total preferred equity, total common equity, and total equity; (f) shareholder and return measure elements, including earnings per share (diluted and fully diluted), stock price, dividends, shares repurchased, total return to shareholders, debt coverage ratios, return on assets, return on equity, return on invested capital, and economic profit (for example, economic value added); (g) customer and market measure elements, including dealer/channel size/scope, dealer/channel performance/effectiveness, order fill rate, customer satisfaction, customer service/care, brand awareness and perception, market share, warranty rates, and channel inventory; (h) organizational and employee measure elements, including headcount, employee performance, employee productivity, standard hours, employee engagement/satisfaction, employee turnover, and employee diversity; (i) safety measures, including recordable incident rates (TRIR), recordable cases, recordable lost work days rate (LWD), recordable severity rate, and workers compensation expense; (j) quality measures, including PPM (parts per million), DPMO (defects per million opportunities), defects (weighted by category), scrap expense, rework expense, product holds, product hold inventory dollars, shipping errors, and engineering change orders; and (k) other manufacturing measures, including total purchases, total manufacturing output, total labor costs and total labor hours.

Any of the above performance measure elements can be used in an algebraic formula (e.g. averaged over a period, combined into a ratio, compared to a budget or standard, compared to previous periods and/or other formulaic combinations) based on the performance measure elements to create a performance measure. Any of the performance measures specified in the Amended and Restated 2010 Plan may be used to measure the performance of the Company or any affiliate and/or subsidiary, as a whole, or any division or business unit, product or product group, region or territory, affiliate or subsidiary, or any combination thereof, as the Committee deems appropriate. Performance measures may be compared to the performance of a group of comparator companies or a published or special index that the Committee deems appropriate or, with respect to share price, various stock market indices. The Committee also may provide for accelerated vesting of any award based on the achievement of performance goals.

Any award that is intended to qualify as performance-based compensation under Code Section 162(m) will be granted, and performance goals for such an award will be established, by the Committee in writing not later than 90 days after the commencement of the performance period to which the performance goals relate, or such other period required under Code Section 162(m); provided that the outcome is substantially uncertain at the time the Committee establishes the performance goal; and provided further that in no event will a performance goal be considered to be pre-established if it is established after 25% of the performance period (as scheduled in good faith at the time the performance goal is established) has elapsed. Before any payment is made in connection with any award intended to qualify as performance-based compensation under Code Section 162(m), the Committee must certify in writing that the performance goals established with respect to such award have been achieved.

The Committee may provide in any such award including performance goals that any evaluation of performance may include or exclude any of the following events that occur during a performance period: items relating to a change in accounting or measurement principles; items relating to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items relating to acquisitions; items attributable to the business operations of any entity acquired by the Company during the performance period; items relating to the disposal of a business or segment of a business; items relating to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period; any other items of significant income or expense which are determined to be appropriate adjustments; items relating to unusual or extraordinary corporate transactions, events or developments; items relating to amortization of acquired intangible assets; items that are outside the scope of the Company’s core, on-going business activities; items relating to acquired in-process research and development; items relating to changes in tax laws; items relating to major licensing or partnership arrangements; items relating to asset impairment charges; items relating to gains or losses for litigation, arbitration and contractual settlements; foreign exchange gains and losses; or items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

The Committee may adjust the amount payable pursuant to an award under the Amended and Restated 2010 Plan that is intended to qualify as “performance-based compensation” under Code Section 162(m) downwards but not upwards. In the event that applicable tax or securities laws change to permit committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee will have sole discretion to make such changes without obtaining shareholder approval.

Dividend Equivalents.    With the exception of stock options, SARs and unvested performance awards, awards under the Amended and Restated 2010 Plan (including deferred awards) may, in the Committee’s discretion, earn dividend equivalents with respect to the cash or stock dividends or other distributions that would have been paid on the shares of our common stock covered by such award had such shares been issued and outstanding on the dividend payment date. Such dividend equivalents will be converted to cash or additional shares of our common stock by such formula and at such time and subject to such limitations as determined by the Committee and the Committee may provide that such amounts will be deemed to have been reinvested in additional shares of common stock or otherwise reinvested.

Effect of Change of Control.    Unless otherwise determined by the Committee or the Board in writing at or after the making of an award under the Amended and Restated 2010 Plan, but prior to a change of control of the Company, upon a change of control (as defined in the Amended and Restated 2010 Plan): (a) all stock options, including non-employee director options, and SARs granted under the Amended and Restated 2010 Plan will become immediately exercisable and will remain exercisable throughout their entire term; (b) all restrictions and vesting requirements applicable to any award based solely on the continued service of a participant will terminate; and (c) all awards the vesting or payment of which are based on performance goals will vest as though such performance goals were fully achieved and will become immediately payable. The treatment of any other awards in the event of a change of control will be as determined by the Committee in connection with the grant thereof, as reflected in the applicable award agreement. The Committee is given the power under the Amended and Restated 2010 Plan alternatively to provide that upon a change in control any or all outstanding stock-based awards will be canceled and terminated and the holders will receive a payment of cash or stock equal to the difference, if any, between the consideration received by our shareholders in respect of a share of common stock in connection with the change of control and the purchase price per share, if any, under the award, multiplied by the number of shares subject to such award, provided that if such product is zero or less, or the award is not then exercisable, the award may be canceled and terminated without payment for such award.

Generally, and subject to some exceptions, a change of control is deemed to have occurred if: (a) another person becomes the beneficial owner of at least 20% of our then-outstanding common stock or the combined voting power of our then-outstanding voting stock; (b) a majority of the Board becomes comprised of persons other than those for whom election proxies have been solicited by the Board; (c) the completion of certain business combinations, including certain reorganizations, mergers, consolidations, the sale of all or substantially all of our assets or the acquisition by us of assets or stock of another entity, where the shareholders before the business combination fail to beneficially own and have voting power for more than 50% of our Company or the resulting Company after the business combination; or (d) our shareholders approve a complete liquidation or dissolution of our Company.

No Repricing or Exchange.    The terms of an outstanding award may not be amended to reduce the exercise price of outstanding options or to reduce the grant price of outstanding SARs or cancel outstanding options or SARs in exchange for cash, other awards or options or SARs with an exercise price or grant price, as applicable, that is less than the exercise price of the canceled options or the grant price of the canceled SARs without shareholder approval, except for any adjustments required in connection with certain corporate transactions and other actions as described under the heading “Summary of the Amended and Restated 2010 Plan Features—Adjustments” beginning on page 83.

No Waiver, Lapse or Acceleration of Exercisability or Vesting.    The Committee does not have the authority to waive, lapse or accelerate the exercisability or vesting of any award held by an employee, except (a) in connection with the death, disability or retirement of the participant or a change in control of our Company or (b) to the extent that the aggregate number of shares of our common stock covered by all such waived, lapsed or accelerated awards do not exceed 5% of the total number of shares authorized for awards under the Amended and Restated 2010 Plan.

Term, Termination and Amendment.    Subject to certain exceptions, the Board has the authority to terminate and the Committee has the authority to amend the Amended and Restated 2010 Plan or any outstanding award agreement at any time and from time to time provided that any amendment to the Amended and Restated 2010 Plan will not become effective without shareholder approval (a) to increase the maximum number of shares of our common stock which may be issued pursuant to the Amended and Restated 2010 Plan, (b) to increase any limitation set forth in the Amended and Restated 2010 Plan on the number of shares of our common stock which may be issued, or the aggregate value of award which may be made, in respect of any type of award to any single participant during any specified period, (c) to change the class of individuals eligible to participate in the Amended and Restated 2010 Plan, (d) to reduce the minimum exercise price of any option or SAR, (e) reduce or waive the minimum vesting period, period of restriction or performance period of any award held by an employee, or (f) if such approval is otherwise required to comply with applicable laws, rules or regulations. No termination or amendment of the Amended and Restated 2010 Plan or an award agreement shall adversely affect in any material way any award previously granted under the Amended and Restated 2010 Plan without the written consent of the participant holding such award. Unless sooner terminated by the Board, the Amended and Restated 2010 Plan will terminate 10 years from the date it is approved by our shareholders.

Federal Income Tax Information

The following is a general summary, as of the date of this proxy statement, of the U.S. federal income tax consequences to participants and the Company of grants under the Amended and Restated 2010 Plan. This summary is intended for the information of shareholders considering how to vote at the annual meeting and not as tax guidance to participants in the Amended and Restated 2010 Plan, as the consequences may vary with the types of grants made, the identity of the participant and the method of payment or settlement. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Each participant shall be encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the Amended and Restated 2010 Plan.

Incentive Stock Options.    With respect to incentive stock options, generally the stock option holder is not taxed, and we are not entitled to a deduction, on either the grant or the exercise of an incentive stock option so long as the requirements of Code Section 422 continue to be met. If the stock option holder meets the employment requirements and does not dispose of the shares of our common stock acquired upon exercise of an incentive stock option until at least one year after date of the exercise of the stock option and at least two years after the date the stock option was granted, gain or loss realized on sale of the shares will be treated as long-term capital gain or loss. If the shares of our common stock are disposed of before those periods expire, which is called a disqualifying disposition, the stock option holder will be required to recognize ordinary income in an amount equal to the lesser of (a) the excess, if any, of the fair market value of our common stock on the date of exercise over the exercise price, or (b) if the disposition is a taxable sale or exchange, the amount of gain realized. Upon a disqualifying disposition, we will generally be entitled, in the same tax year, to a deduction equal to the amount of ordinary income recognized by the stock option holder.

Nonqualified Stock Options.    The grant of a stock option that does not qualify for treatment as an incentive stock option, or a nonqualified stock option, is generally not a taxable event for the stock option holder. Upon exercise of the stock option, the stock option holder generally will be required to recognize ordinary income in an amount equal to the excess of the fair market value of our common stock acquired upon exercise (determined as of the date of exercise) over the exercise price of the stock option, and we will be entitled to a deduction in an equal amount in the same tax year. At the time of a subsequent sale or disposition of shares obtained upon exercise of a nonqualified stock option, any gain or loss will be a capital gain or loss, which will be either a long-term or short-term capital gain or loss, depending on how long the shares have been held.

SARs.    The grant of a SAR will not cause the participant to recognize ordinary income or entitle us to a deduction for federal income tax purposes. Upon the exercise of a SAR, the participant will recognize ordinary income in the amount of the cash or value of shares of our common stock payable to the participant (before reduction for any withholding taxes), and we will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Code Section 162(m).

Stock, Stock Unit and Other Stock-Based Awards.    The federal income tax consequences with respect to restricted stock, restricted stock units, performance shares and performance stock units, and other stock unit and stock-based awards depend on the facts and circumstances of each award, including, in particular, the nature of any restrictions imposed with respect to the awards. In general, if the awards that are granted to the participant are subject to a “substantial risk of forfeiture” (e.g., the awards are conditioned upon the future performance of substantial services by the participant) and are nontransferable, a taxable event occurs when the risk of forfeiture ceases or the awards become transferable, whichever first occurs. At such time, the participant will recognize ordinary income to the extent of the excess of the fair market value of the awards on such date over the participant’s cost for such awards (if any), and the same amount is deductible by us, assuming that a deduction is allowed under Code Section 162(m). Under certain circumstances, the participant, by making an election under Code Section 83(b), can accelerate federal income tax recognition with respect to awards that are subject to a substantial risk of forfeiture and transferability restrictions, in which event the ordinary income amount and our deduction will be measured and timed as of the grant date of the awards. If the awards granted to the participant are not subject to a substantial risk of forfeiture or transferability restrictions, the participant will recognize ordinary income with respect to the awards to the extent of the excess of the fair market value of the awards at the time of grant over the participant’s cost, if any, and the same amount is deductible by us, assuming that a deduction is allowed under Code Section 162(m). If a stock or stock unit award is granted but no stock is actually issued to the participant at the time the award is granted, the participant will recognize ordinary income at the time the participant receives stock free of any substantial risk of forfeiture and the amount of such income will be equal to the fair market value of the stock at such time over the participant’s cost, if any, and the same amount is then deductible by us.

Annual Performance Awards and Other Cash-Based Awards.    Annual performance awards and other cash-based awards will be taxable as ordinary income to the participant in the amount of the cash received by the participant (before reduction for any withholding taxes), and we will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Code Section 162(m).

Withholding Obligations.    We have the right to require the recipient to pay to us an amount necessary for us to satisfy the recipient’s federal, state or local tax withholding obligations with respect to awards granted under the Amended and Restated 2010 Plan. As permitted by applicable law, we may withhold from other amounts payable to a recipient an amount necessary to satisfy these obligations, and the Committee may permit a participant to satisfy our withholding obligation with respect to awards paid in common stock by having shares withheld, at the time the awards become taxable, provided that the number of shares of our common stock withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

Code Section 409A.    A grant may be subject to a 20% penalty tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under Code Section 409A and the requirements of Code Section 409A are not satisfied.

Code Section 162(m).    Pursuant to Code Section 162(m), the annual compensation paid to an individual, who on the last day of the taxable year was the Chief Executive Officer or otherwise covered by this provision because his or her compensation was reported in the Summary Compensation Table, may not be deductible to the extent that it exceeds $1 million unless the compensation qualifies as “performance-based” under Code Section 162(m). The Amended and Restated 2010 Plan has been designed to permit the Committee to grant awards that qualify as “performance-based” for purposes of satisfying the conditions of Code Section 162(m). The Committee may elect to provide non-deductible compensation under the Amended and Restated 2010 Plan.

Excise Tax on Parachute Payments.    Unless otherwise provided in a separate agreement between a participant and the Company, if, with respect to a participant, the acceleration of the vesting of an award or the payment of cash in exchange for all or part of an award, together with any other payments that such participant has the right to receive from the Company, would constitute a “parachute payment” then the payments to such participant will be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Code Section 4999. Such reduction, however, will only be made if the aggregate amount of the payments after such reduction exceeds the difference between the amount of such payments absent such reduction minus the aggregate amount of the excise tax imposed under Code Section 4999 attributable to any such excess parachute payments. If such provisions are applicable and if an employee will be subject to a 20% excise tax on any “excess parachute payment” pursuant to Code Section 4999, we will be denied a deduction with respect to such excess parachute payment pursuant to Code Section 280G.

Plan Benefits

The Committee has not approved any awards under the Amended and Restated 2010 Plan that are conditioned on shareholder approval of the Amended and Restated 2010 Plan and is not currently considering any specific new award grants under the Amended and Restated 2010 Plan, other than routine new hire and annual awards, consistent with past practice.

Other than the automatic grant of stock awards and stock options to our non-employee directors as described in more detail under the heading “Summary of Amended and Restated 2010 Plan Features—Non-Employee Director Awards” on page 87, it presently is not possible to determine the benefits or amounts that will be received by or allocated to participants under the Amended and Restated 2010 Plan or would have been received by or allocated to participants for the last completed fiscal year if the Amended and Restated 2010 Plan then had been in effect because awards under the Amended and Restated 2010 Plan will be made at the discretion of the Committee. If the Amended and Restated 2010 Plan had been in effect in fiscal 2014, the Company expects that its award grants for fiscal 2014 would not have been different from those actually made in fiscal 2014 under the 2010 Plan. For more information regarding those awards, please see the “Executive Compensation” and “Director Compensation” sections of this proxy statement. For fiscal 2015, the aggregate dollar value and number of equity awards that would be provided under the Amended and Restated 2010 Plan to our eight non-employee directors would be $800,000 and 27,448 equity awards, respectively. The closing price of a share of the Company’s common stock as reported by the NYSE on January 20, 2015 was $61.48.

Aggregate Past Grants under the 2010 Plan

As of January 20, 2015, 2,228,516 shares of our common stock were subject to outstanding awards granted (and not forfeited, expired or otherwise returned to the 2010 Plan share reserve) under the 2010 Plan. The following table shows the number of shares subject to outstanding awards granted under the 2010 Plan to our named executive officers and the other individuals and groups indicated. The following table does not reflect the number of shares subject to outstanding awards that were granted under any plan other than the 2010 Plan. The amounts in the following table are not necessarily indicative of awards that might be awarded over the next five years under the Amended and Restated 2010 Plan.

Name and Position	Performance-Based Full Value Awards Number of Shares(1)	Service-Based Full Value Awards Number of Shares	Stock Options Number of Shares
Michael J. Hoffman Chairman of the Board, President and Chief Executive Officer	149,600	—	501,500
Renee J. Peterson Vice President, Treasurer and Chief Financial Officer	39,800	—	92,400
Michael J. Happe Group Vice President, Residential and Contractor Businesses	26,600	3,000	68,100
Timothy P. Dordell Vice President, Secretary and General Counsel	24,400	—	84,800
William E. Brown, Jr. Group Vice President, Commercial and Irrigation Businesses	24,600	3,000	64,300
All Executive Officers as a Group	388,500	16,337	1,184,607
All Non-Employee Directors as a Group	—	—	136,074
All Employees as a Group (including all Officers who are not Executive Officers)	11,800	67,914	423,284

(1)	Represents the maximum number of shares that may be issued in settlement of performance-based full value awards.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the approval of The Toro Company Amended and Restated 2010 Equity and Incentive Plan.

OTHER INFORMATION

Shareholder Proposals and Director Nominations for the 2016 Annual Meeting

The 2016 Annual Meeting of Shareholders is expected to be held on March 15, 2016. In order for a shareholder proposal to be included in our proxy statement for the 2016 Annual Meeting, (i) our Vice President, Secretary and General Counsel must receive such proposal no later than the close of business on October 6, 2015, unless the date of the 2016 Annual Meeting is delayed by more than 30 calendar days; and (ii) such proposal must satisfy all of the requirements of, and not otherwise be permitted to be excluded under, Rule 14a-8 promulgated by the SEC and our Amended and Restated Bylaws.

Under our Amended and Restated Bylaws, in order for a shareholder to nominate one or more persons for election to the Board at the 2016 Annual Meeting of Shareholders or propose any other business to be brought before the 2016 Annual Meeting, complete and timely notice must be given in writing and in proper form to our Vice President, Secretary and General Counsel not later than December 17, 2015, nor earlier than November 17, 2015. However, if the date of the 2016 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary date of the 2015 Annual Meeting of Shareholders, such notice must be delivered not earlier than the 120th day prior to the date of the rescheduled 2016 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the rescheduled 2016 Annual Meeting or the 10th day following the day on which we first make public announcement of the date of the rescheduled 2016 Annual Meeting. Any notice must contain the specific information required by our Amended and Restated Bylaws, including, among other things, information about: any proposed nominee and his or her relationships with the shareholder submitting the nomination; any agreements, arrangements or understandings the shareholder may have with any proposed nominee or other parties relating to the nomination or other proposal; and the interests that the shareholder has related to our Company and its shares, including as a result of, among other things, derivative securities, voting arrangements or short positions. Such information must be updated as of the record date for the 2016 Annual Meeting and as of the date that is 10 business days prior to the date of the 2016 Annual Meeting. This summary information regarding our Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws. A copy of our Amended and Restated Bylaws can be found on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link). If a nomination or proposal is not timely and properly made in accordance with the procedures set forth in our Amended and Restated Bylaws, or does not contain the specific information required by our Amended and Restated Bylaws, such nomination or proposal will be defective and will not be brought before the 2016 Annual Meeting. If a nomination or proposal is nonetheless brought before the 2016 Annual Meeting and the Chairman does not exercise the power and duty to declare the nomination or proposal defective, the persons named in the proxy may use their discretionary voting with respect to your nomination or proposal.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one set of these documents may have been sent to multiple shareholders at a shared address. Additional copies of this proxy statement and our Annual Report on Form 10-K are available upon request to our Vice President, Secretary and General Counsel at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196, by telephone at 888-237-3054, or by e-mail to invest@toro.com. These documents also may be downloaded and printed from our website at www.thetorocompany.com/proxy. Any shareholder who wants to receive separate copies of our proxy statement and annual report in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact his, her or its bank, broker or other nominee record holder.

Annual Report

A copy of Toro’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014, as filed with the SEC, will be sent to any shareholder, without charge, upon written request to our Vice President, Secretary and General Counsel at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196. You also may obtain our Annual Report on Form 10-K on the Internet at the SEC’s website, www.sec.gov, or on our website at www.thetorocompany.com/proxy. Our Fiscal Year 2014 Annual Report, which contains information about our business but is not part of our disclosure deemed to be filed with the SEC, also is available on our website at www.thetorocompany.com/proxy.

Cost and Method of Solicitation

We will pay the cost of soliciting proxies and may make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to beneficial owners of our common stock. We will reimburse these third-parties for reasonable out-of-pocket expenses. In addition to solicitation by mail, our non-employee directors, executive officers and other employees may solicit proxies by telephone, electronic transmission and personally. Our non-employee directors, executive officers and other employees will not receive compensation for such services other than regular non-employee director or employee compensation. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut, 06902, for an estimated fee of $8,000, plus out of pocket expenses, to assist in distributing proxy materials and soliciting proxies.

Dated: February 3, 2015

BY ORDER OF THE BOARD OF DIRECTORS

TIMOTHY P. DORDELL

Vice President, Secretary

and General Counsel

Appendix

The Toro Company
2010 Equity and Incentive Plan
(As proposed to be amended and restated)

The Toro Company

2010 Equity and Incentive Plan

(as proposed to be amended and restated)

Article 1.  Establishment, Purpose and Duration

1.1        Establishment.  The Toro Company, a Delaware corporation (the “Company”), has established an incentive compensation plan known as The Toro Company 2010 Equity and Incentive Plan, as set forth in this document (as amended and restated, this “Plan”). This Plan provides for the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Annual Performance Awards, Nonemployee Director Awards, Other Cash-Based Awards and Other Stock-Based Awards, each as defined below in Article 2. The original version of this Plan initially became effective upon its approval by the shareholders of the Company on March 16, 2010 (the “Initial Effective Date”) and has been subsequently amended by the Committee, as defined below in Article 2, on September 20, 2011, September 17, 2013 and September 16, 2014 pursuant to Section 20.1. This amended and restated Plan has been approved by the Committee and shall become effective upon approval by the shareholders of the Company (the “Effective Date”) and shall remain in effect as provided in Section 1.3.

1.2        Purpose of This Plan.  The purpose of this Plan is to provide a means whereby Employees, Directors and Third-Party Service Providers, each as defined below in Article 2, develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors or Third-Party Service Providers and to provide a means whereby those individuals for whom the responsibilities of the successful administration and management of the Company are of importance can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3        Duration of This Plan.  Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards (as defined below in Article 2) may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2.   Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1        “Affiliate” shall mean a corporation or other entity (including a partnership or a limited liability company) that is controlled by, controlling, or under common control with, the Company, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2        “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3        “Adverse Action” means any Participant, during or within one year after the termination of employment or other service with the Company, an Affiliate or a Subsidiary, (a) being employed or retained by or rendering services to any organization that, directly or indirectly, competes with or becomes competitive with the Company or such Affiliate or Subsidiary, or rendering such services that are prejudicial or in conflict with the interests of the Company, an Affiliate or a Subsidiary, as reasonably determined by the Committee, or (b) violating any confidentiality agreement or agreement governing the ownership or assignment of intellectual property rights with the Company, as reasonably determined by

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the Committee, or (c) engaging in any other misconduct or significant act reasonably determined by the Committee to be injurious, detrimental or prejudicial to any interest of the Company, an Affiliate or a Subsidiary.

2.4        “Annual Performance Award” has the meaning set forth in Section 10.1.

2.5        “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Annual Performance Awards, Nonemployee Director Awards, Other Cash-Based Awards or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.6        “Award Agreement” means either: (a) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other non-paper Award Agreements, and the use of electronic, Internet, or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.7        “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.8        “Board” or “Board of Directors” means the Board of Directors of the Company.

2.9        “Business Combination” has the meaning set forth in Section 2.10(c).

2.10      “Change of Control” means any of the following events:

(a)

The acquisition by any Person of Beneficial Ownership of twenty percent (20%) or more of either (i) the then-outstanding Shares of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.10; or

(b)

Individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)

Consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or stock of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the

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individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding Shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.11      “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.12      “Committee” means the Compensation and Human Resources Committee of the Board or a subcommittee thereof, or any other committee comprised solely of directors designated by the Board to administer this Plan who are (a) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, (b) “independent directors” (as defined in the rules of The New York Stock Exchange) and (c) “outside directors” within the meaning of Code Section 162(m). The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under this Plan that would otherwise be the responsibility of the Committee.

2.13      “Company” means The Toro Company, a Delaware corporation, and any successor thereto as provided in Article 22 herein.

2.14      “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of: (a) ninety (90) days after the beginning of any Performance Period, or (b) twenty-five percent (25%) of any Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.15      “Director” means any individual who is a member of the Board of Directors of the Company.

2.16      “Disability” means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company, Affiliate or Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Code Section 22(e)(3).

2.17      “Dividend Equivalents” has the meaning set forth in Section 3.2(i).

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2.18      “Effective Date” has the meaning set forth in Section 1.1.

2.19      “Employee” means any individual performing services for the Company, an Affiliate, or a Subsidiary and designated as an employee of the Company, an Affiliate, or a Subsidiary on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, or Subsidiary during such period. An individual shall not cease to be an Employee in the case of: (a) any leave of absence approved by the Company, or (b) transfers between locations of the Company or between the Company, any Affiliates, or any Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company, an Affiliate or a Subsidiary, as applicable, is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave, any Incentive Stock Option held by a Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

2.20      “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.21      “Extraordinary Items” means (a) extraordinary, unusual or nonrecurring items of gain or loss; (b) gains or losses on the disposition of a business; (c) changes in tax or accounting regulations or laws; or (d) the effect of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or Management Discussion and Analysis section of the Company’s Annual Report on Form 10-K.

2.22      “Fair Market Value” or “FMV” means, with respect to a Share, as of any date: (a) the closing sale price of a Share at the end of the regular trading session, as reported by The New York Stock Exchange, The NASDAQ Stock Market, The American Stock Exchange or any national exchange on which the Shares are then listed or quoted (or, if no Shares were traded on such date, as of the next preceding date on which there was such a trade); or (b) if the Shares are not so listed, admitted to unlisted trading privileges, or reported on any national exchange, the closing sale price as of such date at the end of the regular trading session, as reported by OTC Bulletin Board or the Pink Sheets LLC, or other comparable service (or, if no Shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote); or (c) if Shares are not so listed or reported, such price as the Committee determines in good faith, and consistent with the definition of “fair market value” under Code Section 409A.

2.23      “Full-Value Award” means an Award other than in the form of an ISO, NQSO or SAR, and which is settled by the issuance of Shares.

2.24      “Grant Date” means the date an Award is granted to a Participant pursuant to this Plan.

2.25      “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.26      “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted pursuant to Article 6 to an Employee and that is designated as an Incentive Stock Option that is intended to meet the requirements of Code Section 422 or any successor provision.

2.27      “Incumbent Board” has the meaning set forth in Section 2.10(b).

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2.28      “Initial Effective Date” has the meaning set forth in Section 1.1.

2.29      “Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.30      “Maximum Payout” has the meaning set forth in Section 10.3.

2.31      “Nonemployee Director” means a Director who is not an Employee.

2.32      “Nonemployee Director Award” means any NQSO, SAR or Full-Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions and limitations as the Board or Committee may establish in accordance with this Plan, including any Nonemployee Director Option or Nonemployee Director Shares granted pursuant to Article 11.

2.33      “Nonemployee Director Option” has the meaning set forth in Section 11.2(a).

2.34      “Nonemployee Director Shares” has the meaning set forth in Section 11.1.

2.35      “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements, including an NQSO granted pursuant to Article 6 and a Nonemployee Director Option granted pursuant to Article 11.

2.36      “Officer Delegated Awards” has the meaning set forth in Section 3.3.

2.37      “Outstanding Company Common Stock” has the meaning set forth in Section 2.10(a).

2.38      “Option” means (a) an Incentive Stock Option or a Nonqualified Stock Option, granted pursuant to Article 6 or (b) a Nonemployee Director Option, granted pursuant to Article 11.

2.39      “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.40      “Other Cash-Based Award” means an Award, denominated and paid in cash, not otherwise described by the terms of this Plan, granted pursuant to Article 12.

2.41      “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 12.

2.42      “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.43      “Participation Factor” has the meaning set forth in Section 10.2.

2.44      “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

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2.45      “Performance Goals” mean with respect to any applicable Award, one or more targets, goals or levels of attainment required to be achieved in terms of the specified Performance Measures during the specified Performance Period, as set forth in the related Award Agreement.

2.46      “Performance Measures” mean: (a) with respect to any Award intended to qualify as Performance-Based Compensation, any one or more of the measures described in Article 15 on which the Performance Goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation; and (b) with respect to any other Award, such performance measures as determined by the Committee in its sole discretion and set forth in the applicable Award Agreement for purposes of determining the applicable Performance Goal.

2.47      “Performance Measure Element” has the meaning set forth in Section 15.1.

2.48      “Performance Period” means the period of time, as determined by the Committee, during which the Performance Goals must be met in order to determine the degree of payout or vesting with respect to an Award.

2.49      “Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding Performance Goals have been achieved.

2.50      “Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding Performance Goals have been achieved.

2.51      “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of Performance Goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.52      “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.53      “Plan” means The Toro Company 2010 Equity and Incentive Plan, as amended and restated from time to time in accordance with Article 20.

2.54      “Plan Year” means the Company’s fiscal year which begins November 1 and ends October 31.

2.55      “Prior Plans” mean The Toro Company 2000 Stock Option Plan, The Toro Company Performance Share Plan, The Toro Company 2000 Directors Stock Plan and The Toro Company Annual Management Incentive Plan II.

2.56      “Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.57      “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the Grant Date.

2.58      “Retirement” shall have the meaning established by the Committee from time to time or, if no such meaning is established, shall mean termination of employment with the Company or any Affiliate or Subsidiary at or after age 55 and with a number of years of service that, when added together with the Participant’s age, equals at least 65.

2.59      “Scale Back” has the meaning set forth in Section 9.6.

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2.60      “Share” means a share of common stock of the Company, par value $1.00 per share.

2.61      “Share Payment” has the meaning set forth in Section 21.2.

2.62      “Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 herein.

2.63      “Stock-Based Award” means any equity-based or equity-related Award made pursuant to the Plan, including Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Nonemployee Directors Awards and Other Stock-Based Awards.

2.64      “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.65      “Supplemental Division Performance Goals” has the meaning set forth in Section 10.4.

2.66      “Target Payout” has the meaning set forth in Section 10.2.

2.67      “Tax Laws” has the meaning set forth in Section 23.18.

2.68      “Third-Party Service Provider” means any consultant, agent, advisor or independent contractor who renders services to the Company, a Subsidiary or an Affiliate that: (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b)  do not directly or indirectly promote or maintain a market for the Company’s securities.

Article 3.  Administration

3.1        General.  The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents and other individuals, any of whom may be an Employee, and the Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. All actions taken, and all interpretations and determinations made, by the Committee shall be final and binding upon the Participants, the Company, any Affiliate or any Subsidiary and all other interested individuals.

3.2        Authority of the Committee.  Subject to any express limitations set forth in this Plan, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of this Plan including the following:

(a)

To determine from time to time which of the persons eligible under this Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares pursuant to an Award, and the number of Shares subject to an Award;

(b)

To construe and interpret this Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in this Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make this Plan fully effective;

(c)	To approve forms of Award Agreements for use under this Plan;

(d)	To determine Fair Market Value of a Share in accordance with Section 2.22 of this Plan;

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(e)	To amend this Plan or any Award Agreement as provided in this Plan;

(f)

To adopt subplans or special provisions applicable to stock awards regulated by the laws of a jurisdiction other than, and outside of, the United States. Such subplans or special provisions may take precedence over other provisions of this Plan, but unless otherwise superseded by the terms of such subplans or special provisions, the provisions of this Plan shall govern;

(g)	To authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee;

(h)	To determine whether Awards will be settled in Shares, cash or in any combination thereof;

(i)

Subject to Article 16 and any other provision of this Plan, to determine whether Awards will be adjusted for dividend equivalents, with “Dividend Equivalents” meaning a credit, made at the discretion of the Committee, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant, which Dividend Equivalents may be subject to the same conditions and restrictions as the Awards to which they attach and may be settled in the form of cash, Shares, or in any combination of both or;

(j)

To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares, including: (i) restrictions under an insider trading policy, and (ii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

3.3        Delegation.  The Committee may delegate to one or more of its members or to one or more officers of the Company or any Subsidiary or Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more Directors of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards pursuant to this Plan; and (b) determine the size of any such Awards; provided, however, that (x) the Committee shall not delegate such responsibilities to any such Director(s) for any Awards granted to an Employee who is considered an Insider or a Covered Employee; (y) the resolution providing such authorization shall set forth the type of Awards and total number of each type of Awards such Director(s) may grant; and (z) the Director(s) shall comply with any provisions of the Company’s bylaws applicable to committees of the Board. The Committee also may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (A) designate Employees to be recipients of (i) Options pursuant to Article 6, (ii) SARs pursuant to Article 7, or (iii) any Award granted pursuant to this Plan denominated and paid in cash (collectively, “Officer Delegated Awards”); and (B) determine the size of any such Officer Delegated Awards; provided, however, that (x) the Committee shall not delegate such responsibilities to any such officer(s) for any Officer Delegated Awards granted to an Employee who is considered an Insider or a Covered Employee; and (y) the resolution providing such authorization shall set forth the type of Awards and total number of each type of Awards such officer(s) may grant.

Article 4.  Shares Subject to This Plan and Maximum Awards

4.1        Number of Shares Authorized and Available for Awards.  Subject to adjustment as provided in Section 4.4 of this Plan, the number of Shares authorized and available for Awards under this Plan shall be determined in accordance with the following provisions:

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(a)

The maximum number of Shares available for issuance under this Plan shall be 5,800,000 shares, plus the number of Shares subject to Awards outstanding under the Prior Plans as of the Initial Effective Date but only to the extent that such outstanding Awards are forfeited, expire or otherwise terminate without the issuance of such Shares.

(b)	No more than 1,950,000 of the Shares authorized for issuance under this Plan may be issued pursuant to Full-Value Awards.

(c)	The maximum number of Shares that may be issued pursuant to ISOs under this Plan shall be 5,800,000.

4.2        Share Usage.  Shares covered by an Award shall be counted as used only to the extent they are actually issued; provided, however, the full number of Shares subject to an SAR granted that are settled by the issuance of Shares shall be counted against the Shares authorized for issuance under this Plan, regardless of the number of Shares actually issued upon settlement of such SAR. Furthermore, any Shares tendered or withheld to satisfy tax withholding obligations on Awards issued under this Plan, any Shares tendered or withheld to pay the Option Price or exercise price of Awards under this Plan and any Shares not issued or delivered as a result of the “net exercise” of an outstanding Option pursuant to Section 6.6 shall be counted against the Shares authorized for issuance under this Plan. Any Shares repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of Shares available for future grant of Awards. Any Shares related to Awards under this Plan or under Prior Plans that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares or are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, shall be available again for grant under this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3        Annual Award Limits.  The following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Sections 4.4 and 20.2, shall apply to grants of Awards, unless in the case of the Annual Award Limits in (a) through (g) below, the Committee specifically determines at the time of grant that the Award to any Employee is not intended to qualify as Performance-Based Compensation under this Plan:

(a)	Options and SARs: The maximum aggregate number of Shares subject to Options and SARs granted to any one Participant in any one Plan Year shall be 250,000.

(b)

Restricted Stock and Restricted Stock Units:  The maximum aggregate number of Shares subject to Restricted Stock and Restricted Stock Units granted to any one Participant in any one Plan Year shall be 250,000.

(c)

Performance Units:  The maximum aggregate amount awarded or credited with respect to Performance Units to any one Participant in any one Plan Year may not exceed $10,000,000, determined as of the date of payout.

(d)	Performance Shares: The maximum aggregate number of Performance Shares that a Participant may receive in any one Plan Year shall be 250,000 Shares, determined as of the date of payout.

(e)

Annual Performance Awards:  The maximum aggregate amount awarded or credited with respect to Annual Performance Awards to any one Participant in any one Plan Year may not exceed $5,000,000, determined as of the date of payout.

(f)

Other Cash-Based Awards:  The maximum aggregate amount awarded or credited with respect to Other Cash-Based Awards to any one Participant in any one Plan Year may not exceed $5,000,000, determined as of the date of payout.

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(g)

Other Stock-Based Awards:  The maximum aggregate amount awarded or credited with respect to Other Stock-Based Awards to any one Participant in any one Plan Year may not exceed 250,000 Shares, determined as of the date of payout.

(h)

Nonemployee Director Awards:  The maximum aggregate number of Shares subject to Nonemployee Director Awards to any one Nonemployee Director in any one Plan Year may not exceed 20,000 Shares; provided, that such limit shall not apply to any election of a Nonemployee Director to receive Shares in lieu of all or a portion of any annual Board, chair and other retainers and any meeting fees otherwise payable in cash.

4.4        Adjustments in Authorized Shares.  Adjustment in authorized Shares available for issuance under this Plan or under an outstanding Award and adjustments in Annual Award Limits shall be subject to the following provisions:

(a)

Except to the extent that Section 19.1 applies, in the event of any corporate event or transaction (including a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in-kind or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, will substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits and other value determinations applicable to outstanding Awards, provided that the Committee, in its sole discretion, shall determine the methodology or manner of making such substitution or adjustment.

(b)

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards, including modifications of Performance Goals and changes in the length of Performance Periods.

(c)	The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

(d)

Subject to the provisions of Article 20 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Code Sections 409A, 422 and 424, as and where applicable.

Article 5.  Eligibility and Participation

5.1        Eligibility.  Individuals eligible to participate in this Plan include all Employees, Directors and Third-Party Service Providers.

5.2        Actual Participation.  Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.

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Article 6.   Stock Options

6.1        Grant of Options.  Subject to the terms and provisions of this Plan (including Section 20.6), Options may be granted to Participants pursuant to this Article 6 in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Options may be granted to a Participant for services provided to an Affiliate only if, with respect to such Participant, the underlying Shares constitute “service recipient stock” within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii). ISOs may be granted solely to eligible Employees of the Company or certain Subsidiaries (as permitted under Code Sections 422 and 424). To the extent that any ISO (or portion thereof) granted under this Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Code Section 422, such ISO (or portion thereof) will continue to be outstanding for purposes of this Plan but will thereafter be deemed to be an NQSO.

6.2        Award Agreement.  Each Option granted pursuant to this Article 6 shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

6.3        Option Price.  The Option Price for each grant of an Option pursuant to this Article 6 shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of a Share as of the Option’s Grant Date.

6.4        Term of Options.  Each Option granted to a Participant pursuant to this Article 6 shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary of its Grant Date, subject to any extension permitted by the Committee in accordance with Section 23.8 for Nonqualified Stock Options granted to Participants outside the United States.

6.5        Exercise of Options.  Options granted pursuant to this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve (subject, in each case, to Section 20.6), which terms and restrictions need not be the same for each grant or for each Participant. The Award Agreement for any Option granted pursuant to this Article 6 that becomes exercisable solely based on the continued service of the Participant shall provide that such Option shall become exercisable no more rapidly than ratably over a three-year period after the Grant Date of the Option, except (a) in connection with the death, Disability or Retirement of the Participant or a Change of Control; or (b) for any Option granted to a Participant who within six months of the Grant Date is first appointed or elected as an officer, hired as an Employee, elected as a Director or retained as a Third-Party Service Provider. Notwithstanding the foregoing, if the exercise of an Option that is exercisable in accordance with its terms is prevented by the provisions of Sections 23.4, 23.5, 23.6 or 23.7 below, the Option will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of such Option.

6.6        Payment.  Options granted under this Plan shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, and accompanied by full payment of the aggregate Option Price for the Shares. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any exercised Option shall be payable to the Company in accordance with one of the following methods:

(a)	In cash or its equivalent as determined by the Committee in its sole discretion;

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(b)	By tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price;

(c)	By a cashless (broker-assisted) exercise;

(d)	By a “net exercise” of the Option (as further described below);

(e)	By any combination of (a), (b), (c) and (d); or

(f)	Any other method approved or accepted by the Committee in its sole discretion.

In the case of a “net exercise” of an Option, the Company will not require a payment of the Option Price of the Option from the Participant but will reduce the number of Shares issued upon the exercise by the largest number of whole Shares that has a Fair Market Value on the exercise date that does not exceed the aggregate Option Price for the Shares exercised under this method. Shares will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) Shares used to pay the Option Price of an Option under the “net exercise,” (ii) Shares actually delivered to the Participant as a result of such exercise, and (iii) any Shares withheld for purposes of tax withholding pursuant to Article 21 of this Plan.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to or for the benefit of the Participant that number of Shares purchased under the Option(s) by means of one or more of the following, each in the Company’s sole discretion: (i) by delivering to the Participant evidence of book entry Shares credited to the account of the Participant; (ii) by depositing such Shares for the benefit of the Participant with any broker with which the Participant has an account relationship or the Company has engaged to provide such services for the Plan; or (iii) by delivering such Shares to the Participant in certificate form. Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or Shares, as applicable.

Article 7.  Stock Appreciation Rights

7.1        Grant of SARs.  Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. Subject to the terms and conditions of this Plan (including Section 20.6), the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs. SARs may be granted to a Participant for services provided to an Affiliate only if, with respect to such Participant, the underlying Shares constitute “service recipient stock” within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii).

7.2        Award Agreement.  Each SAR granted pursuant to this Article 7 shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3        Grant Price.  The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to one hundred percent (100%) of the FMV of a Share as of the Grant Date.

7.4        Term of SAR.  The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary of its Grant Date, subject to any extension permitted by the Committee in accordance with Section 23.8 for SARs granted to Participants outside the United States.

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7.5        Exercise of SARs.  SARs may be exercised by giving notice in the same manner as that used for Options, as set forth in Section 6.6 of this Plan, subject to any terms and conditions the Committee, in its sole discretion, imposes (subject, in each case, to Section 20.6). The Award Agreement for any SAR that becomes exercisable solely based on the continued service of the Participant shall provide that such SAR shall become exercisable no more rapidly than ratably over a three-year period after the Grant Date of the SAR, except (a) in connection with the death, Disability or Retirement of the Participant or a Change of Control; or (b) for any SAR granted to a Participant who within six months of the Grant Date is first appointed or elected as an officer, hired as an Employee, elected as a Director or retained as a Third-Party Service Provider. Notwithstanding the foregoing, if the exercise of an SAR that is exercisable in accordance with its terms is prevented by the provisions of Sections 23.4, 23.5, 23.6 or 23.7 below, the SAR will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of such SAR.

7.6        Settlement of SARs.  Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

7.7        Form of Payment.  Payment, if any, with respect to an SAR settled in accordance with Section 7.6 of this Plan shall be made in accordance with the terms of the applicable Award Agreement, in cash, Shares or a combination thereof, as the Committee determines.

7.8        Other Restrictions.  The Committee shall impose such other conditions or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

Article 8.  Restricted Stock and Restricted Stock Units

8.1        Grant of Restricted Stock or Restricted Stock Units.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the Grant Date.

8.2        Award Agreement.  Each Restricted Stock or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine (subject, in each case, to Section 20.6).

8.3        Conditions and Restrictions.  The Committee shall impose such conditions or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific Performance Goals, time-based restrictions on vesting following the attainment of the Performance Goals, time-based restrictions, restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units. If an Award of Restricted Stock or Restricted Stock Units vests solely based on the continued service of the Participant, the Award Agreement shall provide that such Award shall vest no more rapidly than ratably over a three-year period after the Grant Date of the Award, except (a) in

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connection with the death, Disability or Retirement of the Participant or a Change of Control; or (b) for any such Award granted to a Participant who within six months of the Grant Date is first appointed or elected as an officer, hired as an Employee, elected as a Director or retained as a Third-Party Service Provider.

8.4        Restricted Stock Transfer Restrictions; Lapse of Restrictions on Restricted Stock and Restricted Stock Units.

(a)

Unless otherwise determined by the Committee, until such time as all conditions or restrictions applicable to Shares of Restricted Stock have been satisfied or lapse, (i) all certificates representing Shares of Restricted Stock, together with duly endorsed stock powers in blank, will be held in custody by the Company or its transfer agent, (ii) any uncertificated Shares of Restricted Stock will be held at the Company’s transfer agent in book entry form in the name of the Participant or (iii) such Shares of Restricted Stock will be held for the benefit of the Participant in nominee name by the broker engaged by the Company to provide such services for the Plan, in each case with appropriate restrictions relating to the transfer of such Shares of Restricted Stock. Except as otherwise provided in this Article 8 and subject to Section 14.2, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations).

(b)

Restricted Stock Units shall be paid in cash, Shares or a combination of cash and Shares as the Committee, in its sole discretion, shall determine, and as provided in the Award Agreement, except that if a Participant has properly elected to defer income that may be attributable to a Restricted Stock Unit under a Company deferred compensation plan, common stock units will be credited to the Participant’s account under such plan and paid out in accordance with the terms of such plan. Any Shares issued under such deferred compensation plan that relate to the deferral of Restricted Stock Units granted under this Plan (including without limitation any Dividend Equivalents paid in Shares) will be deemed to be issued under this Plan. Upon the satisfactions, lapse or waiver of all conditions or restrictions applicable to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the Participant holder of the Restricted Stock Units or the broker engaged by the Company to provide services for the Plan for the benefit of the Participant holder of the Restricted Stock Units.

8.5        Certificate Legend.  In addition to any legends placed on certificates or restrictions on uncertificated shares issued in book entry form pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following (and any uncertificated Shares of Restricted Stock issued in book entry form in the name of the Participant or held for the benefit of the Participant in nominee name by the broker engaged by the Company to provide such services for the Plan will be subject to restrictions set forth in the following legend) or as otherwise determined by the Committee in its sole discretion:

“The sale or transfer of shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in The Toro Company 2010 Equity and Incentive Plan, as may be amended from time to time (the “Plan”), and in the associated award agreement. A copy of the Plan and such award agreement may be obtained from The Toro Company.”

8.6        Voting Rights.  Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder shall be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

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8.7        Dividend Rights.

(a)

Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder shall have the same dividend rights as the Company’s other shareholders; provided, however, that any dividends as to Shares of Restricted Stock that are subject to vesting requirements will be subject to forfeiture and termination to the same extent as the Shares of Restricted Stock to which such dividends relate and the Award Agreement may require that any cash dividends be reinvested in additional Shares of Restricted Stock subject to the same conditions and restrictions as the Shares of Restricted Stock with respect to which the dividends were paid. In no event shall dividends with respect to Shares of Restricted Stock that are subject to performance-based vesting be paid or distributed until the performance-based vesting provisions of such Restricted Stock lapse.

(b)

Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, prior to settlement or forfeiture, any Restricted Stock Units awarded under the Plan may, at the Committee’s discretion, carry with it a right to Dividend Equivalents. Such right entitles the Participant to be credited with any amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding. Dividend Equivalents may be converted into additional Restricted Stock Units and may (and will, to the extent required below) be made subject to the same conditions and restrictions as the Restricted Stock Units to which they attach. Settlement of Dividend Equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Dividend Equivalents as to Restricted Stock Units will be subject to forfeiture and termination to the same extent as the corresponding Restricted Stock Units as to which the Dividend Equivalents relate. In no event shall Participants holding performance-based Restricted Stock Units receive any Dividend Equivalents on such Restricted Stock Units until the performance-based vesting provisions of such Restricted Stock Units lapse.

8.8        Section 83(b) Election for Restricted Stock Award.  If a Participant makes an election pursuant to Code Section 83(b) with respect to an Award of Restricted Stock, the Participant must file, within thirty (30) days following the Grant Date, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Code Section 83. The Committee may provide in the Award Agreement that the Award of Restricted Stock is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Code Section 83(b).

Article 9.  Performance Units and Performance Shares

9.1        Grant of Performance Units and Performance Shares.  Subject to the terms and provisions of this Plan (including Section 20.6), the Committee, at any time and from time to time, may grant Performance Units or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

9.2        Award Agreement.  The terms and conditions of any grant of any Performance Units or Performance Shares shall be set forth in an Award Agreement.

9.3        Value of Performance Units and Performance Shares.  Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value or number of Performance Units or Performance Shares that will be paid out to the Participant. The Performance Period set forth in any Award Agreement for any Performance Shares shall

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be at least one year, except in connection with the death or Disability of the Participant or a Change of Control.

9.4        Earning of Performance Units and Performance Shares.  Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive payout on the value and number of Performance Units or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved.

9.5        Reassignment.  If prior to the end of a Performance Period, but after the conclusion of one year of the Performance Period, a Participant holding Performance Units or Performance Shares is reassigned to a position with the Company or any Affiliate or Subsidiary, and that position is not eligible to participate in such an Award, but the Participant does not terminate employment or service with the Company or any Affiliate or Subsidiary, as the case may be, the Committee may, in its sole discretion: (a) cause Shares to be delivered or payment made with respect to the Participant’s Award in accordance with Section 9.7, but only if otherwise earned for the entire Performance Period or (b) cause Shares to be delivered or payment made with respect to the Participant’s Award in accordance with Section 9.7, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such reassignment, with proration based on the number of months or years such Participant served in the prior position during the Performance Period.

9.6        Committee Discretion to Scale Back Awards.  At any time during a Performance Period of more than one fiscal year, the Committee may, in its discretion, cancel a portion of an Award of Performance Shares or Performance Units prior to the conclusion of the Performance Period (a “Scale Back”), provided that:

(a)	the Award has not yet vested;

(b)

based on financial information contained in the financial statements or similar internal reports of the Company or any Affiliate or Subsidiary, as the case may be, the Committee determines that the Performance Goals for the Performance Period cannot be achieved at the maximum levels established at the time of grant;

(c)	Awards shall be Scaled Back in proportion to the estimated short fall in achievement of Performance Goals from maximum levels;

(d)	all Awards for the same Performance Period are Scaled Back by the same percentage;

(e)	once an Award is Scaled Back, it may not again be increased to add or recover Performance Shares or Performance Units that were canceled; and

(f)

Performance Shares or Performance Units canceled in a Scale Back shall again be available to the Committee for grant of new Awards of Performance Shares or Performance Units for any future Performance Period. This provision shall not be used in any manner that could have the effect of repricing a previous Award of Performance Shares or Performance Units.

9.7        Form and Timing of Payment of Performance Units or Performance Shares.  Payment of earned Performance Units or Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units or Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units or Performance Shares at the close of the applicable Performance Period or as soon as practicable after the end of the Performance Period, except that if a Participant has properly elected to defer income that may be attributable to Performance Shares or Performance Units under a Company deferred compensation plan,

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common stock units will be credited to the Participant’s account under such deferred compensation plan and paid in accordance with the terms of such plan. Any Shares issued under such deferred compensation plan that relate to the deferral of Performance Shares or Performance Units granted under this Plan (including without limitation any Dividend Equivalents paid in Shares) will be deemed to be issued under this Plan. Any Shares issued in payment of earned Performance Units or Performance Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.8        Dividend Rights.  Participants holding Performance Units or Performance Shares granted hereunder shall not receive any cash dividends or Dividend Equivalents based on the dividends declared on Shares that are subject to such Performance Units or Performance Shares during the period between the date that such Performance Units or Performance Shares are granted and the date such Performance Units or Performance Shares are settled.

Article 10.  Annual Performance Awards

10.1      Grant of Annual Performance Awards.  Subject to the terms and conditions of this Plan, the Committee, at any time and from time to time, may grant to Participants Awards denominated in cash in such amounts and upon such terms as the Committee may determine, based on the achievement of specified Performance Goals for annual periods or other time periods as determined by the Committee (“Annual Performance Awards”).

10.2      Target Payout.  The target amount that may be paid with respect to an Annual Performance Award (the “Target Payout”) shall be determined by the Committee pursuant to Section 15.2 and shall be based on a percentage of a Participant’s actual fiscal year annual base earnings at the time of grant (“Participation Factor”), within the range established by the Committee for each Participant and subject to adjustment as provided in the next sentence of this Section 10.2. The Chief Executive Officer may approve modifications to the foregoing Participation Factors for any Participant who is not a Covered Employee, if such modification is based on level of responsibility. The Committee may establish curves, matrices or other measurements for prorating the amount of payouts for achievement of Performance Goals at less or greater than the Target Payout.

10.3      Maximum Payout.  The Committee may also establish a maximum potential payout amount (the “Maximum Payout”) with respect to an Annual Performance Award of up to 200% of the Target Payout in the event Performance Goals are exceeded by an amount established by the Committee at the time Performance Goals are established. The Committee may establish curves, matrices or other measurements for prorating the amount of payouts for achievement of Performance Goals at greater than the Target Payout but less than the Maximum Payout.

10.4      Division Payout.  At the time an Annual Performance Award is made, the Committee may establish supplemental division-specific Performance Measures (“Supplemental Division Performance Goals”) and may provide that achievement of a Supplemental Division Performance Goal at or above an established target level shall be required in order to earn a Target Payout or Maximum Payout. The Committee shall also have the discretion to reduce by an amount up to 20% the amount that would otherwise be paid under the division payout formula to a division officer or general manager based on the Committee’s evaluation of the quality of division performance.

10.5      Strategic Performance Measure Payout.  At the time an Annual Performance Award is made, the Committee may increase the Target Payout and the Maximum Payout (as either may be prorated in accordance with Sections 10.2 and 10.3) by up to 20% but to not more than 200% of the Target Payout, for selected Participants (“Strategic Performance Participants”), to reflect individual strategic performance measures (“SPM Performance Goals”) established at that time by the Committee. The Committee shall have the discretion to reduce by an amount up to 20% the amount that would otherwise be paid under the payout formula to a Strategic Performance Participant based on the Committee’s evaluation of the individual’s achievement of the SPM Performance Goal.

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10.6      Payment.  Payment of any earned Annual Performance Awards will be made as soon as possible after the Committee has determined the extent to which the applicable Performance Goals have been achieved and not later than the last day of the short term deferral period determined in accordance with Treas. Reg. Sec. 1.409A-1(b)(4), except to the extent that a Participant has properly elected to defer income that may be attributable to an Annual Performance Award under a Company deferred compensation plan or arrangement.

Article 11.  Nonemployee Director Awards

11.1      Nonemployee Director Shares.  On the first business day of each fiscal year, the Company shall issue to each person who is then a Nonemployee Director Shares in an amount equal to $50,000 (or such other amount as may be determined by the Committee from time to time, which Committee shall consist solely of directors who are “independent directors” (as defined in the rules of the New York Stock Exchange)) divided by the three-month fair market value of one Share, rounded down to the greatest number of whole Shares (“Nonemployee Director Shares”), subject to adjustment as provided in Section 4.4(a). “Three-month fair market value” for the purpose of this Section 11.1 shall be the average of the closing sale prices of one Share at the end of the regular trading session for each of the trading days in the three calendar months immediately prior to the date of issue of the Nonemployee Director Shares, as reported by The New York Stock Exchange.

11.2      Nonemployee Director Options.

(a)

Annual Grant.  Subject to the terms and conditions of this Section 11.2, on the first business day of each fiscal year, the Company shall grant to each person who is then a Nonemployee Director, a Nonqualified Stock Option to purchase Shares (a “Nonemployee Director Option”). Each Nonemployee Director Option shall have a grant date fair value of $50,000 (or such other amount as may be determined by the Committee from time to time, which Committee shall consist solely of directors who are “independent directors” (as defined in the rules of the New York Stock Exchange)), determined using a standard Black-Scholes, binomial or monte carlo valuation formula, based on assumptions consistent with those used to value option grants disclosed under Schedule 14A under the Exchange Act or successor requirements, for the business day prior to the Grant Date.

(b)	Option Price. The Option Price for each grant of a Nonemployee Director Option shall be one hundred percent (100%) of the FMV of a Share as of the Option’s Grant Date.

(c)

Vesting; Term.  Except as provided in Articles 13 and 19, Nonemployee Director Options shall vest and become exercisable in three equal installments on each of the first, second and third anniversaries following the Grant Date, and shall remain exercisable for a term of ten (10) years after the Grant Date.

(d)	Exercise and Payment of Exercise Price. Nonemployee Director Options may be exercised by giving notice and paying the Option Price pursuant to Section 6.6 of this Plan.

11.3      Share Proration.  If, on any date on which Nonemployee Director Shares are to be issued pursuant to Section 11.1 or Nonemployee Director Options are to be granted pursuant to Section 11.2, the number of Shares is insufficient for the issuance of the entire number of Nonemployee Director Shares to be issued or for the grant of the entire number of Nonemployee Director Options, as calculated in accordance with Section 11.1 or Section 11.2, respectively, then the number of Nonemployee Director Shares to be issued and Nonemployee Director Options to be granted to each Nonemployee Director entitled to receive Nonemployee Director Shares or Nonemployee Director Options on such date shall be such Nonemployee Director’s proportionate share of the available number of such Shares and Options (rounded down to the greatest number of whole Shares), provided that if a sufficient number of Shares is available to issue all of the Nonemployee Director Shares, then the entire number of Nonemployee

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Director Shares shall be issued first and the number of Shares to be subjected to Nonemployee Director Options shall be prorated in accordance with this section.

11.4      Shares in Lieu of Retainers and Other Director Fees.  A Nonemployee Director shall have the right to elect to receive Shares in lieu of any annual Board, chair and other retainers and any meeting fees otherwise payable in cash. The election to receive Shares shall be made prior to the date retainers and fees are otherwise scheduled to be paid but not later than May 31 of the calendar year for which the retainers and fees are to be paid or such earlier date as set by the Committee. Retainers and fees that are earned after the date a Nonemployee Director makes an election shall be reserved through the rest of the calendar year and Shares shall be issued in December of that year. The number of Shares to be issued shall be determined by dividing the dollar amount of reserved retainers and fees by the Fair Market Value of one Share on the date that the Shares are issued.

11.5      Award Agreement.  The terms and conditions of any grant of any Award to a Nonemployee Director shall be set forth in an Award Agreement.

11.6      Other Awards to Nonemployee Directors.  The Committee (which shall consist solely of directors who are “independent directors” (as defined in the rules of the New York Stock Exchange)) may grant to Nonemployee Directors other types of Awards pursuant to such terms and conditions as the Board or Committee may prescribe and set forth in an applicable subplan or Award Agreement, subject to the Nonemployee Director Awards limit in Section 4.3(h) and the other terms and provisions of this Plan.

11.7      Deferral of Award Payment.  The Committee (which shall consist solely of directors who are “independent directors” (as defined in the rules of the New York Stock Exchange)) may permit a Nonemployee Director the opportunity to defer the grant or payment of an Award pursuant to such terms and conditions as the Committee may prescribe and set forth in any applicable subplan or Award Agreement. If a Nonemployee Director has properly elected to defer income that may be attributable to any Awards granted to Nonemployee Directors under this Plan or Shares received by Nonemployee Directors under Section 11.4 of this Plan under a Company deferred compensation plan, common stock units will be credited to the Nonemployee Director’s account under such deferred compensation plan and paid out in accordance with the terms of such deferred compensation plan. Any Shares issued under such deferred compensation plan that relate to the deferral of Awards granted to Nonemployee Directors under this Plan or Shares received by Nonemployee Directors under Section 11.4 of this Plan (including without limitation accumulated Dividend Equivalents paid in Shares) will be deemed to be issued under this Plan.

Article 12.  Other Cash-Based Awards and Other Stock-Based Awards

12.1      Other Cash-Based Awards.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Other Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

12.2      Other Stock-Based Awards.  Subject to the terms and provisions of this Plan (including Section 20.6), the Committee, at any time and from time to time, may grant Other Stock-Based Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the foregoing, such Awards may (a) involve the transfer of actual Shares to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Shares; (b) include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States; and (c) be in the form of deferred common stock units, including those accumulated as a result of Dividend Equivalents paid in Shares on common stock units credited to a Participant’s account under a Company deferred compensation plan and paid out in accordance with the terms of such deferred compensation plan.

12.3      Value of Other Cash-Based Awards and Other Stock-Based Awards.  Each Other Cash-Based Award shall specify a payment amount or payment range as determined by the Committee.

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Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish Performance Goals in its discretion for any Other Cash-Based Award or any Other Stock-Based Award. If the Committee exercises its discretion to establish Performance Goals for any such Awards, the number or value of Other Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the Performance Goals are met.

12.4      Payment of Other Cash-Based Awards and Other Stock-Based Awards.  Payment, if any, with respect to an Other Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash for any Other Cash-Based Award and in cash or Shares for any Other Stock-Based Award, as the Committee determines; except that if a Participant has properly elected to defer income that may be attributable to an Other Cash-Based Award or an Other Stock-Based Award under a Company deferred compensation plan, common stock units will be credited to the Participant’s account under such plan and paid out in accordance with the terms of such plan.

Article 13.  Termination of Service

The following provisions shall apply upon termination of a Participant’s employment or other service with the Company or any Affiliate or Subsidiary, as the case may be, except to the extent that the Committee provides otherwise in an Award Agreement evidencing an Award at the time of grant or determines otherwise pursuant to Section 13.4 of this Plan (and such provisions and determinations need not be uniform among all Awards granted pursuant to this Plan) or the terms of another agreement between the Company and the Participant or a plan or policy of the Company applicable to the Participant specifically provides otherwise.

13.1      Effect of Termination Due to Death or Disability.  Subject to Section 13.6 of this Plan, in the event a Participant’s employment or other service with the Company or any Affiliate or Subsidiary, as the case may be, is terminated by reason of death or Disability:

(a)

All outstanding Options (including Nonemployee Director Options) and SARs held by the Participant as of the effective date of such termination shall become immediately exercisable in full and will remain exercisable for a period of one year after such termination (but in no event after the expiration date of any such Option or SAR);

(b)

All outstanding Shares of Restricted Stock held by the Participant as of the effective date of such termination that have not vested as of the date of such termination shall be terminated and forfeited;

(c)

All outstanding but unpaid Restricted Stock Units, Performance Shares, Performance Units, Other Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination shall be terminated and forfeited; provided, however, that with respect to any Performance Shares or Performance Units, if a Participant’s employment or other service with the Company or any Affiliate or Subsidiary, as the case may be, is terminated by reason of death or Disability prior to the end of the Performance Period of such Award, but after the conclusion of not less than one year of the Performance Period, the Committee may, in its sole discretion, cause Shares to be delivered or payment made (except to the extent that a Participant has properly elected to defer income that may be attributable to Performance Shares or Performance Units under a Company deferred compensation plan or arrangement) with respect to the Participant’s Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on the number of months or years that the Participant was employed or performed services during the Performance Period. The Committee shall consider the provisions of Section 13.6 of this Plan and shall have the discretion to consider any other fact or circumstance in making its decision as to

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whether to deliver such Shares, including whether the Participant again becomes employed; and

(d)

If the effective date of such termination is before the date payment is made in settlement of an Annual Performance Award or would have been made had there not been a deferral election in place, the Annual Performance Award will be terminated and forfeited; provided, however, that the Committee may, in its sole discretion, cause payment to be made with respect to such Annual Performance Award and in accordance with Section 10.6 and the payment terms thereof, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the Performance Period completed as of the date of such death or Disability.

13.2      Effect of Termination Due to Retirement.  Subject to Section 13.6 of this Plan, in the event a Participant’s employment or other service with the Company or any Affiliate or Subsidiary, as the case may be, is terminated by reason of Retirement (except with respect to Nonemployee Directors):

(a)

All outstanding Options (other than Nonemployee Director Options) and SARs held by the Participant as of the effective date of such Retirement shall remain outstanding and exercisable and shall continue to vest and become exercisable in accordance with their terms for a period of four years after the date of such Retirement (but in no event shall be exercisable after the expiration date of any such Option or SAR);

(b)	All outstanding Shares of Restricted Stock held by the Participant as of the effective date of such Retirement that have not vested as of the date of such Retirement shall be terminated and forfeited;

(c)

All outstanding but unpaid Restricted Stock Units, Performance Shares, Performance Units, Other Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such Retirement shall be terminated and forfeited; provided, however, that with respect to any Performance Shares or Performance Units, if a Participant’s employment or other service with the Company or any Affiliate or Subsidiary, as the case may be, is terminated by reason of Retirement prior to the end of the Performance Period of such Award, but after the conclusion of not less than the one year of the Performance Period, the Committee may, in its sole discretion, cause Shares to be delivered or payment made (except to the extent that a Participant has properly elected to defer income that may be attributable to Performance Shares or Performance Units under a Company deferred compensation plan or arrangement) with respect to the Participant’s Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on the number of months or years that the Participant was employed or performed services during the Performance Period. The Committee shall consider the provisions of Section 13.6 of this Plan and shall have the discretion to consider any other fact or circumstance in making its decision as to whether to deliver such Shares, including whether the Participant again becomes employed; and

(d)

If the effective date of such Retirement is before the date payment is made in settlement of an Annual Performance Award or would have been made had there not been a deferral election in place, the Annual Performance Award will be terminated and forfeited; provided, however, that the Committee may, in its sole discretion, cause payment to be made with respect to such Annual Performance Award and in accordance with Section 10.6 and the payment terms thereof, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the Performance Period completed as of the date of such Retirement.

13.3      Effect of Termination for Reasons Other than Death, Disability or Retirement.  Subject to Section 13.6 of this Plan, in the event a Participant’s employment or other service with the

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Company or any Affiliate or Subsidiary, as the case may be, is terminated for any reason other than death, Disability or Retirement (except with respect to Nonemployee Directors):

(a)

All outstanding Options (other than Nonemployee Director Options) and SARs held by the Participant as of the effective date of such termination shall, to the extent exercisable as of the date of such termination, remain exercisable in full for a period of three months after the date of such termination (but in no event after the expiration date of any such Option or SAR), and Options and SARs not exercisable as of the date of such termination shall be forfeited and terminate;

(b)

All outstanding Shares of Restricted Stock held by the Participant as of the effective date of such termination that have not vested as of the date of such termination shall be terminated and forfeited;

(c)

All outstanding but unpaid Restricted Stock Units, Performance Shares, Performance Units, Other Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination shall be terminated and forfeited;

(d)

If the effective date of such termination is before the date payment is made in settlement of an Annual Performance Award or would have been made had there not been a deferral election in place, then any such Annual Performance Award held by a Participant shall be terminated and forfeited; and

(e)

If a Nonemployee Director has served as a member of the Board for ten full fiscal years or longer and terminates service on the Board for any reason other than death or Disability, (i) outstanding unvested Nonemployee Director Options shall remain outstanding and continue to vest in accordance with their terms, and (ii) the Nonemployee Director may exercise all such vested outstanding Nonemployee Director Options for up to four years after the date of termination, but not later than the date the Nonemployee Director Option expires. If a Nonemployee Director has served as a member of the Board for less than ten years and terminates service on the Board for any reason other than death or Disability, (x) all unvested Nonemployee Director Options shall expire and be canceled and (y) the Nonemployee Director may exercise any vested outstanding Nonemployee Director Options for up to three months after the date of termination, but not later than the date the Nonemployee Director Option expires.

13.4      Modification of Rights Upon Termination.  Notwithstanding the other provisions of this Article 13, upon a Participant’s termination of employment or other service with the Company or any Affiliate or Subsidiary, as the case may be, the Committee may, in its sole discretion (which may be exercised at any time on or after the Grant Date, including following such termination) cause Options or SARs (or any part thereof) held by such Participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Annual Performance Awards, Nonemployee Director Awards, Other Cash-Based Awards and Other Stock-Based Awards held by such Participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that (a) the Committee may not take any action not permitted pursuant to Section 15.3 or Section 20.5, (b) the Committee taking any such action relating to Nonemployee Director Awards shall consist solely of “independent directors” (as defined in the rules of the New York Stock Exchange), and (c) any such action by the Committee adversely affecting any outstanding Award will not be effective without the consent of the affected Participant (subject to the right of the Committee to take whatever action it deems appropriate under Sections 4.4 or 13.6 or Articles 19 and 20 of this Plan).

13.5      Determination of Termination of Employment or Other Service.  Unless the Committee otherwise determines in its sole discretion, a Participant’s employment or other service will, for

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purposes of this Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Company or the Affiliate or Subsidiary for which the Participant provides employment or other service, as determined by the Committee in its sole discretion based upon such records; provided, however, that if distribution of an Award subject to Code Section 409A is triggered by a termination of a Participant’s employment or other service, such termination must also constitute a “separation from service” within the meaning of Code Section 409A.

13.6      Additional Forfeiture Events.

(a)

Actions Constituting Adverse Action. Notwithstanding anything in this Plan to the contrary and in addition to the other rights of the Committee under this Plan, including this Section 13.6, if a Participant is determined by the Committee, acting in its sole reasonable discretion, to have taken any action that would constitute an Adverse Action, (i) all rights of the Participant under this Plan and any agreements evidencing an Award then held by the Participant shall terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion may require the Participant to surrender and return to the Company all or any Shares received, or to disgorge all or any profits or any other economic value (however defined by the Committee) made or realized by the Participant, during the period beginning one year prior to the Participant’s termination of employment or other service with the Company, an Affiliate or a Subsidiary, in connection with any Awards or any Shares issued upon the exercise or vesting of any Awards. The Company may defer the exercise of any Option or SAR, the issuance of share certificates or removal of restrictions on uncertificated shares issued in book entry form upon the vesting of any Restricted Stock or the issuance of Shares or payment upon vesting of any Restricted Stock Unit, Performance Share, Performance Unit or Other Stock-Based Awards for a period of up to ninety (90) days in order for the Committee to make any determination as to the existence of an Adverse Action. Unless otherwise provided by the Committee in an applicable Award Agreement, this Section 13.6(a) shall not apply to any Participant following a Change of Control.

(b)

Forfeiture or “Clawback” of Awards under Applicable Law or Company Policy. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under this Plan during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement. In addition, the Company shall seek to recover any Award made as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other clawback, forfeiture or recoupment provision required by applicable law or under the requirements of any stock exchange or market upon which such Shares are then listed or traded. Awards under the Plan also shall be subject to any compensation “clawback,” forfeiture or recoupment policy that the Committee may adopt from time to time that is applicable by its terms to the Participant.

Article 14.  Transferability of Awards and Shares

14.1      Transferability of Awards.  Except as determined by the Committee in its sole discretion, and on and subject to such terms and conditions as it shall deem appropriate: (a) during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant; (b) Awards shall not be transferable other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relations order entered into by a court of competent jurisdiction; (c) no Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind; and (d) any purported transfer in violation of this Section 14.1 shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any

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amounts payable or Shares deliverable in the event of, or following, the Participant’s death may be provided.

14.2      Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired by a Participant under this Plan as it may deem advisable, including minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded, or under any blue sky or state securities laws applicable to such Shares.

Article 15.  Performance Measures

15.1      Performance Measures.  The Performance Goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to one or more specified objective Performance Measures that are based on the following Performance Measure elements (each, a “Performance Measure Element”):

(a)	Sales and Revenue Measure Elements:
(i)	Gross Revenue
(ii)	Sales Allowances
(iii)	Net Revenue
(iv)	Invoiced Revenue
(v)	Collected Revenue
(vi)	Revenues from New Products
(vii)	Bad Debts

(b)	Expense Measure Elements:
(i)	Direct Material Costs
(ii)	Direct Labor Costs
(iii)	Indirect Labor Costs
(iv)	Direct Manufacturing Costs
(v)	Indirect Manufacturing Costs
(vi)	Cost of Goods Sold
(vii)	Sales, General and Administrative Expenses
(viii)	Operating Expenses
(ix)	Non-cash Expenses
(x)	Tax Expense
(xi)	Non-operating Expenses
(xii)	Total Expenses

(c)	Profitability and Productivity Measure Elements:
(i)	Gross Margin
(ii)	Net Operating Income
(iii)	EBITDA (earnings before interest, taxes, depreciation and amortization)
(iv)	EBIT (earnings before interest and taxes)
(v)	Net Operating Income After Taxes (NOPAT)
(vi)	Net Income
(vii)	Net Cash Flow
(viii)	Net Cash Flow from Operations

(d)	Asset Utilization and Effectiveness Measure Elements:
(i)	Cash
(ii)	Excess Cash
(iii)	Accounts Receivable
(iv)	Inventory (WIP or Finished Goods)
(v)	Current Assets
(vi)	Working Capital

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(vii)	Total Capital
(viii)	Fixed Assets
(ix)	Total Assets
(x)	Standard Hours
(xi)	Plant Utilization
(xii)	Purchase Price Variance
(xiii)	Manufacturing Overhead Variance

(e)	Debt and Equity Measures:
(i)	Accounts Payable
(ii)	Current Accrued Liabilities
(iii)	Total Current Liabilities
(iv)	Total Debt
(v)	Debt Principal Payments
(vi)	Net Current Borrowings
(vii)	Total Long-term Debt
(viii)	Credit Rating
(ix)	Retained Earnings
(x)	Total Preferred Equity
(xi)	Total Common Equity
(xii)	Total Equity

(f)	Shareholder and Return Measure Elements:
(i)	Earnings per Share (diluted and fully diluted)
(ii)	Stock Price
(iii)	Dividends
(iv)	Shares Repurchased
(v)	Total Return to Shareholders
(vi)	Debt Coverage Ratios
(vii)	Return on Assets
(viii)	Return on Equity
(ix)	Return on Invested Capital
(x)	Economic Profit (for example, economic value added)

(g)	Customer and Market Measure Elements:
(i)	Dealer/Channel Size/Scope
(ii)	Dealer/Channel Performance/Effectiveness
(iii)	Order Fill Rate
(iv)	Customer Satisfaction
(v)	Customer Service/Care
(vi)	Brand Awareness and Perception
(vii)	Market Share
(viii)	Warranty Rates
(ix)	Channel Inventory

(h)	Organizational and Employee Measure Elements:
(i)	Headcount
(ii)	Employee Performance
(iii)	Employee Productivity
(iv)	Standard Hours
(v)	Employee Engagement/Satisfaction
(vi)	Employee Turnover
(vii)	Employee Diversity

(i)	Safety Measures:

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(i)	Recordable Incident Rates (TRIR)
(ii)	Recordable Cases
(iii)	Recordable Lost Work Days Rate (LWD)
(iv)	Recordable Severity Rate
(v)	Workers Compensation Expense

(j)	Quality Measures:

(i)	PPM (parts per million)
(ii)	DPMO (defects per million opportunities)
(iii)	Defects (weighted by category)
(iv)	Scrap Expense
(v)	Rework Expense
(vi)	Product Holds
(vii)	Product Hold Inventory Dollars
(viii)	Shipping Errors
(ix)	Engineering Change Orders

(k)	Other Manufacturing Measures:

(i)	Total Purchases
(ii)	Total Manufacturing Output
(iii)	Total Labor Costs
(iv)	Total Labor Hours

Any Performance Measure Element can be a Performance Measure. In addition, any of the Performance Measure Element(s) can be used in an algebraic formula (e.g., averaged over a period, combined into a ratio, compared to a budget or standard, compared to previous periods and/or other formulaic combinations) based on the Performance Measure Elements to create a Performance Measure. Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary or Affiliate as a whole or any division or business unit of the Company, product or product group, region or territory, Subsidiary or Affiliate, or any combination thereof, as the Committee may deem appropriate. Any Performance Measure(s) can be compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select any Performance Measure(s) above as compared to various stock market indices. Subject to the terms and conditions of this Plan (including Section 20.5), the Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to any Performance Measure(s) specified in this Article 15.

15.2      Establishment of Performance Goals.  Any Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be granted, and Performance Goals for such an Award shall be established, by the Committee in writing not later than ninety (90) days after the commencement of the Performance Period to which the Performance Goals relate, or such other period required under Code Section 162(m); provided that the outcome is substantially uncertain at the time the Committee establishes the Performance Goal; and provided further that in no event will a Performance Goal be considered to be preestablished if it is established after 25% of the Performance Period (as scheduled in good faith at the time the Performance Goal is established) has elapsed.

15.3      Certification of Payment.  Before any payment is made in connection with any Award to a Covered Employee that is intended to qualify as Performance-Based Compensation, the Committee must certify in writing, as reflected in the minutes, that the Performance Goals established with respect to such Award have been achieved.

15.4      Evaluation of Performance.  The Committee may provide in any such Award including Performance Goals that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) items related to a change in accounting or

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measurement principles; (b) items relating to financing activities; (c) expenses for restructuring or productivity initiatives; (d) other non-operating items; (e) items related to acquisitions; (f) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (g) items related to the disposal of a business or segment of a business; (h) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (i) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (j) any other items of significant income or expense which are determined to be appropriate adjustments; (k) items relating to unusual or extraordinary corporate transactions, events or developments, (l) items related to amortization of acquired intangible assets; (m) items that are outside the scope of the Company’s core, on-going business activities; (n) items related to acquired in-process research and development; (o) items relating to changes in tax laws; (p) items relating to major licensing or partnership arrangements; (q) items relating to asset impairment charges; (r) items relating to gains or losses for litigation, arbitration and contractual settlements; (s) foreign exchange gains and losses; or (t) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

15.5      Adjustment of Performance-Based Compensation.    Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

15.6      Committee Discretion.    In the event that applicable tax or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 15.1.

Article 16.  Dividend Equivalents

Subject to the provisions of this Plan and any Award Agreement, any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on Shares that are subject to any Award (including any deferred Award), to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, settles, is paid or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Notwithstanding the foregoing, the Committee may not grant Dividend Equivalents based on the dividends declared on Shares that are subject to an Option or SAR Award and further, no dividend or Dividend Equivalents shall be paid out with respect to any unvested performance Awards.

Article 17.  Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator or legal representative.

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Article 18.  Rights of Participants

18.1      Employment.   Nothing in this Plan or an Award Agreement shall: (a) interfere with or limit in any way the right of the Company, its Affiliates or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company or an Affiliate or Subsidiary at any time or for any reason not prohibited by law, or (b) confer upon any Participant any right to continue his employment or service as a Director or Third-Party Service Provider for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate or Subsidiary and, accordingly, subject to Articles 3 and 20, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates or its Subsidiaries.

18.2      Participation.   No individual shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.

18.3      Rights as a Shareholder.   Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 19.  Change of Control

19.1      Effect of Change of Control.   Without limiting the authority of the Committee pursuant to Sections 3.2 and 4.4 of this Plan, if a Change of Control occurs then, unless otherwise determined by the Committee or the Board in writing at or after the making of an Award, but prior to the occurrence of such Change of Control: (a) all Options and SARs granted hereunder shall become immediately exercisable and shall remain exercisable throughout their entire term; (b) all restrictions and vesting requirements applicable to any Award based solely on the continued service of the Participant shall terminate; and (c) all Awards the vesting or payment of which are based on Performance Goals shall vest as though such Performance Goals were fully achieved and shall become immediately payable; provided, however, that no Award that provides for a deferral of compensation within the meaning of Code Section 409A shall be cashed out upon the occurrence of a Change of Control unless the event or circumstances constituting the Change of Control also constitute a “change in the ownership” of the Company, a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case as determined under Code Section 409A. The treatment of any other Awards in the event of a Change of Control shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.

19.2      Alternative Treatment of Stock-Based Awards.   In connection with a Change of Control, the Committee in its sole discretion, either in an Award Agreement at the time of grant of a Stock-Based Award or at any time after the grant of such an Award, may determine that any or all outstanding Stock-Based Awards granted under this Plan, whether or not exercisable or vested, as the case may be, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Stock-Based Award will receive for each Share subject to such Award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities with a fair market value (as determined by the Committee in good faith) equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a Share in connection with such Change of Control and the purchase price per share, if any, under the Award, multiplied by the number of Shares subject to such Award (or in which such Award is denominated); provided that if such product is zero ($0) or less or to the extent that the Award is not then exercisable, the Award may be canceled and terminated without payment therefor. If any portion of the consideration pursuant to a Change of Control may be received by holders of Shares on a contingent or delayed basis, the Committee may, in its sole discretion, determine the fair market value per share of such consideration as of the time of the Change of Control on the basis of the Committee’s good faith estimate of the present value of the probable future payment of such consideration. Notwithstanding the foregoing, any Shares issued pursuant to a Stock-Based Award that immediately prior to the effectiveness of the Change of Control are subject to no further restrictions pursuant to this Plan or an

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Award Agreement (other than pursuant to the securities laws) shall be deemed to be outstanding Shares and receive the same consideration as other outstanding Shares in connection with the Change of Control.

19.3      Limitation on Change of Control Payments.   Notwithstanding anything in Section 19.1 or 19.2 of this Plan to the contrary, if, with respect to a Participant, the acceleration of the vesting of a Award as provided in Section 19.1 of this Plan or the payment of cash in exchange for all or part of a Stock-Based Award as provided in Section 19.2 of this Plan (which acceleration or payment could be deemed a “payment” within the meaning of Code Section 280G(b)(2)), together with any other “payments” that such Participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Code Section 1504(a) without regard to Code Section 1504(b)) of which the Company is a member, would constitute a “parachute payment” (as defined in Code Section 280G(b)(2)), then the “payments” to such Participant pursuant to Section 19.1 or 19.2 of this Plan will be reduced (or acceleration of vesting eliminated) to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Code Section 4999; provided, that such reduction shall be made only if the aggregate amount of the payments after such reduction exceeds the difference between (a) the amount of such payments absent such reduction minus (b) the aggregate amount of the excise tax imposed under Code Section 4999 attributable to any such excess parachute payments; and provided further that such payments will be reduced (or acceleration of vesting eliminated) in the following order: (i) options with an exercise price above fair market value that have a positive value for purposes of Code Section 280G, (ii) pro rata among Awards that constitute deferred compensation under Code Section 409A, and (iii) finally, among the Awards that are not subject to Code Section 409A. Notwithstanding the foregoing sentence, if a Participant is subject to a separate agreement with the Company or an Affiliate or Subsidiary that expressly addresses the potential application of Code Sections 280G or 4999 (including that “payments” under such agreement or otherwise will be reduced, that the Participant will have the discretion to determine which “payments” will be reduced, that such “payments” will not be reduced or that such “payments” will be “grossed up” for tax purposes), then this Section 19.3 shall not apply and any “payments” to a Participant pursuant to Section 19.1 or 19.2 of this Plan will be treated as “payments” arising under such separate agreement; provided such separate agreement may not modify the time or form of payments under any Award that constitutes deferred compensation under Code Section 409A if the modification would cause such Award to become subject to the adverse tax consequences specified in Code Section 409A.

Article 20.  Amendment and Termination

20.1      Amendment and Termination of this Plan and Award Agreements.

(a)

Subject to subparagraphs (b) and (c) of this Section 20.1 and Sections 20.3, 20.5, 20.6 and 23.13 of this Plan, the Board may at any time terminate this Plan or an outstanding Award Agreement and the Committee may, at any time and from time to time, amend this Plan or an outstanding Award Agreement.

(b)

The terms of an outstanding Award may not be amended to reduce the exercise price of outstanding Options or to reduce the Grant Price of outstanding SARs or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price or Grant Price, as applicable, that is less than the exercise price of the cancelled Options or the Grant Price of the cancelled SARs without shareholder approval, except in connection with one of the events described in Section 4.4.

(c)

Notwithstanding the foregoing, no amendment of this Plan shall be made without shareholder approval (i) to increase the maximum number of Shares which may be issued pursuant to the Plan; (ii) to increase any limitation set forth in the Plan on the number of Shares which may be issued or the aggregate value of Awards which may be made, in respect of any type of Award to any single Participant during any specified period; (iii) to change the class of individuals eligible to participate in the Plan; (iv) to reduce the minimum Option Price or the minimum SAR Grant Price as set forth in

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Sections 6.3 and 7.3; (v) to reduce the minimum vesting period, Period of Restriction or Performance Period requirements applicable to Awards under the Plan to Participants who are Employees; or (vi) if shareholder approval is otherwise required pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under this Plan.

20.2      Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  Subject to Section 15.5, the Committee may amend or modify the vesting criteria (including any Performance Goals, Performance Measures or Performance Periods) of any outstanding Awards based in whole or in part on the financial performance of the Company (or any Subsidiary or division, business unit or other sub-unit thereof) in recognition of unusual or nonrecurring events (including the events described in Sections 4.4 or 15.4) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. By accepting an Award under this Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 20.2 without further consideration or action.

20.3      Awards Previously Granted.  Notwithstanding any other provision of this Plan to the contrary, other than Sections 20.2, 20.4 or 23.13, no termination or amendment of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

20.4      Amendment to Conform to Law.  Notwithstanding any other provision of this Plan to the contrary, the Committee may amend this Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 20.4 to any Award granted under this Plan without further consideration or action.

20.5      Waiver, Lapse or Acceleration of Exercisability or Vesting.  Notwithstanding any other provision of this Plan to the contrary, the Committee shall not have the authority to waive, lapse or accelerate the exercisability or vesting of any Award held by any Participant who is an Employee, except (a) in connection with the death, Disability or Retirement of the Participant or a Change in Control or (b) to the extent that the number of Shares covered by such waived, lapsed or accelerated Award (together with the number of Shares covered by all other Awards, the exercisability or vesting of which previously have been waived, lapsed or accelerated by the Committee under this Plan) do not exceed five percent (5%) of the total number of Shares authorized for Awards under this Plan.

20.6      Nonemployee Director Awards.  Notwithstanding any other provision of this Plan to the contrary, no action may be taken with respect to any Nonemployee Director Award other than by the Committee (which shall consist solely of “independent directors” (as defined in the rules of the New York Stock Exchange)).

Article 21.  Withholding

21.1      Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount reasonably determined by the Company to be required to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

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21.2      Share Withholding.  With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of Performance Goals related to Performance Shares, or any other taxable event arising as a result of a Stock-Based Award granted hereunder (collectively and individually referred to as a “Share Payment”), Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold from a Share Payment the number of Shares having a Fair Market Value on the date the withholding is to be determined equal to the minimum statutory withholding requirement but in no event shall such withholding exceed the minimum statutory withholding requirement. All such elections shall be irrevocable, made in writing and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 22.  Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

Article 23.  General Provisions

23.1      Legend.  Any certificates for Shares may include any legend, and any uncertificated Shares issued in book entry form or Shares deposited with any broker with which the Company has engaged to provide services for the Plan on behalf of a Participant may be made subject to any restriction, that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

23.2      Usage.  In this Plan, except where otherwise indicated by clear contrary intention, (a) any masculine term used herein also shall include the feminine, (b) the plural shall include the singular, and the singular shall include the plural, (c) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term, and (d) “or” is used in the inclusive sense of “and/or”.

23.3      Severability.  In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

23.4      Requirements of Law.  The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

23.5      Delivery of Title.  The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)

Completion of any registration or other qualification of the Shares under any applicable federal, state, provincial, local, foreign or other law or ruling of any governmental body that the Company determines to be necessary or advisable.

23.6      Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

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23.7      Investment Representations.  The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

23.8      Employees Based Outside of the United States.  Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates or its Subsidiaries operate or have Employees, Directors or Third-Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees, Directors or Third-Party Service Providers outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees, Directors or Third-Party Service Providers outside the United States to comply with applicable foreign laws;

(d)

Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 23.8 by the Committee shall be attached to this Plan document as appendices;

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals; and

(f)

Provide for a longer term for Nonqualified Stock Options and SARs granted to Participants outside the United States to accommodate regulations in non-U.S. jurisdictions that require a minimum exercise or vesting period following a participant’s death.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law. The Committee will have no authority, however, to take action pursuant to this Section 23.8 of this Plan: (i) to reserve shares or grant Awards in excess of the limitations provided in Section 4.1 of this Plan; (ii) in violation of Section 20.1(b) of this Plan; (iii) to grant Options or Stock Appreciation Rights having an exercise price in violation of Section 6.3 or 7.3 of this Plan, as the case may be; or (iv) for which shareholder approval would then be required pursuant to Code Section 422 or the rules of the New York Stock Exchange (or other applicable exchange or market on which the Company’s Shares may be traded or quoted).

23.9      Uncertificated Shares.  To the extent that this Plan provides for the issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated or book entry basis or in nominee name, to the extent not prohibited by applicable law or the rules of any stock exchange.

23.10      Unfunded Plan.  Participants shall have no right, title or interest whatsoever in or to any investments that the Company, its Subsidiaries or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Affiliate or Subsidiary under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Subsidiary or Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or the Subsidiary or Affiliate, as the case may be and no special or

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separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

23.11    Fractional Shares.  The Company may issue or deliver fractional Shares pursuant to this Plan or any Award. If the Committee in its discretion decides not to issue or deliver fractional shares, then the Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

23.12    Retirement and Welfare Plans.  Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

23.13    Deferred Compensation.

(a)

The Committee may grant Awards under this Plan that provide for the deferral of compensation within the meaning of Code Section 409A. If an Award is not by its terms exempt from the requirements of Code Section 409A, then the applicable Award Agreement shall contain terms and conditions necessary to avoid the adverse tax consequences specified in Code Section 409A. It is intended that such Awards comply with the requirements of Code Section 409A so that amounts deferred thereunder are not includible in income and are not subject to an additional tax of twenty percent (20%) at the time the deferred amounts are no longer subject to a substantial risk of forfeiture.

(b)

Notwithstanding any provision of this Plan or Award Agreement to the contrary, if one or more of the payments or benefits to be received by a Participant pursuant to an Award would constitute deferred compensation subject to Code Section 409A and would cause the Participant to incur any penalty tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Committee may unilaterally reform this Plan and any Award Agreement to comply with the requirements of Code Section 409A and to the extent practicable maintain the original intent of this Plan and Award Agreement. By accepting an Award under this Plan, a Participant agrees to any amendments to the Award made pursuant to this Section 23.13(b) without further consideration or action.

(c)

With respect to an Award that constitutes a deferral of compensation subject to Code Section 409A: (i) if any amount is payable under such Award upon a termination of service, a termination of service will be treated as having occurred only at such time the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A; (ii) if any amount is payable under such Award upon a Disability, a Disability will be treated as having occurred only at such time the Participant has experienced a “disability” as such term is defined for purposes of Code Section 409A; (iii) if any amount is payable under such Award on account of the occurrence of a Change of Control, a Change of Control will be treated as having occurred only at such time a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” as such terms are defined for purposes of Code Section 409A, and (iv) if any amount becomes payable under such Award on account of a Participant’s separation from service at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (y) the date that is six months after the date of the Participant’s separation from service or (z) the Participant’s death.

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23.14    Nonexclusivity of this Plan.  The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

23.15    No Constraint on Corporate Action.  Nothing in this Plan shall be construed to: (a) limit, impair or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate or dissolve, liquidate, sell or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

23.16    Governing Law.  This Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

23.17    Delivery and Execution of Electronic Documents.  To the extent permitted by applicable law, the Company may: (a) deliver by email or other electronic means (including posting on a Web site maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award thereunder (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements), and (b) permit Participants to electronically execute applicable Plan documents (including Award Agreements and notices of Option exercises) in a manner prescribed by the Committee.

23.18    No Representations or Warranties Regarding Tax Effect.  Notwithstanding any provision of this Plan to the contrary, the Company, its Affiliates and Subsidiaries, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, provincial, local, foreign or other laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under this Plan including when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

23.19    Indemnification.  Subject to any limitations and requirements of Delaware law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer or Employee of the Company to whom authority was delegated in accordance with Article 3 and acting in good faith, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability or expense is a result of his/her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

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THE TORO COMPANY 8111 LYNDALE AVENUE SOUTH BLOOMINGTON, MN 55420-1196

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If you would like to reduce the costs incurred by The Toro Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 16, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M80962-P57562-Z64322	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE TORO COMPANY	For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following: 1. Election of Directors
	☐	☐	☐
Nominees:
01) Janet K. Cooper 02) Gary L. Ellis 03) Gregg W. Steinhafel

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain

2. Ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2015.							☐	☐	☐

3. Approval, on an advisory basis, of our executive compensation.							☐	☐	☐

4. Approval of The Toro Company Amended and Restated 2010 Equity and Incentive Plan.							☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote on any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.
For address changes and/or comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) on this proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

THE TORO COMPANY

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, March 17, 2015

1:30 p.m. CDT

The Toro Company

8111 Lyndale Avenue South

Bloomington, MN 55420

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement for the Annual Meeting of Shareholders on March 17, 2015, and

our 2014 Annual Report are available at www.thetorocompany.com/proxy

M80963-P57562-Z64322

The Toro Company 8111 Lyndale Ave South Bloomington, MN 55420	Proxy

This Proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on March 17, 2015.

The shares of stock held in this account or in a dividend reinvestment account will be voted as you specify on the reverse side or by telephone or Internet. Shares held in employee benefit plans for which a Proxy is not received will be voted by the trustee in the same proportion as votes actually cast by plan participants.

If no choice is specified, the Proxy will be voted “For” all nominees for Director and “For” Proposals 2, 3 and 4.

By signing, dating and returning this Proxy card, you revoke all prior proxies, including any Proxy previously given by telephone or Internet, and appoint M. J. Hoffman and T. P. Dordell, or either of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and on any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side